As filed with the Securities and Exchange Commission on April 12, 2010

Registration Statement No. 333-165556

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-11

FOR REGISTRATION
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Two Harbors Investment Corp.

(Exact Name of Registrant As Specified in Its Governing Instruments)

601 Carlson Parkway, Suite 330
Minnetonka, Minnesota 55305
(612) 238-3300

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Timothy O’Brien, Esq.
General Counsel
c/o Two Harbors Investment Corp.
601 Carlson Parkway, Suite 330
Minnetonka, Minnesota 55305
(612) 238-3300

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Stephen M. Quinlivan, Esq. Jill R. Radloff, Esq. Leonard, Street and Deinard, PA 150 South Fifth Street Suite 2300 Minneapolis, MN 55402 Tel: (612) 335-1500 Fax: (612) 335-1657	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 Tel: (212) 735-3574 Fax: (917) 777-3574

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b 2 of the Exchange Act. (Check One):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☒ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $.0.01 per share	$150,000,000.00	$10,695	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 12, 2010

14,000,000 Shares

Two Harbors Investment Corp.

Common Stock

We are selling 14,000,000 shares of common stock.

Our common stock is listed on the NYSE Amex under the symbol “TWO”. The closing price on the NYSE Amex on April 9, 2010, was $8.78 per share.

The underwriters have an option to purchase a maximum of 2,100,000 additional shares to cover over-allotments of shares.

We intend to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2009. To assist us in qualifying as a real estate investment trust, among other purposes, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “Risk Factors” on page 17.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us
Per Share	$	$	$
Total	$	$	$

Delivery of the shares of common stock will be made on or about       , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

Barclays Capital	JMP Securities	Keefe, Bruyette & Woods
Ladenburg Thalmann & Co. Inc.		Sterne Agee

The date of this prospectus is       , 2010.

TWO HARBORS INVESTMENT CORP.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “Two Harbors,” “we,” “our,” and “us” refer to Two Harbors Investment Corp., a Maryland corporation, together with its consolidated subsidiaries.

Our Company

We are a Maryland corporation focused on investing in, financing and managing residential mortgage-backed securities, or RMBS, and related investments, which we collectively refer to as our target assets. We intend to qualify as a real estate investment trust, or REIT, as defined under the Internal Revenue Code of 1986, as amended, or the Code.

We are externally managed by PRCM Advisers LLC. PRCM Advisers LLC is a wholly-owned subsidiary of our sponsor, Pine River Capital Management L.P., which we refer to as Pine River, a global multi-strategy asset management firm with an established track record of investing in our target assets and fixed income securities.

Our objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividends and secondarily through capital appreciation. We selectively acquire and manage an investment portfolio of our target assets, which is constructed to generate attractive returns through market cycles. We focus on security selection and implement a relative value investment approach across various sectors within the residential mortgage market. Our target assets include the following:

•	Agency RMBS, meaning RMBS whose principal and interest payments are guaranteed by the Government National Mortgage Association (or Ginnie Mae), the Federal National Mortgage Association (or Fannie Mae), or the Federal Home Loan Mortgage Corporation (or Freddie Mac),
•	Non-Agency RMBS, meaning RMBS that are not issued or guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac, and
•	Financial assets other than RMBS, comprising approximately 5% to 10% of the portfolio.

We seek to deploy moderate leverage as part of our investment strategy. We generally finance our target assets through short-term borrowings structured as repurchase agreements. We may also finance portions of our portfolio through non-recourse term borrowing facilities and equity financing provided by government programs, if such financing becomes available.

We recognize that investing in our target assets is competitive and that we compete with other investment vehicles for attractive investment opportunities. We rely on our management team and Pine River, who have developed strong relationships with a diverse group of financial intermediaries. In addition, we have benefited and expect to continue to benefit from Pine River’s analytical and portfolio management expertise and infrastructure. We believe that our significant focus on the RMBS area, the extensive RMBS expertise of our investment team, our strong analytics and our disciplined relative value investment approach give us a competitive advantage versus our peers.

We commenced operations on October 28, 2009, upon completion of a merger with Capitol Acquisition Corp., or Capitol. At the closing of the merger, after deducting transaction costs and expenses and payments to Capitol stockholders, we had approximately $124 million in cash available to fund investments and operations.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our initial taxable period ended December 31, 2009. To qualify as a REIT we will be required to meet certain investment and operating tests and annual distribution requirements. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income to stockholders and maintain our intended qualification as a REIT. However, certain activities that we may perform may cause us to earn income which will not be qualifying income for REIT purposes. We have preserved Capitol as a taxable REIT subsidiary, or TRS, as defined in the Code, to engage in such activities, and we may in the future form additional TRSs. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act.

Our Manager

We are externally managed and advised by PRCM Advisers LLC, a wholly-owned subsidiary of Pine River. Founded in 2002, with offices in New York, London, Hong Kong, San Francisco and Minnetonka, Minnesota, Pine River is a global multi-strategy asset management firm providing comprehensive portfolio management, transparency and liquidity to institutional and high net worth investors.

Pine River formed PRCM Advisers LLC for the purpose of providing management services to us. PRCM Advisers LLC is responsible for administering our business activities and day-to-day operations. Pursuant to the terms of a management agreement between us and PRCM Advisers LLC, PRCM Advisers LLC provides us with our management team, including our officers, along with appropriate support personnel. In addition, PRCM Advisers LLC provides us with the expertise of Pine River’s fixed income team, proprietary analytical tools and appropriate fund infrastructure. PRCM Advisers LLC is at all times subject to the supervision and oversight of our board of directors. Each of our officers is an employee or partner of Pine River. We do not have any employees. We do not pay any of our officers any cash compensation. Rather, we pay PRCM Advisers LLC a 1.5% annual base management fee pursuant to the terms of the management agreement and the allocable share of the compensation paid by PRCM Advisers LLC to its personnel serving as our principal financial officer and general counsel and other reimbursable costs under the management agreement and shared facilities and services agreement. We do not pay PRCM Advisers LLC any incentive-based fees or other incentive-based compensation.

Through our relationship with PRCM Advisers LLC, we benefit from Pine River’s disciplined and highly analytical investment approach, extensive long-term relationships in the financial community, and established infrastructure. Pine River’s disciplined investment approach utilizes a cross-product approach, conducting top-down market assessments with respect to various subsets of the RMBS market in order to identify the most attractive segments and investment opportunities. Our security selection process leverages proprietary and third party analytic tools to conduct a detailed analysis of factors that influence our target assets. We select our RMBS based on factors that include extensive analysis of the underlying loans, including prepayment trends, average remaining life, amortization schedules, fixed versus floating interest rates, geographic concentration, property type, loan-to-value ratios and credit scores.

Pine River’s fixed income team has broad experience in managing Agency RMBS, non-Agency RMBS and other mortgage-related assets through a variety of credit and interest rate environments and has demonstrated the ability to generate attractive risk-adjusted returns under different market conditions and cycles, on both a levered and unlevered basis. Pine River maintains extensive long-term relationships with financial intermediaries including prime brokers, investment banks, broker-dealers and asset custodians. These relationships enhance PRCM Advisers LLC’s ability to source, finance, protect and hedge our investments and, thus, enable us to succeed in various credit and interest rate environments. We also benefit from Pine River’s comprehensive finance, operational and administrative infrastructure, including its risk management and accounting operations, as well as its legal, compliance and software development teams.

As of December 31, 2009, Pine River had net assets under management, including the Two Harbors stockholders’ equity of approximately $122 million, of approximately $1.5 billion, of which approximately $650 million is dedicated to mortgage strategies. Pine River employed 67 employees globally, including 24 investment professionals, and has successfully maintained low employee attrition.

Our Investment Strategy

Our objective is to provide attractive risk-adjusted returns to our stockholders over the long-term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by constructing a well-balanced portfolio consisting primarily of RMBS, with a focus on managing various associated risks, including interest rate, prepayment, mortgage spread and financing risk. Consistent with the objective of achieving attractive risk-adjusted returns over various market cycles, PRCM Advisers LLC intends to maintain a balanced approach to these various risks.

We rely on PRCM Advisers LLC’s expertise in identifying assets within our target asset classes. PRCM Advisers LLC makes investment decisions based on a rigorous security selection process that takes into consideration a variety of factors, including expected cash yield, risk-adjusted returns, current and projected credit fundamentals, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, liquidity, cost of financing and financing availability. In all cases, we select securities in such a way as to maintain our REIT qualification and our exemption from registration under the 1940 Act.

Our Investments

Our Target Assets

Our target asset classes and the principal investments we have made and expect to make are as follows:

Agency RMBS	Agency RMBS collateralized by either fixed rate mortgage loans, adjustable rate mortgage loans or hybrid mortgage loans, or derivatives thereof, including:
• mortgage pass-through certificates;
• collateralized mortgage obligations;
• Freddie Mac certificates;
• Fannie Mae certificates;
• Ginnie Mae certificates;
• “to-be-announced” forward contracts; and
• interest-only and inverse interest-only securities.
Non-Agency RMBS	Non-Agency RMBS collateralized by prime mortgage loans, Alt-A mortgage loans and subprime mortgage loans, which may have fixed rate, adjustable rate or hybrid rate terms.
Non-Agency RMBS includes both senior and mezzanine RMBS. Senior RMBS refers to non-Agency RMBS that represent the senior-most tranches — that is, the tranches which have the highest priority claim to cash flows from the related collateral pool, within the RMBS structure. Mezzanine RMBS refers to subordinated tranches within the collateral pool. The non-Agency RMBS we purchase may include investment-grade and non-investment grade classes, including non-rated securities.
Hybrid mortgage loans have terms with interest rates that are fixed for a specified period of time and, thereafter, generally adjust periodically to an increment over a specified interest rate index. ARMs refer to hybrid and adjustable-rate mortgage loans which typically have interest rates that adjust periodically to an increment over a specified interest rate index.
Assets other than RMBS	Non-real estate investments including non-mortgage related securities and certain hedging transactions that may produce non-qualifying income for purposes of the REIT gross income tests.

Our investment portfolio at December 31, 2009 primarily consisted of RMBS. After the consummation of this offering, we expect that our investment portfolio will continue to consist primarily of RMBS, subject to our REIT qualification and our 1940 Act exemption.

Our Investment Activities

At December 31, 2009, we had total assets of approximately $538.4 million, of which $494.5 million, or 91.8%, represented our RMBS portfolio. At December 31, 2009, $417.8 million, or 84.5% of our RMBS portfolio was comprised of Agency RMBS, $54.1 million, or 10.9% of our RMBS portfolio was comprised of senior non-Agency RMBS, and the remaining $22.6 million, or 4.6% was comprised of other non-Agency RMBS.

Our Investment Portfolio

	As of December 31, 2009
	Carrying Value	Yield(1)
Total Agency RMBS	417,820,016	3.2%
Total Non-Agency RMBS(2)	76,644,851	13.1%
Total	$494,464,867	4.7%

(1)	Actual realized yields will depend on a number of factors that cannot be predicted with certainty, including realized prepayment speeds for Agency RMBS. In addition to prepayment speeds, actual yields will depend on the timing and extent of loan defaults and recoveries for Non-Agency RMBS. Estimated yields do not include any costs of operating or managing Two Harbors and are not an indication of estimated earnings.
(2)	As of December 31, 2009, the senior non-agency RMBS totaled $54 million, which were not at target asset levels of approximately $75.0 million.

Investment Guidelines

Our board of directors has adopted the following investment guidelines:

•	no investment shall be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;
•	no investment shall be made that would cause us to be regulated as an investment company under the 1940 Act;
•	we will primarily invest within our target assets, consisting primarily of Agency RMBS and non-Agency RMBS; approximately 5% to 10% of our portfolio may include assets other than RMBS; and
•	until appropriate investments can be identified, we will invest available cash in interest-bearing and short-term investments that are consistent with (i) our intention to qualify as a REIT, and (ii) our exemption from “investment company” status under the 1940 Act.

These investment guidelines may be changed from time to time by our board of directors without the approval of our stockholders.

Within the constraints of the foregoing investment guidelines, PRCM Advisers LLC has broad authority to select, finance and manage our investment portfolio. As a general matter, our investment strategy is designed to enable us to:

•	build an investment portfolio consisting of Agency RMBS and non-Agency RMBS that will generate attractive returns while having a moderate risk profile;
•	manage financing, interest rate, prepayment rate and credit risks;
•	capitalize on discrepancies in the relative valuations in the mortgage market; and
•	provide regular quarterly distributions to stockholders.

Within the requirements of the investment guidelines, PRCM Advisers LLC makes determinations as to the percentage of our assets that will be invested in each of our target assets. PRCM Advisers LLC’s decisions depend on prevailing market conditions and change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our assets that will be invested in any of our target asset classes at any given time. We believe that the diversification of our portfolio of assets and the flexibility of our strategy, combined with PRCM Advisers LLC’s and its affiliates’ expertise, will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles.

Our Financing Strategy

We deploy moderate leverage to increase potential returns to our stockholders and to fund the acquisition of our assets. We are not required to maintain any particular leverage ratio. The amount of leverage we deploy for particular investments in our target assets depends upon an assessment of a variety of factors, which may include the anticipated liquidity and price volatility of our assets; the gap between the duration of assets and liabilities, including hedges; the availability and cost of financing the assets; our opinion of the credit worthiness of financing counterparties; the health of the U.S. economy and residential mortgage-related markets; our outlook for the level, slope, and volatility of interest rates; the credit quality of the loans we acquire; the collateral underlying our Agency RMBS and non-Agency RMBS; and our outlook for asset spreads relative to the London Interbank Offered Rate, or LIBOR, curve.

Our primary financing sources are repurchase agreements. We may use repurchase agreements to deploy, on a debt-to-equity basis, up to ten times leverage on our Agency RMBS assets, but we are not required to maintain any particular leverage ratio. We expect under current market conditions to deploy limited leverage on our non-Agency RMBS through the use of repurchase agreements. In the future, we may pursue additional leverage in conjunction with financings that may be available from traditional private sources of lending or under programs established by the U.S. government. In the current economic climate, repurchase lenders generally advance approximately 90% to 95% of the market value of the Agency RMBS financed (meaning a 5% to 10% discount from market value, or haircut) and 50% to 65% of the market value on the non-Agency RMBS financed (meaning a 35% to 50% haircut). A significant decrease in advance rate or an increase in the haircut could result in our having to sell securities in order to meet additional margin requirements by the lender. We expect to mitigate our risk of margin calls by deploying a prudent amount of leverage that is below what could be used under current advance rates.

In order to reduce our exposure to counterparty-related risk, we generally seek to diversify our exposure by entering into repurchase agreements with multiple counterparties. As of April 12, 2010, we had repurchase agreements in place with nine counterparties. At December 31, 2009, we had $411.9 million of outstanding balances under repurchase agreements with six counterparties, with a maximum net exposure (the difference between the amount loaned to us, including interest payable, and the value of the securities pledged by us as collateral, including accrued interest receivable on such securities) to any single lender of $17.3 million.

Interest Rate Hedging and Risk Management Strategy

We enter into derivative financial instruments, or hedging instruments, to hedge all or a portion of the interest rate risk on our LIBOR-based repurchase agreements. At December 31, 2009, our hedging instruments consisted solely of swaps, which are used to lock-in fixed interest rates over the term of the swap, related to a portion of our existing and anticipated future repurchase agreements. At December 31, 2009, we were a party to fixed-rate swaps with an aggregate notional amount of $100.0 million.

Dividend Policy

We intend to continue to pay regular quarterly dividends to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. Subject to the requirements of the Maryland General Corporation Law, we intend to pay regular quarterly dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our board of directors. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service requirements on our repurchase agreements and other debt payable. If our cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to pay cash dividends or we may make a portion of the required dividend in the form of a taxable stock dividend or dividend of debt securities.

On December 21, 2009, we declared a dividend of $0.26 per share of common stock to stockholders of record as of December 31, 2009, and paid such dividend on January 26, 2010. On March 12, 2010, we declared a dividend of $0.36 per share of common stock to stockholders of record as of March 31, 2010 and will pay such dividend on April 23, 2010. Investors in this offering will not be entitled to receive this dividend.

Our Competitive Advantages

Our investment strategy is focused on utilizing our underlying core strengths, described below in further detail, which we believe offer competitive advantages in the marketplace:

Significant Experience of Our Management Team

We believe that the extensive experience of our management team and, through our relationship with PRCM Advisers LLC, the officers and employees of Pine River provides us with significant expertise across our target assets. Pine River’s fixed income investment team has managed Agency RMBS, non-Agency RMBS and other mortgage-related assets through a variety of credit and interest rate environments and has demonstrated strong ability to generate attractive risk-adjusted returns under different market conditions, on both a levered and unlevered basis.

The senior members of our research and investment team have an average of 22 years of experience in mortgage-backed securities investing, including experience in performing advisory services for investment banks, funds, other investment vehicles, and other managed and discretionary accounts. Our Co-Chief Investment Officers are Steven Kuhn and William Roth. Mr. Kuhn is a Partner of Pine River, and joined the firm in January 2008. He has 16 years of experience investing in RMBS and other fixed income securities for Goldman Sachs Asset Management, Citadel and Cargill. Mr. Roth joined Pine River in June 2009, and has 28 years of experience working for Salomon Brothers and Citigroup in mortgage-backed and asset-backed securities markets. The fixed income investment team also includes seasoned traders, analysts and risk managers, and is backed by Pine River’s extensive infrastructure in the areas of credit analysis, trade execution, risk management, valuation, accounting, operations, corporate governance and law.

Disciplined Relative Value Investment Approach

Disciplined security selection is a key element of our strategy. We are, in essence, a relative value investor in mortgage-backed securities. PRCM Advisers LLC uses a cross-product approach, conducting top-down market assessments with respect to various subsets of the RMBS market in order to identify the most attractive segments and investment opportunities. In employing this detailed analysis, PRCM Advisers LLC seeks to best capture market inefficiencies and identify the most mispriced securities. We select our RMBS based on factors that include extensive analysis of the underlying loans, including prepayment trends, average remaining life, amortization schedules, fixed versus floating interest rates, geographic concentration, property type, loan-to-value ratios and credit scores. Considering the multi-trillion dollar size of the U.S. RMBS market, we can be very selective with our investments and buy only the securities we deem to be the most attractive. We believe this holistic, relative-value approach to the non-Agency and Agency RMBS investments may achieve higher risk-adjusted returns than an approach that focuses on a single sector of the residential mortgage market.

Portfolio Construction

Our objective is to provide attractive risk-adjusted returns to our stockholders over the long-term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by constructing a well-balanced portfolio consisting primarily of RMBS, with a focus on managing various associated risks, including interest rate, prepayment, mortgage spread and financing risk. PRCM Advisers LLC uses its fixed income investment team’s expertise across a broad range of asset classes within the RMBS markets to build a portfolio that seeks to balance income, cash, capital appreciation, leverage and the aforementioned risks. Through the careful and disciplined selection of assets, and continual portfolio monitoring, we seek to build and maintain an investment portfolio that provides value to stockholders over time both in absolute terms and relative to other RMBS portfolios.

Access to PRCM Advisers LLC’s Analytical Tools, Infrastructure and Expertise

Our experienced investment team constructs and manages our RMBS investment portfolio through the use of focused qualitative and quantitative analysis, which helps us manage risk on a security-by-security and portfolio basis. We rely on a variety of proprietary and third party analytical tools and models, which we customize to our needs. We focus on in-depth analysis of the numerous factors that influence our target assets, including:

•	fundamental market and sector review;
•	cash flow analysis;
•	disciplined security selection;
•	controlled risk exposure; and
•	prudent balance sheet management.

We also use these tools to guide the hedging strategies developed by PRCM Advisers LLC to the extent consistent with the requirements for qualification as a REIT.

In addition, through PRCM Advisers LLC we have access to Pine River’s proprietary technology management platform, called Everest, to track investments and to monitor investment risk across asset classes. Everest collects and stores real-time market data, and integrates market performance with portfolio holdings and proprietary risk models to measure the risk positions in our portfolios. This measurement system portrays overall portfolio risk and risk sources.

Our focus on loan level and local market analysis allows us to track and understand borrower performance, which we consider key in our overall investment strategy. Our ability to track real-time variables such as market specific home prices and unemployment rates provides us with valuable insights and helps with specific asset selection decisions. We believe that sophisticated analysis of both macro- and micro-economic factors will enable us to manage cash flow and distributions while preserving our stockholders’ capital.

Through a shared facilities and services agreement with Pine River, PRCM Advisers LLC has access to analytical and portfolio management capabilities to aid in security selection and risk management. We capitalize on the market knowledge and ready access to data across our target markets that PRCM Advisers LLC and its affiliates obtain through their established platform. We also benefit, through PRCM Advisers LLC, from Pine River’s comprehensive finance, operational and administrative infrastructure, including its risk management and financial reporting and accounting operations, as well as its business development, legal and compliance, operations and settlement and software development teams.

Extensive Strategic Relationships and Experience of PRCM Advisers LLC and its Affiliates

PRCM Advisers LLC and its affiliates maintain extensive long-term relationships with financial intermediaries including prime brokers, investment banks, broker-dealers and asset custodians. We believe these relationships enhance our ability to source, finance, protect and hedge our investments and, thus, enable us to succeed in various credit and interest rate environments. Members of the fixed income investment team have many years of experience and well-established contacts within the RMBS industry, and are able to bring their personal relationships to bear for our benefit and the benefit of our stockholders.

Recent Developments

Based on preliminary estimates, Two Harbors expects book value at March 31, 2010 to be in the range of $9.35 to $9.40 per share, as compared to book value of $9.08 per share at December 31, 2009. The increase in book value from December 31, 2009 is principally attributable to realized and unrealized valuation gains on our RMBS portfolio.

Our unrealized gains and losses on our RMBS and derivative portfolios can fluctuate from period to period depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates, changes in default rates and prepayment speeds, and other changes in market conditions and economic trends. Therefore, you should not assume that our performance (as measured by the change in our book value per share) for the three month period ended March 31, 2010 is indicative of what our performance is likely to be for the three month period ending June 30, 2010 or other future periods.

The expected book value reported above does not include any estimated pro forma adjustment for the results of this offering, but does reflect the accrual of approximately $4.8 million, or $0.36 per share, for payment of a dividend on common, payable on April 23, 2010, to stockholders of record as of March 12, 2010.

You should consider this preliminary estimate of our expected book value per share as of March 31, 2010, in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes included elsewhere if this prospectus.

This preliminary estimate of our expected book value per share as of March 31, 2010, is subject to revision as we prepare our interim financial statements (including all disclosures required by U.S. GAAP) as of and for the quarter ended March 31, 2010. Factors that could cause this preliminary estimate to differ include, but are not limited to (i) additional adjustments in our calculation of our financial results or our book value as of the quarter end date, or the application of accounting principles, (ii) our discovery of new information that alters our expectations about our first quarter results, or impacts valuation methodologies underlying these results, (iii) errors in our assessment of our portfolio value, and (iv) accounting changes, as required by U.S. GAAP. This preliminary estimate has not been reviewed by our independent registered public accounting firm and is therefore subject to modification in the course of their review of our full financial results for the first quarter.

Summary Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 17 of this prospectus before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

•	We are dependent on PRCM Advisers LLC for our success. In addition, we rely on our financing opportunities relating to our repurchase agreement financings that have been and will be facilitated and/or provided by PRCM Advisers LLC.
•	PRCM Advisers LLC has limited experience operating a REIT or managing a portfolio of our target assets on a leveraged basis and we cannot assure you that PRCM Advisers LLC’s past experience will be sufficient to successfully manage our business as a REIT with such a portfolio.
•	We have a limited operating history and may not be able to successfully operate our business or generate sufficient revenue or sustain payment of dividends to our stockholders.
•	There are conflicts of interest in our relationship with PRCM Advisers LLC, which could result in decisions that are not in the best interests of our stockholders.
•	Our board of directors approved very broad investment guidelines for PRCM Advisers LLC and does not approve each investment and financing decision made by PRCM Advisers LLC.
•	We may change any of our strategies, policies or procedures without stockholder consent.
•	There can be no assurance that the actions of the U.S. government, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies for the purpose of stabilizing the financial markets, including the establishment of the Federal Reserve System’s Term Asset-Backed Securities Loan Facility, or TALF, and the U.S. government’s Public-Private Investment Program, or PPIP, or market responses to those actions, will achieve the intended effect, and our business may not benefit from these actions and further government actions, or the cessation or curtailment of current U.S. government programs and/or participation in the mortgage and securities markets, or market developments could adversely impact us.

•	We use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic or financial conditions are unfavorable.
•	Our inability to access repurchase agreement or other non-governmental sources of financing would have a material adverse affect on our business.
•	An increase in our borrowing costs relative to the interest we receive on investments in our target assets may adversely affect our profitability and our cash available for distribution to our stockholders.
•	Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for paying dividends to our stockholders.
•	Our investments may be concentrated and will be subject to risk of default. Continued adverse developments in the residential and commercial mortgage markets, including increases in defaults, credit losses and liquidity concerns, could make it difficult for us to borrow money to acquire our target assets on a leveraged basis, on attractive terms or at all, which could adversely affect our profitability.
•	The mortgage loans underlying the non-Agency RMBS that we acquire are subject to defaults, foreclosure timeline extension, fraud and residential and commercial price depreciation, and unfavorable modification of loan principal amount, interest rate and amortization of principal, which could result in losses to us.
•	An increase in interest rates may cause a decrease in the volume of certain of our target assets, which could adversely affect our ability to acquire target assets that satisfy our investment objectives and to generate income and pay dividends.
•	Prepayment rates may adversely affect the value of our investment portfolio.
•	We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments in our target assets and could also affect the pricing of these target assets.
•	Our failure to qualify as a REIT would subject us to U.S. federal income tax and potentially increased state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.
•	Complying with REIT requirements may cause us to forego otherwise attractive investment opportunities or financing or hedging strategies.
•	Maintenance of our 1940 Act exemption imposes limits on our operations.

Our Structure

The following chart shows our structure subsequent to the completion of the merger with Capitol. We conduct substantially all of our operations through our wholly-owned subsidiary, Two Harbors Operating Company LLC, or the Subsidiary LLC. The Subsidiary LLC in turn conducts its business through two subsidiaries: Two Harbors Asset I, LLC, which holds most of our RMBS and other assets; and Capitol, which we have elected to treat as a TRS, and which holds certain non-RMBS assets and conducts certain hedging activity.

Management Agreement

We have entered into a management agreement with PRCM Advisers LLC, a wholly-owned subsidiary of Pine River. Pursuant to the management agreement, PRCM Advisers LLC implements our business strategy and performs certain services for us, subject to oversight by our board of directors. PRCM Advisers LLC is responsible for, among other duties, (i) performing all of our day-to-day functions, (ii) determining investment criteria in conjunction with our board of directors, (iii) sourcing, analyzing and executing investments, asset sales and financings, and (iv) performing asset management duties.

The initial term of the management agreement expires on October 28, 2012, with automatic one-year renewals at the end of the initial term and each year thereafter. Our independent directors review PRCM Advisers LLC’s performance annually and, following the initial term, the management agreement may be terminated annually by us without cause upon the vote of at least two-thirds of our independent directors or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon: (i) PRCM Advisers LLC’s unsatisfactory performance that is materially detrimental to us or (ii) our determination that the management fees payable to PRCM Advisers LLC are not fair, subject to PRCM Advisers LLC’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We are required to provide PRCM Advisers LLC with 180 days’ prior notice of such termination. Upon termination without cause, we will pay a termination fee to PRCM Advisers LLC. We will also pay a termination fee to PRCM Advisers LLC if PRCM Advisers LLC terminates the management agreement due to our material breach of such agreement. We may terminate the management agreement with 30 days’ prior notice from our board of directors, without payment of a termination fee, for cause, as defined in the management agreement. PRCM Advisers LLC may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, and may also decline to renew the management agreement by providing us with 180 days’ prior notice, in either case of which we would not be required to pay a termination fee.

Base Management Fee

The base management fee paid to PRCM Advisers LLC is 1.5% of our stockholders’ equity per annum, calculated and payable quarterly in arrears. There is no incentive-based or performance-based component of PRCM Advisers LLC’s compensation.

For purposes of calculating the management fee, our stockholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we have paid for repurchases of our common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in accounting principles generally accepted in the United States of America, or GAAP, and certain non-cash items after discussions between PRCM Advisers LLC and our independent directors and approval by a majority of our independent directors. To the extent asset impairments reduce our retained earnings at the end of any completed calendar quarter it will reduce the base management fee for such quarter. Our stockholders’ equity for the purposes of calculating the base management fee could be greater than the amount of stockholders’ equity shown on the consolidated financial statements.

Expense Reimbursement

We reimburse PRCM Advisers LLC for (i) in the event PRCM Advisers LLC were to hire its own personnel, our allocable share of the compensation paid by PRCM Advisers LLC to its personnel serving as our principal financial officer and general counsel and personnel employed by PRCM Advisers LLC as inhouse legal, tax, accounting, consulting, auditing, administrative, information technology, valuation, computer programming and development and back-office resources to us and (ii) any amounts for personnel of PRCM Advisers LLC’s affiliates arising under a shared facilities and services agreement.

Termination Fee

Upon termination of the management agreement by us without cause or by PRCM Advisers LLC due to our material breach of the management agreement, we are required to pay a termination fee equal to three times the sum of the average annual base management fee earned by PRCM Advisers LLC during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

Conflicts of Interest

We are dependent on PRCM Advisers LLC for our day-to-day management and do not have any independent officers or employees. Each of our executive officers, as well as Brian Taylor and Thomas Siering who are non-independent directors, is also an employee or partner of Pine River, which is the parent company of PRCM Advisers LLC. Our management agreement was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party. Our executive officers are not required to devote a specific amount of time to our affairs and are permitted to engage in other business activities, including activities for Pine River, which may reduce the time PRCM Advisers LLC and its officers and personnel spend managing us.

We compete for investment opportunities directly with other clients of Pine River and its affiliates. Further, Pine River and its affiliates may in the future form additional funds or sponsor additional investment vehicles and ventures that have objectives overlapping with our objectives and therefore may compete with us for investment opportunities.

In allocating investment opportunities among us and any funds or accounts managed or advised by Pine River, each of which we refer to as a Pine River Fund, Pine River and PRCM Advisers LLC are guided by the principles that they will treat all clients fairly and equitably, they will not arbitrarily distinguish among clients, and they will not favor one client over another. In allocating a specific investment opportunity among us and the Pine River Funds, Pine River and PRCM Advisers LLC will make a determination, exercising their judgment in good faith, as to whether the opportunity is appropriate for each client. Factors in making such a determination may include a client’s liquidity, the client’s overall investment strategy and objectives, the composition of the client’s existing portfolio, the size or amount of the available opportunity, the characteristics of the securities involved, the liquidity of the markets in which the securities trade, the risks involved, and other factors relating to the client and the investment opportunity. Pine River and/or PRCM

Advisers LLC are not required to provide every opportunity to every client. If Pine River and/or PRCM Advisers LLC determine that an investment opportunity is appropriate for both us and a Pine River Fund, then Pine River and PRCM Advisers LLC will allocate that opportunity in a manner that they determine, exercising their judgment in good faith, to be fair and equitable, taking into consideration all allocations among us and the Pine River Fund taken as a whole.

Operating and Regulatory Structure

REIT Qualification

We intend to elect to qualify as a REIT under the Code, commencing with our taxable period ended on December 31, 2009. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and we intend to conduct our operations in a manner which will enable us to meet the requirements for qualification and taxation as a REIT.

As long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the REIT taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property.

1940 Act Exemption

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. The 1940 Act exempts entities that are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate,” or qualifying interests. Under the current interpretation of the staff of the U.S. Securities and Exchange Commission, or SEC, in order to qualify for this exemption, we must maintain (i) at least 55% of our assets in qualifying interests (referred to as the 55% Test) and (ii) at least 80% of our assets in real estate related assets including qualifying interests (referred to as the 80% Test). In meeting the 55% Test, we treat as qualifying interests those RMBS issued with respect to an underlying pool as to which we own all of the issued certificates. RMBS that do not represent all of the certificates issued (i.e., an undivided interest) with respect to the entire pool of mortgages (i.e., a whole pool) underlying such RMBS may be treated as securities separate from such underlying mortgage loans and, thus, may not be considered qualifying interests for purposes of the 55% Test; however, such RMBS would be considered real estate related assets for purposes of the 80% Test. Therefore, for purposes of the 55% Test, our ownership of these types of RMBS is limited by the provisions of the 1940 Act. If the SEC or its staff were to adopt a contrary interpretation, we could be required to sell a substantial amount of our RMBS under potentially adverse market conditions. Further, in order to ensure that at all times we qualify for this exemption from the 1940 Act, we may be precluded from acquiring RMBS with a yield higher than the yield on RMBS that could be otherwise purchased in a manner consistent with this exemption. Accordingly, we monitor our compliance with both the 55% Test and the 80% Test in order to maintain our exempt status under the 1940 Act.

Restrictions on Ownership of Our Common Stock

To assist us in complying with the REIT limitations on the concentration of ownership imposed by the Code, among other purposes, our charter prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. Our board of directors may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with certain representations and undertakings required by our charter and other evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. Our charter also prohibits any person from, among other things: (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code, or otherwise cause us to fail to qualify as a REIT; and (2) transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons.

Our Corporate Information

Our headquarters are located at 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305 and our telephone number is (612) 238-3300. We maintain a website at www.twoharborsinvestment.com; however, the information found on this website is not a part of this prospectus.

Summary Selected Financial and Other Data

	At December 31,
Balance Sheet Data:	2009(1)	2008(1)
Available-for-sale securities	$494,464,867	—
Total assets	538,365,409	262,095,130
Repurchase agreements	411,892,510	—
Total stockholders’ equity	121,720,767	184,161,891

	At or for the Year Ended December 31,		At or for the Period from June 26, 2007 (inception) through December 31, 2007(1)
Income Statement Data:	2009(1)	2008(1)
Interest income	$2,866,053	$4,442,222	$1,474,220
Interest expense	131,510	—	—
Net interest income	2,734,543	4,442,222	1,474,220
Other income	699,632	—	—
Management fees	325,654	—	—
Operating expenses	12,171,343	1,059,606	140,999
Net (loss) income before income taxes	(9,062,822)	3,382,616	1,333,221
Benefit from (provision for) income taxes	318,291	(1,088,083)	(618,648)
Net (loss) income	$(8,744,531)	$2,294,533	$714,573
Accretion of Trust Account income relating to common stock subject to possible conversion	(92,872)	(235,706)	—
Net (loss) income attributable to other common stockholders	$(8,837,403)	$2,058,827	$714,573
Basic and diluted (loss) earnings per share	$(0.39)	$0.08	$0.06
Dividends declared per common share	$0.26	$—	$—
Basic and diluted weighted average shares outstanding	22,941,728	24,936,558	11,602,789

(1)	Capitol, the accounting acquirer in the merger completed on October 28, 2009, was formed on June 26, 2007 as a development stage company. As such, our results of operations are presented for only the periods set forth above. Comparability of the financial data is affected by the merger with Capitol.

Core Earnings and Adjusted Core Earnings:	For the Year Ended December 31, 2009(2)
Reconciliation of net (loss) income attributable to other common stockholders to adjusted core earnings:
Net (loss) income attributable to other common stockholders	$(8,837,403)
Adjustments for non-core earnings:
Gain on sales of securities, net	(335,966)
Unrealized gain on interest rate swap agreements	(363,666)
Eliminate tax charge for unrealized gain on interest rate swap agreements	123,646
Core earnings	$(9,413,389)
Adjustments for non-recurring expenses:
Costs associated with business combination	9,572,218
Costs associated with Capitol (pre-merger)	1,346,747
Eliminate tax benefits driven by costs associated with Capitol	(441,937)
Adjusted core earnings	$1,063,639
Shares outstanding at period end	13,379,209
Adjusted core earnings per share outstanding	NM

NM = not meaningful

(2)	Capitol, the accounting acquirer in the merger completed on October 28, 2009 was formed on June 26, 2007 as a development stage company. As such, the results of operations for the year ended December 31, 2009 represent Capitol’s results until the consummation of the merger and our results for the remainder of the year. In addition, comparability of our results of operations for the year ended December 31, 2009 to prior is affected by the merger with Capitol.

Core Earnings and Adjusted Core Earnings represent non-GAAP financial measures that are calculated as shown in the table above. Management uses Core Earnings and Adjusted Core Earnings to evaluate results of the business. We believe that analyzing the trends of the underlying business is aided by use of Core Earnings due to the significant impact this measure has on comparability from period to period. We believe that analyzing the trends of the underlying business is aided by use of Adjusted Core Earnings because costs associated with the business combination with the merger with Capitol are not expected to be incurred in the future.

The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.

THE OFFERING

Common stock offered by us
14,000,000 shares (plus up to an additional 2,100,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option).
Common stock to be outstanding after this offering
27,379,209 shares.(1)
Use of Proceeds
We plan to use all of the net proceeds from this offering as described above to acquire our target assets in accordance with our objectives and strategies described in this prospectus. See “Use of Proceeds.” Our focus will be on purchasing Agency RMBS, non-Agency RMBS, and certain non-real estate investments including certain hedging transactions that may produce non-qualifying income for purposes of the REIT gross income tests. Prior to the time we have fully used the net proceeds of this offering to acquire our target assets, we may fund our quarterly distributions out of such net proceeds.
Dividend Policy
We intend to continue to make regular quarterly distributions to holders of our common stock consistent with maintaining our REIT qualification for U.S. federal income tax law purposes. On December 21, 2009, we declared a dividend of $0.26 per share of common stock to stockholders of record as of December 31, 2009 and paid such dividend on January 26, 2010. On March 12, 2010, we declared a dividend of $0.36 per share of common stock to stockholders of record as of March 31, 2010, and we intend to pay such dividend on April 23, 2010. Investors in this offering will not be entitled to receive this dividend. For more information, see “Dividend Policy.”
Listing
Our common stock is listed on the NYSE Amex under the symbol “TWO”.
Transfer Restrictions
To assist us in qualifying as a REIT, ownership of shares of our common stock by any person is limited, with certain exceptions, to 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of common stock and 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding capital stock.
Record Date for Annual Meeting
The record date to vote on matters considered at our annual meeting of stockholders to be held on June 14, 2010, is April 19, 2010. As a result purchasers of shares in this offering will not be entitled to vote on such matters.
Risk Factors
Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 17 of this prospectus and all other information in this prospectus before investing in our common stock.

(1)	Excludes 2,100,000 shares of our common stock that we may issue and sell upon exercise of the underwriters’ over allotment option in full.

RISK FACTORS

The following is a summary of the risk factors that we believe are most relevant to our business. These are factors which, individually or in the aggregate, we think could cause our actual results to differ significantly from anticipated or historical results. In addition to understanding the key risks described below, investors should understand that it is not possible to predict or identify all risk factors, and consequently, the following is not a complete discussion of all potential risks or uncertainties.

Risks Related to Our Business and Operations

The value of your investment is subject to the significant risks affecting REITs, and mortgage REITs in particular, described below. If any of the events described below occur, our business, financial condition, liquidity and/or results of operations could be adversely affected in a material way. This could cause the price of our common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment.

We operate in a highly competitive market and competition may limit our ability to acquire desirable assets.

We operate in a highly competitive market. Our profitability depends, in large part, on our ability to acquire target assets at favorable prices. In acquiring assets, we compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds, commercial and investment banks, commercial finance and insurance companies, governmental entities and other financial institutions. Many of our competitors are substantially larger and have greater financial, technical, marketing and other resources than we do. Furthermore, competition for assets may lead to the price of such assets increasing and their availability decreasing, which may limit our ability to generate desired returns.

The RMBS investment strategy that PRCM Advisers LLC’s owner, Pine River, employs on behalf of other clients is different from the investment strategy that we employ.

PRCM Advisers LLC draws upon the experience of Pine River’s fixed income investment team in implementing our investment and financing strategies. However, the investment strategy that Pine River has employed in connection with other RMBS investments is different from the investment strategy that we employ in several important respects. In particular, Pine River has typically traded actively in fixed-rate, adjustable and interest-only RMBS, including collateralized mortgage obligations and “to-be-announced” forward contracts, or TBAs, and equity investments in REITs, and actively hedged its trading positions. By contrast, we seek to invest primarily in Agency and non-Agency RMBS with a buy-and-hold emphasis, and we do not anticipate actively trading our assets. Our investment strategy may further differ from that of Pine River’s funds, in that we may use greater leverage with regard to our investments in Agency RMBS. Further, unlike the Pine River funds, we are constrained by limitations on our investment strategy that are necessary in order to qualify as a REIT that is exempt from registration under the 1940 Act. In this regard, we place a greater emphasis than Pine River on owning securities representing 100% of the interests in a particular RMBS mortgage pool, or whole pool Agency RMBS, for purposes of maintaining our 1940 Act exemption.

We may change any of our strategies, policies or procedures without stockholder consent.

We may change any of our strategies, policies or procedures with respect to investments, asset allocation, growth, operations, indebtedness, financing strategy and distributions at any time without the consent of stockholders, which could result in our making investments that are different from, and possibly riskier than, the types of investments described in this prospectus. A change in strategy may increase our exposure to credit risk, interest rate risk, financing risk, default risk and real estate market fluctuations. These changes could adversely affect our financial condition, risk profile, results of operations, the market price of our common stock and our ability to make distributions to stockholders.

Difficult conditions in the mortgage and residential real estate markets, the financial markets and the economy generally may cause the market value of our RMBS assets to decline, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the mortgage and residential real estate markets, the financial markets and the economy generally. Recently, concerns about the mortgage market and a declining real estate market, as well as inflation, energy costs, geopolitical issues and the availability and cost of credit, have contributed to increased volatility and diminished expectations for the economy and financial markets going forward. The mortgage market has been adversely affected by the tightening of lending standards and general availability of credit and there is no assurance that these conditions have stabilized or that they will not worsen. This has an impact on new demand for homes, which will compress the home ownership rates and weigh heavily on future home price performance. There is a strong correlation between home price growth rates (or losses) and mortgage loan delinquencies. The further deterioration of the mortgage market may cause us to experience losses related to our assets. Declines in the market values of our investments may adversely affect our results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to stockholders.

There can be no assurance that the actions of the U.S. Government, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies for the purpose of stabilizing the financial markets, or market response to those actions, will achieve the intended results; our business may not benefit from these actions and further government or market developments could adversely impact us.

In response to turmoil in the financial markets beginning in 2007, the U.S. Government, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies have taken action to stabilize the financial markets. Significant measures include: the enactment of the Emergency Economic Stabilization Act of 2008 which, among other things, established the Troubled Asset Relief Program, or TARP, to purchase certain assets from financial institutions; the enactment of the Housing and Economic Recovery Act of 2008, which established a new regulator for Fannie Mae and Freddie Mac; the establishment of the TALF, which provides non-recourse loans to borrowers to fund their purchase of eligible assets, which currently include certain asset-backed securities and commercial mortgage-backed securities; the establishment of the Public-Private Investment Program, which is designed to encourage the transfer of certain legacy assets, including real estate-related assets, off of the balance sheets of financial institutions; and the implementation of the Home Affordable Modification program, to facilitate the modification of delinquent mortgages and reduce foreclosures.

There can be no assurance that these recent U.S. Government actions will improve the efficiency and stability of the financial markets, and the residential mortgage markets in particular, in the long term. To the extent the financial markets do not respond favorably to these initiatives or these initiatives do not function as intended, our business may be harmed. There also can be no assurance that we will be eligible to participate in programs established by the U.S. Government or, if we are eligible, that we will be able to utilize them successfully or at all. In addition, because the programs are designed, in part, to improve the markets for certain of our target assets, the establishment of these programs may result in increased competition for attractive opportunities in our target assets. The U.S. Government, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies have taken or are considering taking additional actions to address the financial crisis. We cannot predict whether or when such actions may occur, and such actions could have an adverse impact on our business, results of operations and financial condition.

The lack of liquidity of our assets may adversely affect our business, including our ability to value and sell our assets.

We may acquire assets or other instruments that are not liquid, including securities and other instruments that are not publicly traded, and market conditions could significantly and negatively impact the liquidity of other assets. It may be difficult or impossible to obtain third-party pricing on the assets that we purchase. Illiquid assets typically experience greater price volatility, as a ready market may not exist for such assets, and such assets can be more difficult to value. In addition, validating third-party pricing for illiquid assets may be more subjective than more liquid assets. Any illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we previously recorded our assets. Assets that are illiquid are more difficult to finance, and to the extent that we use leverage to finance assets that become illiquid we may lose that leverage or have it reduced. Assets tend to become less liquid during times of financial stress, which is often the time that liquidity is most needed. As a result, our ability to sell assets or vary our portfolio in response to changes in economic and other conditions may be limited by liquidity constraints, which could adversely affect our results of operations and financial condition.

Maintenance of our 1940 Act exemption imposes limits on our operations.

We intend to conduct our operations so as not to become required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

We are organized as a holding company that conducts its businesses primarily through Subsidiary LLC. Both we and Subsidiary LLC intend to conduct our operations so that we do not come within the definition of an investment company because less than 40% of the value of our total assets on an unconsolidated basis will consist of “investment securities.”

Certain of Subsidiary LLC’s subsidiaries intend to rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally means that at least 55% of each such subsidiary’s portfolio must be comprised of qualifying assets and at least 80% of its portfolio must be comprised of qualifying assets and real estate-related assets under the 1940 Act. Qualifying assets for this purpose include mortgage loans and other assets, such as whole pool Agency and non-Agency RMBS, which are considered the functional equivalent of mortgage loans for the purposes of the 1940 Act. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to invest at least 55% of its assets in whole pool Agency and non-Agency RMBS and other interests in real estate that constitute qualifying assets in accordance with SEC staff guidance and an additional 25% of its assets in either qualifying assets and other types of real estate related assets that do not constitute qualifying assets.

As a result of the foregoing restrictions, we are limited in our ability to make or dispose of certain investments. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets that we might wish to sell or selling assets that we might wish to hold. Although we monitor the portfolios of our subsidiaries relying on the Section 3(c)(5)(C) exemption periodically and prior to each acquisition or disposition of assets, there can be no assurance that such subsidiaries will be able to maintain this exemption.

We may organize special purpose subsidiaries that will borrow under the TALF. We expect that these TALF subsidiaries will rely on Section 3(c)(7) for their 1940 Act exemption and, therefore, our interest in each of these TALF subsidiaries would constitute an “investment security” for purposes of determining whether we pass the 40% test. We may organize one or more TALF subsidiaries, as well as other subsidiaries, that seek to rely on the 1940 Act exemption provided to certain structured financing vehicles by Rule 3a-7. To the extent that we organize subsidiaries that rely on Rule 3a-7 for an exemption from the 1940 Act, these subsidiaries will also need to comply with the provisions of Rule 3a-7, which in certain circumstances may require, among other things, that the indenture governing the notes issued by the subsidiary include additional limitations on the types of assets the subsidiary may sell or acquire out of the proceeds of assets that mature, are refinanced or otherwise sold, on the period of time during which such transactions may occur, and on the amount of transactions that may occur. In addition, any subsidiaries organized to rely on Rule 3a-7 will also need to comply with guidance that may be issued by the Division of Investment Management of the SEC on how such subsidiaries must be organized to comply with the restrictions contained in Rule 3a-7. In light of the requirements of Rule 3a-7, our ability to manage assets held in a special purpose subsidiary that complies with Rule 3a-7 will be limited and we may not be able to purchase or sell assets owned by that subsidiary when we would otherwise desire to do so, which could lead to losses. We expect that the aggregate value of our interests in TALF subsidiaries that seek to rely on Rule 3a-7, as well as other subsidiaries that we may organize in the future that may rely on Rule 3a-7, will comprise less than 20% of our total assets on an unconsolidated basis.

We will make the determination of whether an entity is a majority-owned subsidiary. The 1940 Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC staff to approve our treatment of any company as a majority-owned subsidiary and the SEC staff has not done so. If the SEC or its staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect.

Qualification for exemption from registration under the 1940 Act limits our ability to make certain investments. For example, these restrictions limit the ability of our subsidiaries to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset backed securities and real estate companies or in assets not related to real estate.

Loss of our 1940 Act exemption would adversely affect us, the market price of shares of our common stock and our ability to distribute dividends, and could result in the termination of the management agreement with PRCM Advisers LLC.

As described above, we intend to conduct operations so as not to become required to register as an investment company under the 1940 Act based on current laws, regulations and guidance. Although we monitor our portfolio periodically, there can be no assurance that we will be able to maintain our exemption from registration as an investment company under the 1940 Act. If we were to fail to qualify for an exemption, we could be required to restructure our activities or the activities of our subsidiaries, including effecting sales of assets in a manner that, or at a time when, we would not otherwise choose, which could negatively affect the value of our common stock, the sustainability of our business model, and our ability to make distributions. Such sales could occur during adverse market conditions, and we could be forced to accept prices below that which we believe are appropriate. The loss of our 1940 Act exemption would also permit PRCM Advisers LLC to terminate the management agreement, which could result in a material adverse effect on our business and results of operations.

Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exemption from the 1940 Act.

If the market value or income potential of our assets declines as a result of increased interest rates, prepayment rates, general market conditions, government actions or other factors, we may need to increase our real estate assets and income or liquidate our non-qualifying assets to maintain our REIT qualification or our exemption from the 1940 Act. If the decline in real estate asset values or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-real estate assets we may own. We may have to make decisions that we otherwise would not make absent the REIT and 1940 Act considerations.

We use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable.

We use leverage to finance our investment operations and to enhance our financial returns. Our primary source of leverage is repurchase agreement financing for our Agency RMBS assets. Other sources of leverage may include credit facilities (including term loans and revolving facilities).

Through the use of leverage, we may acquire positions with market exposure significantly greater than the amount of capital committed to the transaction. For example, by entering into repurchase agreements with advance rates, or haircut levels, of 5% (which is not an atypical haircut for Agency RMBS), we could leverage capital allocated to Agency RMBS by a ratio of as much as 20 to 1. It is not uncommon for investors in Agency RMBS to obtain leverage equal to ten or more times equity through the use of repurchase agreement financing. We anticipate that we may deploy, on a debt-to-equity basis, up to ten times leverage on our Agency RMBS assets and up to two times leverage on our non-Agency RMBS assets. However, there is no specific limit on the amount of leverage that we may use.

Leverage will magnify both the gains and the losses of our positions. Leverage will increase our returns as long as we earn a greater return on investments purchased with borrowed funds than our cost of borrowing such funds. However, if we use leverage to acquire an asset and the value of the asset decreases, the leverage will increase our losses. Even if the asset increases in value, if the asset fails to earn a return that equals or exceeds our cost of borrowing, the leverage will decrease our returns.

We may be required to post large amounts of cash as collateral or margin to secure our leveraged positions. In the event of a sudden, precipitous drop in the value of our financed assets, we might not be able to liquidate assets quickly enough to repay our borrowings, further magnifying losses. Even a small decrease in the value of a leveraged asset may require us to post additional margin or cash collateral. This may decrease the cash available to us for distributions to stockholders.

We depend on repurchase agreements and other credit facilities to execute our business plan and our inability to access funding through these sources could have a material adverse effect on our results of operations, financial condition and business.

Our ability to purchase and hold assets is affected by our ability to secure repurchase agreements and other credit facilities on acceptable terms. We currently have master repurchase agreements in place with several counterparties and we expect to execute additional master repurchase agreements, but we can provide no assurance that lenders will be willing or able to provide us with sufficient financing through the repurchase markets or otherwise. In addition, because repurchase agreements are short-term commitments of capital, changes in conditions in the repurchase markets may make it more difficult for us to secure continued financing. During certain periods of a credit cycle, lenders may lose their ability or curtail their willingness to provide financing. If we are not able to arrange for replacement financing on acceptable terms, or if we default on our covenants or are otherwise unable to access funds under any of our master repurchase agreements, we may have to curtail our asset acquisition activities and/or dispose of assets.

It is possible that the lenders that provide us with financing could experience changes in their ability to advance funds to us, independent of our performance or the value of our assets. If major market participants exit the business, it could further adversely affect the marketability of RMBS and other financial assets in which we invest, and this could negatively impact the value of our assets, thus reducing our net book value. Furthermore, if many of our lenders are unwilling or unable to provide us with financing, we could be forced to sell assets when prices are depressed. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk. Moreover, the amount of financing we receive under our repurchase agreements will be directly related to the lenders’ valuation of the assets that secure the outstanding borrowings. Typically, repurchase agreements grant the respective lender the right to reevaluate the market value of the assets that secure outstanding borrowings at any time. If a lender determines that the value of the assets has decreased, it has the right to initiate a margin call. A margin call would require us to transfer additional assets to such lender or to repay a portion of the outstanding borrowings. Any such margin call could have a material adverse effect on our results of operations, financial condition, business, liquidity and ability to make distributions to stockholders, and could cause the value of our common stock to decline. We may be forced to sell assets at significantly depressed prices to meet margin calls and to maintain adequate liquidity, which could cause us to incur losses. Moreover, to the extent that we are forced to sell assets because of changes in market conditions, other market participants may face similar pressures, which could exacerbate a difficult market environment and which could result in significantly greater losses on our sale of such assets. In an extreme case of market duress, a market may not exist for certain of our assets at any price.

If a counterparty to a repurchase agreement defaults on its obligation to resell the underlying security back to us at the end of the repurchase agreement term, or if the value of the underlying security has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will incur losses on the repurchase agreement.

When we enter into repurchase agreements, we sell securities to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders are obligated to resell the same securities back to us at the end of the term of the repurchase agreement. Because the cash that we receive from the lender when we initially sell the securities to the lender is less than the value of those securities (the difference being the “haircut”), if the lender defaults on its obligation to resell the same securities back to us, we would incur a loss on the repurchase agreement equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also incur losses on a repurchase agreement if the value of the underlying securities has declined as of the end of the repurchase agreement term, because we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Further, if we default on our obligations under a repurchase agreement, the lender will be able to terminate the repurchase agreement and cease entering into any other repurchase agreements with us. Typically, our repurchase agreements contain cross-default provisions, so that if a default occurs under any repurchase agreement, the lender can also declare a default with respect to all other repurchase agreements with us. If a default occurs under any of our repurchase agreements and a lender terminates one or more of its repurchase agreements, we may need to enter into replacement repurchase agreements with different lenders. There can be no assurance that we will be successful in entering into such replacement repurchase agreements on the same terms as the repurchase agreements that were terminated or at all. Any losses that we incur on our repurchase agreements could adversely affect our earnings and thus our cash available for distribution to stockholders.

An increase in our borrowing costs relative to the interest that we receive on our leveraged assets may adversely affect our profitability and our cash available for distribution to stockholders.

As our repurchase agreements and other short-term borrowings mature, we must enter into new borrowings, find other sources of liquidity or sell assets. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between the returns on our assets and the cost of our borrowings. This would adversely affect the returns on our assets, which might reduce earnings and, in turn, cash available for distribution to stockholders.

Our business model depends in part upon the continuing viability of Fannie Mae and Freddie Mac, or similar institutions, and any significant changes to their structure or creditworthiness could have an adverse impact on us.

In the wake of the financial turmoil that began in 2007, Fannie Mae and Freddie Mac have become the dominant, and in some cases the only, source of mortgage financing in the U.S. The continued flow of mortgage-backed securities from these government-sponsored entities, or GSEs, supported by their guarantees against borrower defaults, is essential to the operation of the mortgage markets in their current form, and crucial to our business model. The U.S Congress has announced an intention to consider the elimination or restructuring of these GSEs, and there can be no assurance of the continuation of Fannie Mae and Freddie Mac as currently constituted and operated. Any significant changes to the structure of these GSEs could have an adverse impact on us. In December 2009, the U.S. Government committed virtually unlimited capital to ensure the viability of Fannie Mae and Freddie Mac into 2012, however there can be no assurance that such capital will always be available, or that these GSEs will always honor their guarantees and other obligations.

If these GSEs fail to honor their guarantees, the value of any Agency RMBS assets that we hold would decline, which would materially adversely affect our business, operations and financial condition.

We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.

Our business is highly dependent on communications and information systems of PRCM Advisers LLC and Pine River. Any failure or interruption of the systems of PRCM Advisers LLC or Pine River could cause delays or other problems in our trading activities, which could have a material adverse effect on our financial results and negatively affect the market price of our common stock and our ability to pay dividends to stockholders.

We enter into hedging transactions that expose us to contingent liabilities in the future, which may adversely affect our financial results or cash available for distribution to stockholders.

We engage in hedging transactions intended to hedge various risks to our portfolio, including the exposure to adverse changes in interest rates. Our hedging activity varies in scope based on, among other things, the level and volatility of interest rates, the type of assets held and other changing market conditions. Although these transactions are intended to reduce our exposure to various risks, hedging may fail to protect or could adversely affect us because, among other things:

•	hedging can be expensive, particularly during periods of volatile or rapidly changing interest rates;
•	available hedges may not correspond directly with the risks for which protection is sought;
•	the duration of the hedge may not match the duration of the related liability;
•	the amount of income that a REIT may earn from certain hedging transactions (other than through TRSs) is limited by U.S. federal income tax provisions governing REITs;
•	the credit quality of a hedging counterparty may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and
•	the hedging counterparty may default on its obligation to pay.

Subject to maintaining our qualification as a REIT, there is no limitation on the hedging transactions that we may undertake. Our hedging transactions could require us to fund large cash payments in certain circumstances (e.g., the early termination of the hedging instrument caused by an event of default or other early termination event, or a demand by a counterparty that we make increased margin payments). Our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time. The need to fund these obligations could adversely impact our financial condition. Further, hedging transactions, which are intended to limit losses, may actually result in losses, which would adversely affect our earnings and could in turn reduce cash available for distribution to stockholders.

Hedging instruments involve risk because they often are not traded on regulated exchanges, guaranteed by an exchange or its clearinghouse, or regulated by any U.S. or foreign governmental authorities. Consequently, there may be no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty will most likely result in its default. Default by a hedging counterparty may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Our results may experience greater fluctuations because we have not elected hedge accounting treatment on the derivatives that we enter into.

We have elected to not qualify for hedge accounting treatment under Accounting Standards Codification, or ASC 815, Derivatives and Hedging, for our current derivative instruments. The economics of our derivative hedging transactions are not affected by this election; however, our GAAP earnings may be subject to greater fluctuations from period to period as a result of this accounting treatment for changes in fair value of certain interest rate swap agreements or for the accounting of the underlying hedged assets or liabilities in our financial statements, if it does not necessarily match the accounting used for interest rate swap agreements.

We have limited experience in making critical accounting estimates, and our financial statements may be materially affected if our estimates prove to be inaccurate.

Financial statements prepared in accordance with GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from time to time. Significant areas of accounting requiring the application of management’s judgment include assessing the adequacy of the allowance for loan losses and determining the fair value of investment securities. These estimates, judgments and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we have limited operating history in some of these areas and limited experience in making these estimates, judgments and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our business, financial condition and results of operations.

Declines in the market values of our assets may adversely affect our periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to stockholders.

A substantial portion of our assets are classified for accounting purposes as “available-for-sale,” or AFS. Changes in the market values of those assets will be directly charged or credited to stockholders’ equity. As a result, a decline in values may reduce our book value. Moreover, if the decline in value of an AFS security is other than temporary, such decline will reduce earnings.

A decline in the market value of our assets may adversely affect us, particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we are unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

Changes in accounting treatment may adversely affect our profitability.

In February 2008, the Financial Accounting Standards Board, or FASB, issued final guidance regarding the accounting and financial statement presentation for transactions that involve the acquisition of RMBS, residential mortgage loans and other financial assets from a counterparty and the subsequent financing of these securities through repurchase agreements with the same counterparty. If we do not meet the criteria under the final guidance to account for the transactions on a gross basis, the accounting treatment would not affect the economics of these transactions, but would affect how these transactions are reported on our financial statements. If we are not able to comply with the criteria under this final guidance for same party transactions, we would be precluded from presenting RMBS, residential mortgage loans and other financial assets and the related financings, as well as the related interest income and interest expense, on a gross basis on our financial statements. Instead, we would be required to account for the purchase commitment and related repurchase agreement on a net basis and record a forward commitment to purchase RMBS, residential mortgage loans and other financial assets as a derivative instrument. Such forward commitments would be recorded at fair value with subsequent changes in fair value recognized in earnings. Additionally, we would record the cash portion of our interest in RMBS, residential mortgage loans and other financial assets as a mortgage-related receivable from the counterparty on our balance sheet. Although we would not expect this change in presentation to have a material impact on net income, it could have an adverse impact on our operations. It could have an impact on our ability to include certain RMBS, residential mortgage loans and other financial assets purchased and simultaneously financed from the same counterparty as qualifying real estate interests or real estate-related assets used to qualify under the exemption from registration as an investment company under the 1940 Act. It could also limit our opportunities as we may need to limit our purchases of RMBS, residential mortgage loans and other financial assets that are simultaneously financed with the same counterparty.

Risks Related to our Management and Relationship with PRCM Advisers LLC and Pine River

We are dependent on PRCM Advisers LLC and Pine River and may not find a suitable replacement if we or PRCM Advisers LLC terminate the management agreement.

We have no employees and no separate facilities. Instead, we are completely reliant for these resources on PRCM Advisers LLC, which has significant discretion as to the implementation and execution of our business strategies and risk management practices. PRCM Advisers LLC may not have sufficient access to Pine River’s employees, systems and facilities in order to comply with its obligations under the management agreement. We are also subject to the risk that PRCM Advisers LLC will terminate the management agreement and that no suitable replacement will be found.

PRCM Advisers LLC is only contractually committed to serve us until October 28, 2012. Thereafter, the management agreement is renewable on an annual basis; provided, however, that PRCM Advisers LLC may terminate the management agreement annually upon 180 days’ prior notice. If the management agreement is terminated and no suitable replacement is found to manage our business, we may not be able to execute our business plan.

We will have no recourse to Pine River if it does not fulfill its obligations under the shared facilities and services agreement.

Neither we nor PRCM Advisers LLC has any employees or separate facilities. As a result, PRCM Advisers LLC has entered into a shared facilities and services agreement with Pine River pursuant to which PRCM Advisers LLC will be provided with the personnel, services and resources necessary for PRCM Advisers LLC to perform its obligations and responsibilities under the management agreement in exchange for certain amounts payable by PRCM Advisers LLC. Because we are not a party to the shared facilities and services agreement, we will not have any recourse to Pine River if it does not fulfill its obligations under the shared facilities and services agreement, or if Pine River and PRCM Advisers choose to amend or terminate the shared facilities and services agreement.

There are conflicts of interest in our relationship with Pine River and its affiliates, including PRCM Advisers LLC, which could result in decisions that are not in the best interests of our stockholders.

We are subject to conflicts of interest arising out of our relationship with Pine River and its affiliates, including PRCM Advisers LLC. PRCM Advisers LLC is wholly-owned by Pine River. Each of Brian Taylor (the Chairman of our board of directors), Thomas Siering (a director, and our Chief Executive Officer and President), Steven Kuhn (our Co-Chief Investment Officer), Jeff Stolt (our Chief Financial Officer) and Timothy O’Brien (our General Counsel) is a partner and owner of equity interests in Pine River. All of our other executive officers are employees or partners of Pine River. In addition, Mark Ein (the non-executive Vice Chairman) owns an interest in CLA Founders LLC, which, in consideration for services to be provided to PRCM Advisers LLC under a sub-management agreement, is entitled to receive a percentage of the management fee earned by PRCM Advisers LLC, and an affiliate of his is an investor in a private fund for which Pine River serves as investment manager. As a result, the management agreement with PRCM Advisers LLC was negotiated between related parties, and its terms, including fees payable to PRCM Advisers LLC, may not be as favorable to us as if they had been negotiated with an unaffiliated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain our ongoing relationship with PRCM Advisers LLC.

The management agreement with PRCM Advisers LLC does not prevent PRCM Advisers LLC and its affiliates from engaging in additional management or investment opportunities. Pine River and its affiliates, including PRCM Advisers LLC, engage in additional management or investment opportunities that have overlapping objectives with us, and thus face conflicts in the allocation of resources between us and any other funds they manage for others or for their own accounts. Additionally, the ability of PRCM Advisers LLC and Pine River and their respective officers and employees to engage in other business activities reduces the time PRCM Advisers LLC spends managing our business. Our executive officers and the employees of PRCM Advisers LLC and Pine River do not spend all of their time managing our business. Our executive officers and the employees of PRCM Advisers LLC and Pine River allocate some, or a material portion, of their time to other businesses and activities. None of these individuals is required to devote a specific amount of time to our affairs. Accordingly, we compete with Pine River, its existing funds, investment vehicles, other ventures and possibly other entities in the future for the time and attention of these officers.

We may enter into additional transactions with Pine River or its affiliates. In particular, we may purchase assets from Pine River or its affiliates or make co-purchases alongside Pine River or its affiliates. These transactions may not be the result of arm’s length negotiations and may involve conflicts between our interests and the interests of Pine River and/or its affiliates. There can be no assurance that any procedural protections will be sufficient to assure that these transactions will be made on terms that will be at least as favorable to us as those that would have been obtained in an arm’s length transaction.

We will compete with current and future investment entities affiliated with Pine River for access to the benefits that our relationship with Pine River provides to us, including access to investment opportunities.

There are conflicts of interest in allocating investment opportunities among us and other funds, investment vehicles and ventures managed by Pine River. There is a significant overlap in our assets and investment strategies and those of Pine River’s private funds, and many of the same trading and investment personnel provide services to both entities. Further, Pine River and its affiliates may in the future form additional funds or sponsor additional investment vehicles and ventures that have overlapping objectives with us and therefore may compete with us for investment opportunities and Pine River resources. It is the written policy of Pine River and PRCM Advisers LLC to allocate investment opportunities on a fair and equitable basis among all entities for which they provide investment management services. However, we cannot assure you that Pine River and PRCM Advisers LLC will always allocate every investment opportunity in a manner that is advantageous for us; indeed, we may expect that the fair and equitable allocation of investment opportunities will at times result in our receiving only a portion of, or none of, certain investment opportunities.

The loss of our access to Pine River’s investment professionals and principals may adversely affect our ability to achieve our investment objectives.

We depend on PRCM Advisers LLC’s access, through a shared facilities and services agreement, to the investment professionals and principals of Pine River and the information and origination opportunities generated by Pine River’s investment professionals and principals during the normal course of their investment and portfolio management activities. These investment professionals and principals evaluate, negotiate, structure, close and monitor our investments and our financing activities and we depend on their continued service. The departure of a significant number of the investment professionals or principals of Pine River could have a material adverse effect on our ability to achieve our investment objectives.We are not assured of access to all of Pine River’s investment professionals, or to the time or expertise of any particular members of Pine River’s fixed income team. In addition, we cannot assure you that PRCM Advisers LLC will remain our manager or that we will continue to have access to Pine River’s investment professionals or principals or its information and asset origination opportunities.

PRCM Advisers LLC, Pine River and our executive officers have limited experience managing a public company and as a result we may be unable to manage our public reporting requirements.

Neither PRCM Advisers LLC nor Pine River has previously managed the affairs of a publicly-listed company. Although certain of our directors and officers have public company experience, others do not, and they have not previously served together in the management of any public company. Management of a public company requires particular skills in areas such as governance, accounting, financial reporting, investor relations, systems, controls and regulatory compliance. Our relative inexperience in these areas increases the risk that our management will fail to comply with one or more requirements related to our public company status. Such failure could have materially adverse impacts on the price and liquidity of our securities.

PRCM Advisers LLC has limited experience in managing a REIT, which may hinder our ability to achieve our investment objectives or result in loss of our qualification as a REIT.

The REIT rules and regulations are highly technical and complex, and the failure to comply with these rules and regulations could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. PRCM Advisers LLC has limited experience in managing a portfolio of assets under these complex rules and regulations. Prior to the merger transaction, PRCM Advisers LLC’s and Pine River’s officers and employees had no prior experience operating a REIT and operating a business in compliance with the numerous technical restrictions and limitations set forth in the Code or the 1940 Act applicable to REITs. The limited experience may hinder our ability to achieve our investment objectives or may result in loss of our qualification as a REIT.

Our board of directors has approved very broad investment guidelines for us and will not review or approve each investment decision made by PRCM Advisers LLC.

Our board of directors periodically reviews our investment guidelines and our investment portfolio but does not review or approve specific investments. PRCM Advisers LLC has great latitude within the broad parameters of our investment guidelines in determining our investments and investment strategies, which could result in investment returns that are substantially below expectations or that result in material losses.

The manner of determining the management fee may not provide sufficient incentive to PRCM Advisers LLC to maximize risk-adjusted returns on our investment portfolio because it is based on our stockholders’ equity and not on our financial performance.

PRCM Advisers LLC is entitled to receive a management fee that is based on our stockholders’ equity at the end of each quarter, regardless of our financial performance. Accordingly, significant management fees will be payable to PRCM Advisers LLC even if we have a net loss during a quarter. PRCM Advisers LLC’s right to such compensation may not provide sufficient incentive to PRCM Advisers LLC to devote its time and effort to maximize risk-adjusted returns on our investment portfolio, which could, in turn, adversely affect our financial results. Further, the management fee structure gives PRCM Advisers LLC the incentive to maximize stockholders’ equity by the issuance of new common stock or the retention of existing equity, regardless of the effect of these actions on existing stockholders. In other words, the management fee structure rewards PRCM Advisers LLC primarily based on our size, and not on our returns to stockholders.

The termination of the management agreement may be difficult and costly, which may adversely affect our inclination to end our relationship with PRCM Advisers LLC.

Termination of the management agreement with PRCM Advisers LLC without cause is difficult and costly. The term “cause” is limited to certain specifically described circumstances. The management agreement provides that, in the absence of cause, we may only terminate it after October 28, 2012, upon the vote of at least two-thirds of all of our independent directors or by a vote of the holders of a majority of the outstanding shares of our common stock. Additionally, upon a termination by us without cause (or upon a termination by PRCM Advisers LLC due to our material breach), the management agreement requires us to pay PRCM Advisers LLC a termination payment equal to three times the sum of the annual management fee received by PRCM Advisers LLC during the 24-month period before such termination, calculated as of the end of the most recently completed fiscal quarter. This provision increases the effective cost to us of terminating our relationship with PRCM Advisers LLC, even if we believe that PRCM Advisers LLC’s performance is not satisfactory.

PRCM Advisers LLC’s and Pine River’s liability is limited under the management agreement, and we have agreed to indemnify PRCM Advisers LLC and its affiliates and advisers, including Pine River, against certain liabilities. As a result, we could experience poor performance or losses for which PRCM Advisers LLC and Pine River would not be liable.

Pursuant to the management agreement, PRCM Advisers LLC does not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. PRCM Advisers LLC and its officers, stockholders, members, managers, personnel and directors, any person controlling or controlled by PRCM Advisers LLC and any person providing sub-advisory services to PRCM Advisers LLC will not be liable to us, any of our subsidiaries, any of our directors, stockholders or partners or any subsidiary’s stockholders, members or partners for acts or omissions performed in accordance with or pursuant to the management agreement, except by reason of acts constituting reckless disregard of PRCM Advisers LLC’s duties under the management agreement which has a material adverse effect on us, willful misconduct or gross negligence, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify PRCM Advisers LLC and its affiliates and sub-advisers, including Pine River, with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such indemnified parties not constituting reckless disregard of PRCM Advisers LLC’s duties under the management agreement which has a material adverse effect on us, willful misconduct or gross negligence. As a result, if we experience poor performance or losses, PRCM Advisers LLC would not be liable.

Risks Related to Our Assets

We may not realize gains or income from our assets.

We seek to generate current income and capital appreciation for our stockholders. However, the assets that we acquire may not appreciate in value and, in fact, may decline in value, and the securities that we acquire may experience defaults of interest and/or principal payments. Accordingly, we may not be able to realize gains or income from our assets. Any gains that we do realize may not be sufficient to offset other losses that we experience. Any income that we realize may not be sufficient to offset our expenses.

Changes in mortgage prepayment rates may adversely affect the value of our assets.

The value of our RMBS assets is affected by prepayment rates on mortgage loans, and our investment strategy includes making investments based on our expectations regarding prepayment rates. Typically, the value of a mortgage-backed security includes market assumptions regarding the speed at which the underlying mortgages will be prepaid. Faster than expected prepayments could adversely affect our profitability, including in the following ways:

•	We may purchase RMBS that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we may pay a premium over the par value to acquire the security. In accordance with GAAP, we may amortize this premium over the estimated term of the RMBS. If the RMBS is prepaid in whole or in part prior to its maturity date, however, we may be required to expense the premium that was prepaid at the time of the prepayment.
•	A substantial portion of our adjustable-rate RMBS may bear interest rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate RMBS is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, we will have held that RMBS while it was least profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life.
•	If we are unable to acquire new RMBS similar to the prepaid RMBS, our financial condition, results of operation and cash flow would suffer.

Prepayment rates that are faster than anticipated may increase or decrease the value of a security, depending on the type of security and the price paid to acquire the security. Prepayment rates may be affected by a number of factors including the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the average remaining life of the loans, the average size of the remaining loans, the servicing of the mortgage loans, possible changes in tax laws, other opportunities for investment, homeowner mobility and other economic, social, geographic, demographic and legal factors. Consequently, such prepayment rates cannot be predicted with any certainty. In making investment decisions, we depend on certain assumptions based upon historical trends with respect to the relationship between interest rates and prepayments under normal market conditions. If the recent dislocations in the residential mortgage market or other developments change the way that prepayment trends have historically responded to interest rate changes, our ability to (1) assess the market value of target assets, (2) implement hedging strategies and (3) implement techniques to hedge prepayment risks would be significantly affected, which could materially adversely affect our financial position and results of operations. If we make erroneous assumptions regarding prepayment rates, we may experience significant investment losses.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could impair our assets and harm our operations.

The risks associated with our business are more severe during periods of economic slowdown or recession, especially if these periods are accompanied by declining real estate values. The ability of a borrower to repay a loan secured by a residential property typically is dependent upon the income or assets of the borrower. During an economic slowdown, unemployment rises and increasing numbers of borrowers have difficulty in making payments on their debts, including on mortgage loans. When a recession is combined with declining real estate values, as has been the case in the recession that started in 2008, defaults on mortgages may increase dramatically.

Owners of Agency RMBS are protected from the risk of default on the underlying mortgages by guarantees from Fannie Mae, Freddie Mac or, in the case of Ginnie Mae, the U.S. Government. However, we also acquire non-Agency RMBS, which are backed by residential real property but, in contrast to Agency RMBS, the principal and interest payments are not guaranteed by GSEs or the U.S. Government. Our non-Agency RMBS investments are therefore particularly sensitive to recessions and declining real estate values.

In the event of a default on a mortgage underlying a non-Agency RMBS in our portfolio, we bear the risk of loss as a result of the potential deficiency between the value of the collateral and the debt owed on the mortgage, as well as the costs and delays of foreclosure or other remedies including the costs of maintaining and ultimately selling a property after foreclosure.

Any sustained period of increased payment delinquencies, defaults, foreclosures or losses on our non-Agency RMBS could adversely affect our revenues, results of operations, financial condition, business prospects and ability to make distributions to stockholders.

We acquire RMBS collateralized by subprime mortgage loans, which are subject to increased risks.

Among other assets, we acquire RMBS backed by collateral pools of subprime mortgage loans, which are mortgage loans that have been originated using underwriting standards that are less conservative than those used in underwriting prime mortgage loans (mortgage loans that generally conform to GSE underwriting guidelines) and Alt-A mortgage loans (mortgage loans made to borrowers whose qualifying mortgage characteristics do not conform to GSE underwriting guidelines and generally allow homeowners to qualify for a mortgage loan with reduced or alternate forms of documentation). These lower standards include mortgage loans made to borrowers having imperfect or impaired credit histories, mortgage loans where the amount of the loan at origination is 80% or more of the value of the mortgage property, mortgage loans made to borrowers with low credit scores, mortgage loans made to borrowers who have other debt that represents a large portion of their income and mortgage loans made to borrowers whose income is not required to be disclosed or verified. Due to economic conditions, including increased interest rates and lower home prices, as well as aggressive lending practices, subprime mortgage loans have in recent periods experienced increased rates of delinquency, foreclosure, bankruptcy and loss, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that may be substantially higher than those experienced by mortgage loans underwritten in a more traditional manner. In acquiring these assets, we endeavor to factor the risk of losses on the underlying mortgages into the purchase price of the asset. If we underestimate those losses, however, the performance of RMBS backed by subprime mortgage loans that we acquire could be adversely affected, which could adversely impact our results of operations, financial condition and business.

Our portfolio of assets may be concentrated in terms of credit risk.

Although as a general policy we seek to acquire and hold a diverse portfolio of assets, we are not required to observe specific diversification criteria, except as may be set forth in the investment guidelines adopted by our board of directors. Therefore, our asset portfolio may at times be concentrated in certain property types that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in any one region or type of security, downturns relating generally to such region or type of security may result in defaults on a number of our assets within a short time period, which may reduce our net income and the value of our shares and accordingly reduce our ability to pay dividends to our stockholders. The portfolio may contain other concentrations of risk, and we may fail to identify, detect or hedge against those risks, resulting in large or unexpected losses.

Our subordinated RMBS assets may be in the “first loss” position, subjecting us to greater risk of losses.

We invest in certain tranches of RMBS that are only entitled to a portion of the principal and interest payments made on mortgage loans underlying the securities issued by the trust. In general, losses on a mortgage loan included in such a trust will be borne first by the equity holder of the issuing trust, and then by the “first loss” subordinated security holder and then by the “second loss” mezzanine holder. We may acquire securities at every level of such a trust, from the equity holder to the most senior tranche. In the event of default and the exhaustion of any classes of securities junior to those which we acquire, our securities will suffer losses as well. In addition, if we overvalue the underlying mortgage portfolio, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related RMBS, the securities which we acquire may effectively become the “first loss” position behind the more senior securities, which may result in significant losses. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated securities, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying RMBS to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

Increases in interest rates could adversely affect the value of our assets and cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to stockholders.

Our operating results will depend in large part on the difference between the income from our assets, net of credit losses, and financing costs. We anticipate that, in many cases, the income from our assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our financial results.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations present a variety of risks, including the risk of a narrowing of the difference between asset yields and borrowing rates, flattening or inversion of the yield curve and fluctuating prepayment rates.

In a normal yield curve environment, fixed income assets, including many RMBS, decline in value if interest rates increase. If long-term rates increase significantly, not only will the market value of these assets be expected to decline, but the duration and weighted-average life of the assets could increase as well because borrowers are less likely to prepay mortgages. Further, an increase in short-term interest rates would increase the rate of interest payable on any repurchase agreements required to finance these securities.

We endeavor to hedge our exposure to changes in interest rates, but there can be no assurances that our hedges will be successful, or that we will be able to enter into or maintain such hedges. As a result, interest rate fluctuations can cause significant losses, reductions in income, and limitations on our cash available for distribution to stockholders.

An increase in interest rates may cause a decrease in the volume of certain of our target assets, which could adversely affect our ability to acquire target assets that satisfy our investment objectives and to generate income and pay dividends.

Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of target assets available to us, which could adversely affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause our target assets that were issued prior to an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of our target assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends may be materially and adversely affected.

The assets in our portfolio are recorded at fair value, however there may be substantial uncertainty as to the value of certain assets.

Some of the assets in our portfolio are not publicly traded. The fair value of securities and other assets that are not publicly traded may not be readily determinable. We value these assets quarterly at fair value, as determined in accordance with ASC 820, Fair Value Measurements and Disclosures, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these assets are materially higher than the values that we ultimately realize upon their disposal.

Mortgage loan modification programs and future legislative action may adversely affect the value of, and the returns on, the assets that we acquire.

The U.S. Government, through the Federal Reserve, the Federal Housing Administration and the Federal Deposit Insurance Corporation, has commenced implementation of programs designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures. The primary program that has been initiated is the Home Affordable Modification Program, or HAMP, which seeks to provide relief to homeowners whose mortgages are in foreclosure. Through January 2010, 116,000 mortgages had been permanently modified under HAMP, 76,000 more were near completion, over 1,000,000 homeowners had started trial modifications, and nearly 1,300,000 offers for trial modifications had been extended to homeowners. The programs may involve, among other things, the modification of mortgage loans to reduce the principal amount of the loans or the rate of interest payable on the loans, or to extend the payment terms of the loans. In addition, some members of Congress have indicated support for additional legislative relief for homeowners, including an amendment of the bankruptcy laws to permit the modification of mortgage loans in bankruptcy proceedings. In March 2010 the Obama administration announced that it would allocate $14 billion of TARP funds to enhance the HAMP program. The funds will be available for use in reducing principal amounts and payments owing on mortgages of unemployed homeowners who are at risk of foreclosure. Loan modifications are more likely to be used when borrowers are less able to refinance or sell their homes due to market conditions, and when the potential recovery from a foreclosure is reduced due to lower property values. Loan modifications may lead to fewer foreclosures, and reduce the losses on non-Agency RMBS arising from foreclosures, however loan modifications may also result in significant reductions in cash flows to the holders of the RMBS. We attempt to factor in the likelihood and potential consequences of loan modification programs in making our investment decisions, however we cannot assure you that our analysis will be correct. As a result, loan modification programs, as well as future legislative or regulatory actions that result in the modification of outstanding mortgage loans may adversely affect the value of, and the returns on, our assets.

Risks Related to Our Organization and Structure

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares.

We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of our voting stock; and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations (1) between us and any person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person) and (2) between us and Pine River or its affiliates. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any person. As a result, any person, including Pine River, may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The “control share” provisions of the MGCL provide that “control shares” (defined as voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and employees who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

The “unsolicited takeover” provisions of the MGCL (Title 3, Subtitle 8 of the MGCL) permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not currently have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors.

Our authorized but unissued shares of common and preferred stock and the ownership limitations contained in our charter may prevent a change in control.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, with the approval of a majority of the entire board and without stockholder approval, amend our charter to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have the authority to issue, and classify or reclassify any unissued shares of common or preferred stock, and set the terms of the classified or reclassified shares. As a result, our board may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.

In addition, our charter contains restrictions limiting the ownership and transfer of shares of our common stock and other outstanding shares of capital stock. The relevant sections of our charter provide that, subject to certain exceptions, ownership of shares of our common stock by any person is limited to 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of common stock (the common share ownership limit), and no more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of capital stock (the aggregate share ownership limit). The common share ownership limit and the aggregate share ownership limit are collectively referred to herein as the “ownership limits.” These charter provisions will restrict the ability of persons to purchase shares in excess of the relevant ownership limits.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for stockholders to effect changes in management.

Our charter provides that, subject to the rights of any series of preferred stock, a director may be removed only by the affirmative vote of at least two-thirds of all the votes entitled to be cast generally in the election of directors. Our charter and bylaws provide that vacancies generally may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change management by removing and replacing directors and may prevent a change in control that is in the best interests of our stockholders.

Our rights and stockholders’ rights to take action against directors and officers are limited, which could limit recourse in the event of actions not in the best interests of stockholders.

As permitted by Maryland law, our charter eliminates the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or
•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, as permitted by Maryland law and our charter, we have agreed contractually to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Further, our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Maryland law, who is made, or threatened to be made, a party to any proceeding because of his or her service to us. As part of these indemnification obligations, we may be obligated to fund the defense costs incurred by our directors and officers.

Tax Risks

Our failure to qualify as a REIT would subject us to U.S. federal income tax and potentially increased state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

We have been organized and intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2009. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT. The U.S. federal income tax laws governing REITs are complex, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature of our assets and income, the ownership of our outstanding shares, and the amount of our distributions. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. These considerations also might restrict the types of assets that we can acquire in the future.

If we fail to qualify as a REIT in any taxable year, and do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money or sell assets in order to pay taxes. Our payment of income tax would decrease the amount of income available for distribution to stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our net taxable income to stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

Complying with REIT requirements may cause us to forego otherwise attractive investment opportunities or financing or hedging strategies.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to stockholders and the ownership of our stock. To meet these tests, we may be required to forego investments we might otherwise make. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, and may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our investment performance.

Complying with REIT requirements may force us to liquidate otherwise profitable assets.

To qualify as a REIT, we must ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and designated real estate assets, including certain mortgage loans and shares in other REITs. Subject to certain exceptions, our ownership of securities, other than government securities and securities that constitute real estate assets, generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets, other than government securities and securities that constitute real estate assets, can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter after the first calendar quarter for which we qualify as a REIT, we must generally correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT qualification. As a result, we may be required to liquidate otherwise profitable assets prematurely, which could reduce our return on assets, which could adversely affect returns to stockholders.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax exempt investors.

If (i) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (ii) we are a “pension held REIT,” (iii) a tax exempt stockholder has incurred debt to purchase or hold our common stock, or (iv) we purchase residual REMIC interests that generate “excess inclusion income,” then a portion of the distributions to and, in the case of a stockholder described in clause (iii), gains realized on the sale of common stock by such tax exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income or UBTI, under the Code.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, on an annual basis we must derive 75% of our gross income from real estate assets, and 95% of our income from real estate assets and certain other qualifying income sources, in order to maintain our REIT status. Any income that we generate from transactions intended to hedge our interest rate and currency risks will generally be excluded from gross income for purposes of the 75% and 95% gross income tests if the instrument hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate or income or gain that would be qualifying income under the 75% or 95% gross income tests, and such instrument is properly identified under applicable regulations promulgated by the U.S. Treasury Department, or Treasury Regulations. In addition, any income from other hedges would generally constitute non-qualifying income for purposes of both the 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

The failure of a loan subject to a repurchase agreement to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

We may enter into repurchase agreements under which we will nominally sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the loan assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

REIT distribution requirements could adversely affect our ability to execute our business plan and may require us to incur debt, sell assets or take other actions to make such distributions.

In order to qualify as a REIT, we must distribute to stockholders, each calendar year, at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax law.

We intend to distribute our net income to stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. Our taxable income may substantially exceed our net income as determined by GAAP or differences in timing between the recognition of taxable income and the actual receipt of cash may occur in which case we may have taxable income in excess of cash flow from our operating activities. In such event, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, in order to satisfy the distribution requirement and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax in that year, we may be required to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt or (iv) make a taxable distribution of our shares as part of a distribution in which stockholders may elect to receive shares or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements. Thus, compliance with the REIT distribution requirements may require us to take actions that may not otherwise be advisable given existing market conditions and hinder our ability to grow, which could adversely affect the value of our common stock.

Even if we qualify as a REIT, we may be required to pay certain taxes.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes. In addition, we will hold some of our assets through taxable subsidiary corporations, including Capitol and other TRSs. Capitol and any other TRSs or other taxable corporations in which we own an interest will be subject to U.S. federal, state and local corporate taxes. Payment of these taxes generally would reduce our cash flow and the amount available to distribute to stockholders.

Our ability to invest in and dispose of “to be announced” securities could be limited by our REIT qualification, and we could fail to qualify as a REIT as a result of these investments.

We may purchase Agency RMBS through TBAs, or dollar roll transactions. In certain instances, rather than take delivery of the Agency RMBS subject to a TBA, we may dispose of the TBA through a dollar roll transaction in which we agree to purchase similar securities in the future at a predetermined price or otherwise, which may result in the recognition of income or gains. We will account for dollar roll transactions as purchases and sales. The law is unclear regarding whether TBAs will be qualifying assets for the 75% asset test and whether income and gains from dispositions of TBAs will be qualifying income for the 75% gross income test.

Unless we are advised by counsel that TBAs should be treated as qualifying assets for purposes of the 75% asset test, we will limit our investment in TBAs and any other non-qualifying assets to no more than 25% of our total assets at the end of any calendar quarter. Furthermore, until we are advised by counsel that income and gains from the disposition of TBAs should be treated as qualifying income for purposes of the 75% gross income test, we will limit our gains from dispositions of TBAs and any other non-qualifying income to no more than 25% of our total gross income for each calendar year. Accordingly, our ability to purchase Agency RMBS through TBAs and to dispose of TBAs, through dollar roll transactions or otherwise, could be limited.

Moreover, even if we are advised by counsel that TBAs should be treated as qualifying assets or that income and gains from dispositions of TBAs should be treated as qualifying income, it is possible that the IRS could successfully take the position that such assets are not qualifying assets and such income is not qualifying income. In that event, we could be subject to a penalty tax or could fail to qualify as a REIT if (i) the value of our TBAs, together with our non-qualifying assets for the 75% asset test, exceeded 25% of our gross assets at the end of any calendar quarter, or (ii) our income and gains from the disposition of TBAs, together with our non-qualifying income for the 75% gross income test, exceeded 25% of our gross income for any taxable year.

Although our use of TRSs may partially mitigate against the negative impact of meeting the requirements for qualification as a REIT, our ownership of and relationship with our TRSs is limited and a failure to comply with the limits would jeopardize our REIT qualification and could result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. Other than certain activities relating to lodging and healthcare facilities, a TRS generally may engage in any business and may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Capitol and other TRSs that we may form will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed to us. We anticipate that the aggregate value of the securities of our TRSs will be less than 25% of the value of our total assets (including our TRS securities). Furthermore, we intend to monitor the value of our respective investments in our TRSs for the purpose of ensuring compliance with TRS ownership limitations. In addition, we will review all of our transactions with TRSs to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation or to avoid application of the 100% excise tax discussed above.

We may be required to report taxable income with respect to certain of our investments in excess of the economic income we ultimately realize from them.

We may acquire interests in debt instruments in the secondary market for less than their face amount. The discount at which such interests in debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Market discount on a debt instrument accrues based generally on the assumption that all future payments on the debt instrument will be made. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made. In the case of residential mortgage loans, principal payments are ordinarily made monthly, and consequently, accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on a debt instrument than its purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deduction in a subsequent taxable year.

Similarly, some of the mortgage-backed securities that we purchase will likely have been issued with original issue discount, or OID. We will be required to report such OID based on a constant yield method and income will accrue based on the assumption that all future projected payments due on such mortgage-backed securities will be made. If such mortgage-backed securities turn out not to be fully collectible, an offsetting loss deduction will become available only in the later year in which uncollectability is provable.

Finally, in the event that any debt instruments or mortgage-backed securities acquired by us are delinquent as to mandatory principal and interest payments, or in the event a borrower with respect to a particular debt instrument acquired by us encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at their stated rate regardless of whether corresponding cash payments are received or are ultimately collectible. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction would depend on our having taxable income in that later year or thereafter.

Dividends payable by REITs generally do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our shares.

Legislation enacted in 2003 generally reduces the maximum U.S. federal income tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates to 15% through 2010. Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our shares. Also, to the extent that tax rates change after 2010, the attractiveness of an investment in our shares may decrease, which could adversely affect the value of our securities.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our shares.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Risks Related to Our Securities

Future issuances and sales of shares of our common stock may depress the market price of our common stock or have adverse consequences for our stockholders.

Our charter provides that we may issue up to 450,000,000 shares of common stock. As of the date of this prospectus, 13,379,209 shares of common stock were issued and outstanding and 33,249,000 warrants to purchase up to 33,249,000 shares of common stock were issued and outstanding. Our 2009 equity incentive plan provides for grants of restricted common stock and other equity-based awards, subject to a ceiling of 200,000 shares available for issuance under the plan. In connection with the closing of the merger with Capitol, we granted 22,159 shares of restricted common stock to our independent directors pursuant to the 2009 equity incentive plan.

We cannot predict the effect, if any, of future issuances or sales of our common stock on the market price of our common stock. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

Also, we may issue additional shares in subsequent public offerings or private placements to acquire new assets or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances, which may dilute the existing stockholders’ interests.

We have not established a minimum distribution payment level and we cannot assure you of our ability to pay distributions in the future.

We intend to pay quarterly distributions and to make distributions to our stockholders in an amount such that we distribute all or substantially all of our REIT taxable income in each year, subject to certain adjustments. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described herein. All distributions will be made, subject to Maryland law, at the discretion of our board of directors and will depend on our earnings, our financial condition, any debt covenants, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. We cannot assure you that we will achieve results that will allow us to make a specified level of cash distributions.

Our warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market.

Outstanding redeemable warrants to purchase an aggregate of 26,249,000 shares of our common stock (issued in connection with the conversion, pursuant to the merger, of the Capitol warrants issued in Capitol’s initial public offering) and warrants to purchase an aggregate of 7,000,000 shares of common stock (issued in connection with the conversion, pursuant to the merger, of the warrants sold to Capitol’s officers, directors and stockholders prior to Capitol’s initial public offering simultaneously with the consummation of such initial public offering) are currently exercisable at an exercise price of $11.00 per share. The warrant exercise price may be lowered under certain circumstances, including, among others, in our sole discretion at any time prior to the expiration date of the warrants for a period of not less than ten business days; provided, however, that any such reduction shall be identical in percentage terms among all of the warrants. These warrants likely will be exercised if the market price of the shares of our common stock equals or exceeds the warrant exercise price. Therefore, as long as warrants remain outstanding, there will be a drag on any increase in the price of our common stock in excess of the warrant exercise price. To the extent such warrants are exercised, additional shares of our common stock will be issued, which would dilute the ownership of existing stockholders. Further, if these warrants are exercised at any time in the future at a price lower than the book value per share of our common stock, existing stockholders could suffer substantial dilution of their investment, which dilution could increase in the event the warrant exercise price is lowered. Additionally, if we were to lower the exercise price in the near future, the likelihood of this dilution could be accelerated.

Our stock price could fluctuate and could cause you to lose a significant part of your investment.

The market price of our securities may be influenced by many factors, some of which are beyond our control, including those described above and the following:

•	changes in financial estimates by analysts;
•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	general economic conditions;
•	changes in market valuations of similar companies;
•	regulatory developments in the United States; and
•	additions or departures of key personnel at Pine River.

Resulting fluctuations in our stock price could cause you to lose a significant part of your investment.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain projections of future results of operations or financial condition; or
•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our security holders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•	use of proceeds of this offering;
•	changes in interest rates;
•	changes in mortgage prepayment rates;
•	the timing of credit losses within our portfolio;
•	our exposure to adjustable-rate and negative amortization mortgage loans;
•	the state of the credit markets and other general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers;
•	the concentration of the credit risks we are exposed to;
•	legislative and regulatory actions affecting the mortgage industry or our business;
•	the availability of target assets for purchase at attractive prices;
•	the availability of financing for our portfolio, including the availability of repurchase agreement financing;
•	declines in home prices;
•	increases in mortgage payment delinquencies;
•	changes in liquidity in the market for real estate securities, the re-pricing of credit risk in the capital markets, inaccurate ratings of securities by rating agencies, rating agency downgrades of securities, and increases in the supply of real estate securities available-for-sale;
•	changes in the values of securities we own and the impact of adjustments reflecting those changes on our income statement and balance sheet, including our stockholders’ equity;
•	our ability to generate the amount of cash flow we expect from our investment portfolio;
•	changes in our investment, financing, and hedging strategies and the new risks that those changes may expose us to;
•	changes in the competitive landscape within our industry, including changes that may affect our ability to retain or attract personnel;
•	our ability to manage various operational risks associated with our business;
•	our ability to maintain appropriate internal controls over financial reporting;

•	our ability to establish, adjust and maintain appropriate hedges for the risks in our portfolio; and
•	limitations imposed on our business due to our REIT status and our status as exempt from registration under the 1940 Act.

In addition, our calculation of expected book value at March 31, 2010, is a forward looking statement that is subject to certain risks and uncertainties which include:

•	additional adjustments in Two Harbors’ calculation of financial results or book value per share or the application of accounting principles, including as a result of review of these preliminary estimates by Two Harbors’ independent auditors;
•	discovery of new information by Two Harbors that alters its expectations about its first quarter results or impacts valuation methodologies underlying such results;
•	errors in Two Harbors’ assessment of its portfolio value; and
•	accounting changes, as required by U.S. generally accepted accounting principles.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Before you make an investment decision, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus may adversely affect us.

USE OF PROCEEDS

We are offering 14,000,000 shares of our common stock at the assumed public offering price of $8.78 per share (based on our last reported sales price on April 9, 2010). We estimate that the net proceeds we will receive from selling common stock in this offering will be approximately $116.3 million, after deducting the portion of the assumed underwriting discounts and commissions payable by us and estimated offering expenses of approximately $6.6 million (or, if the underwriters exercise their over-allotment option in full, approximately $133.8 million, after deducting the portion of the assumed underwriting discounts and commissions payable by us and estimated offering expenses of approximately $7.5 million).

We plan to use all the net proceeds from this offering above to acquire our target assets in accordance with our objectives and strategies described in this prospectus. See “Business — Our Business — Investment Guidelines and Strategy.” Our focus will be on purchasing Agency RMBS, non-Agency RMBS, and other assets, subject to our investment guidelines and to the extent consistent with maintaining our REIT qualification. PRCM Advisers LLC will make determinations as to the percentage of our assets that will be invested in each of our target assets. Its decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. Until appropriate assets can be identified, PRCM Advisers LLC may invest the net proceeds from this offering in interest-bearing short-term investments, including funds which are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from our target assets. Prior to the time we have fully used the net proceeds of this offering to acquire our target assets, we may fund our quarterly distributions out of such net proceeds.

PUBLIC MARKET FOR OUR COMMON STOCK

Our common stock is listed on the NYSE Amex under the symbol “TWO.” Prior to the consummation of the merger with Capitol on October 28, 2009, there had been no public trading market for our common stock. As of April 9, 2010, 13,379,209 shares of our common stock were issued and outstanding, and we had one registered holder and as of March 26, 2010 we had approximately 859 beneficial owners of our common stock. On April 9, 2010, the closing price of our common stock, as reported on the NYSE Amex, was $8.78. The following table sets forth the high and low sales prices for our common stock on the NYSE Amex for the periods indicated and the dividends declared per share of our common stock:

Period	High	Low
October 29, 2009 to December 31, 2009	$10.10	$8.70
January 1, 2010 to April 9, 2010	$10.23	$8.00

Date Common Dividends Declared	Amount Per Share	Date of Payment
December 21, 2010	$0.26	January 26, 2010
March 12, 2010	$0.36	April 23, 2010	(1)

(1)	Purchasers of our common stock in the offering will not receive this dividend.

DIVIDEND POLICY

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2009. U.S. federal income tax law requires that a REIT distribute with respect to each year at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. If our cash available for distribution is less than 90% of our REIT taxable income, we could be required to sell assets or borrow funds to pay cash dividends or we may make a portion of the required dividend in the form of a taxable stock dividend or dividend of debt securities. We will generally not be required to pay dividends with respect to activities conducted through any domestic TRS. For more information, see “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations of Two Harbors as a REIT — Taxation of Two Harbors — General.”

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to pay regular quarterly dividends of all or substantially all of our taxable income to holders of our common stock out of assets legally available therefor. The timing and amount of any dividends we pay to holders of our common stock will be at the discretion of our board of directors and will depend upon various factors, including our actual and projected results of operations, financial condition, liquidity and business, our debt and preferred stock covenants, maintenance of our REIT qualification, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. On December 21, 2009, we declared a dividend of $0.26 per share of common stock to stockholders of record as of December 31, 2009 and paid such dividend on January 26, 2010. On March 12, 2010, our board of directors declared a dividend of $0.36 per share, payable to stockholders of record on April 23, 2010. Purchases of our common stock in the offering will not receive this dividend. Our results of operations, financial condition, cash flows and liquidity will, in turn, be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information regarding risk factors that could materially adversely affect our results of operations, financial condition, cash flows, liquidity, business and prospects, see “Risk Factors.”

We anticipate that our dividends generally will be taxable as ordinary income to our stockholders, although a portion of the dividends may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth dividends paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see “U.S. Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders.”

CAPITALIZATION

The following table sets forth (1) our actual capitalization at December 31, 2009 and (2) our capitalization as adjusted to reflect the effect of the sale of our common stock in this offering at an assumed offering price of $8.78 per share (based on the last reported sales price on April 9, 2010), after deducting the underwriting discount and estimated offering expenses payable by us. You should read this table together with our consolidated financial statements and the accompanying notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Use of Proceeds” included elsewhere in this prospectus.

	As of December 31, 2009
	Actual(1)	As adjusted for this Offering(2)
Stockholders’ Equity
Common stock, par value $0.01 per share, 450,000,000 shares authorized; 13,379,209 issued and outstanding as of December 31, 2009, actual and 27,379,209 shares outstanding as adjusted	$133,792	$273,792
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2009	—	—
Additional paid-in capital	131,756,484	247,920,484 (3)
Accumulated other comprehensive loss	(949,728)	(949,728)
Cumulative earnings (losses)	(5,735,425)	(5,735,425)
Cumulative distributions to stockholders	(3,484,356)	(3,484,356)
Total capitalization	$121,720,767	$238,024,767

(1)	Certain amounts have been reclassified for purposes of this capitalization table as compared to the audited consolidated balance sheet.
(2)	Does not include the underwriters’ option to purchase up to 2,100,000 additional shares.
(3)	Represents additional paid in capital net of issuance costs.

SELECTED FINANCIAL DATA

We are providing the following summary historical financial information to assist you in your analysis of the offering covered by this prospectus. The following table presents selected historical financial information as of December 31, 2009 and December 31, 2008, and for the period from June 26, 2007 (date of inception of Capitol) to December 31, 2007. Our results prior to the merger in 2009 and in 2008 and 2007 represent the historical results of Capitol, the accounting acquirer in the merger completed on October 28, 2009. Certain amounts for prior periods have been reclassified to conform to the 2009 presentation.

Our selected financial data set forth below should be read in conjunction with our consolidated financial statements and the accompanying notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this prospectus are not indicative of our future performance.

	At or for the Year Ended December 31,		At or for the Period from June 26, 2007 (inception) through December 31, 2007(1)

Income Statement Data:	2009(1)	2008(1)
Interest income	$2,866,053	$4,442,222	$1,474,220
Interest expense	131,510	—	—
Net interest income	2,734,543	4,442,222	1,474,220
Other income:
Gain on sale of investment securities, net	335,966	—	—
Unrealized gain on interest rate swap agreements	363,666	—	—
Total other income	699,632	—	—
Expenses:
Management fees	325,654	—	—
Operating expenses:
Costs associated with business combination	9,572,218	—	—
Costs associated with Capitol as a development stage company	1,346,747	1,059,606	140,999
Other operating expenses	1,252,378	—	—
Total expenses	12,496,997	1,059,606	140,999
Net (loss) income before income taxes	(9,062,822)	3,382,616	1,333,221
Benefit from (provision for) income taxes	318,291	(1,088,083)	(618,648)
Net (loss) income	$(8,744,531)	$2,294,533	$714,573
Accretion of Trust Account income relating to common stock subject to possible conversion	(92,872)	(235,706)	—
Net (loss) income attributable to other common stockholders	$(8,837,403)	$2,058,827	$714,573
Basic and diluted (loss) earnings per share	$(0.39)	$0.08	$0.06
Dividends declared per common share	$0.26	$—	$—
Basic and diluted weighted average shares outstanding	22,941,728	24,936,558	11,602,789

Balance Sheet Data:
Available-for-sale securities	$494,464,867	$—	$—
Total assets	538,365,409	262,095,130	260,303,897
Repurchase agreements	411,892,510	—	—
Total stockholders’ equity	121,720,767	184,161,891	182,103,064

(1)	Capitol, the accounting acquirer in the merger completed on October 28, 2009, was formed on June 26, 2007 as a development stage company. As such, our results of operations are presented for only the periods set forth above. Comparability of the financial data is affected by the merger with Capitol.

	For the Year Ended December 31, 2009(1)	For the Year Ended December 31, 2008(1)	For the Period From June 26, 2007 (Inception) through December 31, 2007(1)
Cash Flow Data:
Net cash (used in) provided by operating activities	$(16,240,207)	$1,714,762	$1,389,340
Net cash (used in) provided by investing activities	$(245,301,729)	$602,417	$(259,820,845)
Net cash (used in) provided by financing activities	$284,868,673	$(511)	$258,892,980
Net (decrease) increase in cash	$23,326,737	$2,316,668	$461,475

(1)	Capitol, the accounting acquirer in the merger completed on October 28, 2009 was formed on June 26, 2007 as a development stage company. As such, our results of operations are presented for only the periods set forth above. Comparability of the financial data is affected by the merger with Capitol.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

General

We are a recently formed REIT that focuses on investing in, financing and managing RMBS.

Our objective is to provide attractive risk-adjusted returns to our investors over the long term, primarily through dividends and secondarily through capital appreciation. We intend to acquire and manage a portfolio of mortgage-backed securities, focusing on security selection and the relative value of various sectors within the mortgage market. We seek to invest in the following asset classes:

•	Agency RMBS.
•	Non-Agency RMBS.
•	Financial assets other than RMBS, comprising approximately 5% to 10% of the portfolio.

We are externally managed and advised by PRCM Advisers LLC, a subsidiary of Pine River. We expect to deploy moderate leverage as part of our investment strategy, through, with respect to Agency RMBS, short-term borrowings structured as repurchase agreements, and with respect to non-Agency RMBS, through both repurchase agreements and other available private funding sources.

We are a Maryland corporation that commenced operations upon completion of the merger transaction with Capitol on October 28, 2009. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable period ended December 31, 2009. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the 1940 Act.

Overview

Our 2009 efforts were focused on three strategic objectives that we believe position us for long term success.

•	Deploying capital efficiently. After completion of the merger transaction, our objective was to deploy capital rapidly but prudently, focusing on assets with attractive risk-adjusted returns. We believe we have accomplished this goal: our capital was substantially fully invested as of December 2009.
•	Managing a portfolio to generate attractive returns with balanced risks. Our portfolio approach manages to a low level of interest rate and mortgage spread duration and focuses on positive prepayment upside. Through a diversified portfolio of Agency and non-Agency RMBS in combination with derivative hedging instruments, we believe this balanced risk within our portfolio is critical to providing an attractive return to our stockholders.
•	Establishing systems and controls. We have focused on building effective systems and controls in the areas of operations, accounting, information technology and investor relations. In 2009, we worked to build automated systems and Sarbanes-Oxley compliant processes. We have accomplished the essential aspects of this goal, although work continues in these areas.

Factors Affecting our Operating Results

Our net interest income will include income from our RMBS portfolio and will reflect the amortization of purchase premiums and accretion of purchase discounts. Net interest income will fluctuate primarily as a result of changes in market interest rates, our financing costs, and prepayment speeds on our assets. Interest rates, financing costs and prepayment rates vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty. Our operating results will also be affected by default rates and credit losses with respect to the mortgage loans underlying our non-Agency RMBS.

Fair Value Measurement

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also establishes three levels of input to be used when measuring fair value:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities as of the measurement date. Additionally, the entity must have the ability to access the active market and the quoted prices cannot be adjusted by the entity.
Level 2	Inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full-term of the assets or liabilities.
Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets and liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

We follow the fair value hierarchy set forth above in order to prioritize the data utilized to measure fair value. We strive to obtain quoted market prices in active markets (Level 1 inputs). If Level 1 inputs are not available, we will attempt to obtain Level 2 inputs, observable market prices in inactive markets or derive the fair value measurement using observable market prices for similar assets or liabilities. When neither Level 1 nor Level 2 inputs are available, we use Level 3 inputs and independent pricing service models to estimate fair value measurements. At December 31, 2009, approximately 91.9% of total assets, or $494.8 million, consisted of financial instruments recorded at fair value. Approximately 0.4% of total assets, or $2.1 million of the assets reported at fair value were valued using Level 3 inputs. See Note 7 to the Consolidated Financial Statements, included in this prospectus, for descriptions of valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models and significant assumptions utilized.

A significant portion of our assets and liabilities are at fair value and therefore our consolidated balance sheet and income statement are significantly affected by fluctuations in market prices. Although we execute various hedging strategies to mitigate our exposure to changes in fair value, we cannot fully eliminate our exposure to volatility caused by fluctuations in market prices. Starting in 2007, markets for asset-backed securities, including RMBS, have experienced severe dislocations. While these market disruptions continue, our assets and liabilities will be subject to valuation adjustment as well as changes in the inputs we use to measure fair value.

For the three and twelve months ended December 31, 2009, our interest rate swap agreement accounted as a trading instrument favorably impacted our financial results. The derivative change in fair value was a result of increased LIBOR and corresponding counterparty borrowing rates at the end of the fiscal year. Any temporary change in the fair value of our available-for-sale real estate securities is recorded as a component of accumulated other comprehensive income and does not impact our earnings.

We have numerous internal controls in place to help ensure the appropriateness of fair value measurements. Significant fair value measures are subject to detailed analytics, management review and approval. Our entire asset portfolio is priced by third-party brokers at the “bid side” of the market, and/or by independent pricing providers. We strive to obtain multiple market data points for each valuation. By utilizing “bid side” pricing, certain assets, especially the most recent purchases, may realize a markdown due to the “bid-offer” spread. To the extent that this occurs, any economic effect of this would be reflected in accumulated other comprehensive income. Further, we back test the fair value measurements provided by the pricing providers against actual performance. We also monitor the market for recent trades, market surveys, or other market information that may be used to benchmark pricing provider inputs.

Considerable judgment is used in forming conclusions and estimating inputs to our Level 3 fair value measurements. Level 3 inputs such as interest rate movements, prepayments speeds, credit losses and discount rates are inherently difficult to estimate. Changes to these inputs can have a significant affect on fair value measurements. Accordingly, our estimates of fair value are not necessarily indicative of the amounts that would be realized on the ultimate sale or exchange.

Critical Accounting Estimates

The preparation of financial statements in accordance with GAAP requires us to make certain judgments and assumptions, based on information available at the time of our preparation of the financial statements, in determining accounting estimates used in preparation of the statements. Our significant accounting policies are described in Note 2 to the consolidated financial statements, included elsewhere in this prospectus.

Accounting estimates are considered critical if the estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made and if different estimates reasonably could have been used in the reporting period or changes in the accounting estimate are reasonably likely to occur from period to period that would have a material impact on our financial condition, results of operations or cash flows.

Classification of Investment Securities and Valuations of Financial Instruments

Our RMBS investments consist primarily of Agency RMBS and non-Agency RMBS that we classify as available-for-sale. Our RMBS classified as available-for-sale are carried at their fair value, with changes in fair value recorded through accumulated other comprehensive income/(loss), a component of stockholders’ equity, rather than through earnings. We do not intend to hold any of our investment securities for trading purposes; however, if our securities were classified as trading securities, there could be substantially greater volatility in our earnings, as changes in the fair value of securities classified as trading are recorded through earnings.

When the estimated fair value of an AFS security is less than amortized cost, we consider whether there is an other-than-temporary impairment, or OTTI, in the value of the security that is required to be recognized in the statement of operations. The determination of whether a security is other-than-temporarily impaired involves judgments and assumptions based on subjective and objective factors. Consideration is given to whether we (1) have the intent to sell the investment securities, (2) are more likely than not to be required to sell the investment securities before recovery, or (3) do not expect to recover the entire amortized cost basis of the investment securities. Investments with unrealized losses are not considered other-than-temporarily impaired if we have the ability and intent to hold the investments for a period of time, to maturity if necessary, sufficient for a forecasted market price recovery up to or beyond the amortized cost basis of the investments. If an impairment is determined to be solely driven by the inability to fully recover the entire amortized cost basis over the remaining life of the security, the security is further analyzed for credit loss (the difference between the present value of cash flows expected to be collected and the amortized cost basis). The credit loss, if any, is then recognized in the statement of operations, while the balance of impairment related to other factors is recognized in other comprehensive income.

The methods used by us to estimate fair value may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while we believe that our valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. We use inputs that are current as of the measurement date, which in periods of market dislocation, may have reduced price transparency.

Interest Income Recognition

Our interest income on our Agency RMBS and non-Agency RMBS is accrued based on the actual coupon rate and the outstanding principal balance of such securities. Premiums and discounts are amortized or accreted into interest income over the lives of the securities using the effective yield method, as adjusted for actual prepayments.

Our interest income on our non-Agency RMBS securities rated below AA, including unrated securities, is recognized in accordance with estimated cash flows. Cash flows from a security are estimated applying assumptions used to determine the fair value of such security and the excess of the future cash flows over the investment are recognized as interest income under the effective yield method. We review and, if appropriate, make adjustments to our cash flow projections at least quarterly and monitor these projections based on input and analysis received from external sources, internal models, and our judgment about interest rates, prepayment rates, the timing and amount of credit losses, and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in interest income recognized on, or the carrying value of, such securities.

For non-Agency securities purchased at a discount, we account for differences between contractual cash flows and cash flows expected to be collected from our initial investment in debt securities acquired if those differences are attributable, at least in part, to credit quality. We limit the yield that may be accreted (accretable yield) to the excess of an estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the initial investment. The excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference or designated credit reserve) is not recognized as an adjustment of yield, loss accrual, or valuation allowance. Subsequent increases in cash flows expected to be collected is recognized prospectively through adjustment of the yield over the remaining life of the security. Decreases in cash flows expected to be collected are recognized as an impairment.

Derivative Financial Instruments and Hedging Activities

We apply the provisions of ASC 815, Derivatives and Hedging, which requires an entity to recognize all derivatives as either assets or liabilities in the balance sheets and to measure those instruments at fair value. The fair value adjustments of our current derivative instruments affect net income as the hedge for accounting purposes is being treated as an economic, or trading, hedge and not as a qualifying hedging instrument.

Derivatives are used for hedging purposes rather than speculation. We rely on internal models corroborated by quotations from a third party to determine these fair values. If our hedging activities do not achieve their desired results, our reported earnings may be adversely affected.

Income Taxes

Our financial results are generally not expected to reflect provisions for current or deferred income taxes, except for those taxable benefits or provisions recognized by our TRS. We plan to operate in a manner that will allow us to qualify for taxation as a REIT. As a result of our expected REIT qualification, we do not generally expect to pay U.S. federal corporate level taxes. Many of the REIT requirements, however, are highly technical and complex. If we were to fail to meet the REIT requirements, we would be subject to U.S. federal, state and local income taxes.

Market Conditions and Outlook

The 2009 calendar year experienced numerous regulatory developments in an effort to stabilize economic conditions and increase liquidity in the financial markets. These actions were in response to the significant adverse changes in the financial markets beginning in 2007 and continuing into 2010, which included housing market contractions, credit concerns and a reduction in the source of available liquidity in the capital markets. Certain of these regulatory actions have on-going impact on the valuations and expected returns of our RMBS portfolio. These regulatory developments include:

•	In December 2009, the US Treasury announced an amendment to the GSE Preferred Stock Purchase Program. This amendment primarily addresses the allowable portfolio sizes of Fannie Mae and Freddie Mac, and requirements for shrinking their asset size. The US Treasury announced that it would provide unlimited capital to Fannie Mae and Freddie Mac into 2012 to ensure their solvency and viability, but the long-term prospects of these entities is unclear. To the extent that the role of Fannie Mae and Freddie Mac as investors in Agency RMBS diminishes over time, it could affect the value of all RMBS, negatively impacting the value of the assets held in our portfolio, increasing the realized yields on Agency RMBS, or both.
•	In an attempt to lower mortgage rates and enable borrowers to refinance and lower mortgage payments, in November 2008 the Federal Reserve initiated an Agency RMBS purchase program,

which now provides for purchases of up to $1.25 trillion. The program was completed on March 31, 2010. We are unable to predict whether or when the US Treasury or the Federal Reserve will make further interventions in the Agency RMBS markets, or what impact, if any, such actions could have on the RMBS markets, the securities we hold, our business, results of operations and financial condition.
•	In March 2009, the U.S. Treasury, the Federal Deposit Insurance Corporation and the Federal Reserve announced the creation of the Public-Private Investment Program, or PPIP. This program involves the government investing alongside and providing financing for the purchases of non-Agency RMBS and commercial mortgage backed securities by certain newly-formed investment partnerships. In July 2009, the Treasury announced that it will invest up to $30 billion in equity and debt issued by public and private investment funds, or PPIFs, and announced that it had selected nine asset managers to manage these PPIFs. So far the PPIP program has not had a significant impact on the RMBS markets, but the PPIFs can be expected to increase the competition for senior RMBS assets, which could cause prices of these assets to rise. Higher prices may result in lower effective yields on assets that we may consider for purchase and also potentially higher values for our existing Senior RMBS portfolio.
•	The U.S. Government has encouraged programs designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures, including the Home Affordable Mortgage Modification Program, or HAMP, among other programs. In March 2010 the Obama administration announced that it would allocate $14 billion of TARP funds to enhance the HAMP program. The funds will be available for use in reducing principal amounts and payments owing on mortgages of unemployed homeowners who are at risk of foreclosure. These homeowner assistance programs may involve the modification of mortgage loans to reduce the principal amount of the loans (through forbearance and/or forgiveness) or the rate of interest payable on the loans, or may extend the payment terms of the loans. They may also allow for streamlined financing, thus increasing prepayments, or for a delay in foreclosures, thus potentially altering the timing and amount of cash flows to certain securities. In general, these homeowner assistance programs, as well as future legislative or regulatory actions, may affect the value of, and the returns on, our RMBS portfolio. To the extent that these programs are successful and fewer borrowers default on their mortgage obligations, the actual default rates realized on our non-Agency RMBS may be less than the default assumptions made by us at the purchase of such non-Agency RMBS. This could cause the realized yields on our non-Agency RMBS portfolio to be higher than expected at time of purchase. Conversely, if these programs lead to forced reductions in principal, all affected RMBS could decrease in value.
•	On February 10, 2010, Fannie Mae announced its intent to increase significantly its purchases of delinquent loans from its single-family RMBS trusts. Under its single-family RMBS trust documents, Fannie Mae has the option to purchase, from its RMBS trusts, loans that are delinquent four or more consecutive monthly payments. Additionally, on the same day, Freddie Mac announced that it will purchase substantially all mortgage loans delinquent 120 days or more from its related fixed-rate and adjustable-rate mortgage Participation Certificate securities. We expect a negligible impact on our portfolios as a result of these announcements.

We believe our blended Agency and non-Agency strategies, and our trading expertise, will allow us to navigate the dynamic characteristics of the RMBS environment while these and any future regulatory efforts take shape. Having a diversified portfolio allows us to balance risks, most specifically the volatility and impacts generated by uncertainty in interest rates, changes in prepayments, increases in homeowner defaults and home price depreciation, which may result in either a reduced or increased cost of funds.

Risk-adjusted returns in our Agency RMBS portfolio will decline if we are required to pay higher purchase premiums due to lower interest rates or additional liquidity in the market (including liquidity from the Federal Reserve’s purchases of Agency RMBS). Returns are also affected by the possibility of rising interest rates. We expect that the majority of our assets will remain in whole-pool Agency RMBS, due to the long-term attractiveness of the asset class and the need to preserve our exemption under the 1940 Act.

Interest-only Agency securities also provide a complementary investment and risk-management solution to our principal and interest Agency bond investments.

The substantial fear in the non-Agency RMBS market and lack of liquidity which drove price declines in late 2008 and 2009 created an investment opportunity which has attracted a substantial amount of new capital to the sector. This new pool of capital and other potential factors, such as the future availability of leverage from the government’s PPIP, contributed to the upward movement in RMBS prices during the last half of 2009, which generally has reduced the potential returns for non-Agency RMBS bonds. However, consistent with our Agency portfolio strategy, we believe the marketplace continues to offer targeted opportunities as the markets contract and expand with the development of various government programs.

The following table provides the carrying value of our portfolio by product type:

	As of December 31, 2009
Agency Bonds
Fixed Rate Bonds	$112,378,746	22.7%
Hybrid ARMs	305,441,270	61.8%
Total Agency	417,820,016	84.5%
Non-Agency Bonds
Senior Bonds	54,091,629	10.9%
Mezzanine Bonds	22,553,222	4.6%
Total Non-Agency	76,644,851	15.5%
Total	$494,464,867

Prepayment Speeds and Volatility due to Interest Rates

The initiation of HAMP-related buyouts has led many analysts to expect a significant increase in prepayments speeds, however we take a contrarian view. We do not expect housing prices to fully stabilize in 2010 and this, combined with stagnant unemployment rates, housing inventory increases and the potential end of government support, leads us to expect that there will not be a significant increase in prepayment speeds in 2010. Nonetheless, we believe our portfolio approach is well positioned to respond to a variety of market scenarios.

Although we are unable to predict the movement in interest rates in 2010 and beyond, our blended Agency and non-Agency portfolio strategy is intended to generate attractive yields with a low level of sensitivity to yield curve, prepayments and interest rate cycles. Our portfolio has a mixture of fixed and hybrid/adjustable rate terms, which we use to manage interest rate risk.

Our Agency bond portfolio is subject to inherent prepayment risk: generally, a decline in interest rates that lead to rising prepayment speeds will cause the market value of our interest-only securities to deteriorate, but will cause the market value of our fixed coupon Agency pools to increase. The inverse relationship occurs when interest rates increase and prepayments slow. In the fourth quarter of 2009, we executed on a targeted bond purchase strategy to reduce this prepayment or interest rate risk, which included bonds with explicit prepayment protection and seasoned bonds reflecting less prepayment risk due to previously experienced high levels of refinancing.

The following table provides the carrying value of our agency bond portfolio by vintage and prepayment protection:

	As of December 31, 2009
	Fixed Rate	Hybrid ARMs	Total Agency RMBS
Pre-pay lock-out or penalty-based	$64,004,507	$47,682,269	$111,686,776
Pre-2002 vintages	31,343,558	32,766,139	64,109,697
2002 – 2005 vintages	12,330,482	157,289,831	169,620,313
2006 and subsequent vintages	4,700,199	67,703,031	72,403,230
Total	$112,378,746	$305,441,270	$417,820,016

We are offsetting a portion of the Agency exposure to prepayment speeds through our non-Agency portfolio. Our non-Agency bond yields are expected to increase if prepayment rates on such assets exceed our prepayment assumptions. To the extent that prepayment speeds increase due to macroeconomic factors, we expect to benefit from the ability to recognize the income from the heavily discounted bond prices that principally arose from credit or payment default expectations.

The following table provides discount information on our non-Agency bond portfolio:

	As of December 31, 2009
	Senior	Mezzanine	Total
Face Value	$110,687,783	$55,892,526	$166,580,309
Unamortized discount
Designated credit reserve	(22,709,996)	(27,476,627)	(50,186,623)
Unamortized net discount	(34,420,207)	(6,629,531)	(41,049,738)
Amortized Cost	$53,557,580	$21,786,368	$75,343,948

Credit Losses

Although our Agency portfolio is supported by U.S. government agency and federally chartered corporation guarantees of payment of principal and interest, we are exposed to credit risk in our non-Agency RMBS portfolio. However, the credit support built into RMBS deal structures is designed to provide a level of protection from potential credit losses. In addition, the discounted purchase prices paid on our non-Agency RMBS assets provide additional insulation from credit losses in the event we receive less than 100% of par on such assets. We evaluate credit risk on our non-Agency investments through a comprehensive selection process, which is predominantly focused on quantifying and pricing credit risk. We review our non-Agency RMBS based on quantitative and qualitative analysis of the risk-adjusted returns on such investments. We evaluate each investment’s credit risk through our initial modeling and scenario analysis and through on-going asset surveillance. At purchase, we estimate the portion of the discount we do not expect to recover and factor that into our expected yield and accretion methodology. Nevertheless, unanticipated credit losses could occur, adversely impacting our operating results.

Counterparty Exposure and Leverage Ratio

We monitor counterparty exposure in our broker, banking and lending counterparties on a daily basis. Our broker and banking counterparties represent several well capitalized organizations and we attempt to manage our cash balances across these organizations to reduce our exposure to a single counterparty.

In relation to our lending counterparties, we have entered into repurchase agreements with six counterparties as of December 31, 2009 and we are in negotiations with several others to further diversify our relationships. As of December 31, 2009, we had a debt to equity ratio of 3.4 times which supports our hybrid portfolio investment strategy. As of December 31, 2009, we had approximately $49.6 million of unpledged non-Agency securities and an overall estimated unused borrowing capacity of approximately $29.8 million. If borrowing rates and collateral requirements change in 2010, we are positioned to adjust to higher interest rates with less earnings volatility than a more levered organization.

Summary of Results of Operations and Financial Condition

Our reported GAAP net loss attributable to common stockholders was $8.8 million ($0.39 per share) for 2009 as compared to a GAAP net income attributable to common stockholders of $2.1 million ($0.08 per share) for 2008. Our GAAP book value per diluted common share was $9.08 at December 31, 2009, an increase from $7.39 book value per common share at December 31, 2008.

Our results for 2009 reflect the costs associated with the merger transaction of $9.6 million and costs associated with Capitol as a development stage company prior to the merger transaction of $1.3 million. Excluding these merger transaction and development stage company costs, net of a reduction in tax benefits of $0.4 million, we would have reported a GAAP net income for 2009 of $1.7 million. We believe this non-GAAP financial measure is useful because the excluded costs will not be incurred on a going forward basis.

Our results for 2008 and 2007 represent the historical results of Capitol as a development stage company with no operations. The net income for 2008 and 2007 of $2.1 million and $0.7 million, respectively, reflected interest on money market funds.

The following table presents the components of our net (loss) income for 2009, 2008 and for the period from June 26, 2007 (inception) through December 31, 2007.

	Years Ended December 31,		Period from June 26, 2007 (inception) through December 31, 2007
	2009	2008
Interest income	$2,866,053	$4,442,222	$1,474,220
Interest expense	131,510	—	—
Net interest income	2,734,543	4,442,222	1,474,220
Other income:
Gain on sale of investment securities, net	335,966	—	—
Unrealized gain on interest rate swap agreements	363,666	—	—
Total other income	699,632	—	—
Expenses:
Management fees	325,654	—	—
Operating expenses:
Costs associated with business combination	9,572,218	—	—
Costs associated with Capitol as a development stage company	1,346,747	1,059,606	140,999
Other operating expenses	1,252,378	—	—
Total expenses	12,496,997	1,059,606	140,999
Net (loss) income before income taxes	(9,062,822)	3,382,616	1,333,221
Benefit from (provision for) income taxes	318,291	(1,088,083)	(618,648)
Net (loss) income	$(8,744,531)	$2,294,533	$714,573
Accretion of Trust Account income relating to common stock subject to possible conversion	(92,872)	(235,706)	—
Net (loss) income attributable to other common stockholders	$(8,837,403)	$2,058,827	$714,573
Basic and diluted (loss) earnings per share	$(0.39)	$0.08	$0.06
Dividends declared per common share	$0.26	$—	$—
Basic and diluted weighted average shares outstanding	22,941,728	24,936,558	11,602,789

Results of Operations

The following analysis principally focuses on the results generated in 2009, as our operations did not begin until the completion of the merger transaction in late October 2009. However, the analysis will also include 2008 and 2007 results, where appropriate, which consist of Capitol’s operations as a development stage company.

Interest Income and Average Earning Assets Yield

For the three and twelve months ended December 31, 2009, we recognized $2.8 million of interest income from our Agency and non-Agency RMBS portfolio. As of December 31, 2009, our available-for-sale securities portfolio’s average days held was approximately 37 days, with our non-Agency higher yielding assets average days held of approximately 34 days. This shortened investment period resulted in an average amortized cost of securities of approximately $181.4 million for the quarter ended December 31, 2009. The annualized net yield on the average amortized cost of our portfolio was approximately 6.2%.

For the three and twelve months ended December 31, 2009, we recognized $1.2 million of net premium amortization on our Agency RMBS, including our interest-only securities. This resulted in an overall net asset yield of approximately 4.4% on our Agency RMBS. For the three and twelve months ended December 31, 2009, we recognized $0.6 million of accretion income from the discounts on our non-Agency portfolio resulting in an overall net yield of approximately 16.2%.

The following tables present the components of the net yield earned by investment type on our RMBS portfolio as a percentage of our average amortized cost of securities:

	Three months ended December 31, 2009
	Agency	Non-Agency	Whole Portfolio
	(Ratios for the quarter have been annualized)
Gross Yield/Stated Coupon	7.4%	6.9%	7.3%
Net accretion/amortization of discount/premium	(3.0)%	9.3%	(1.1)%
Net Yield	4.4%	16.2%	6.2%

(1)	These yields have not been adjusted for cost of delay and cost to carry purchase premiums.
(2)	Prior to October 28, 2009, the Company was a development stage company without operations, therefore, comparative periods are not applicable.

The following table provides the components of interest income and net asset yield detail by investment type on our RMBS portfolio:

	Three months ended December 31, 2009
	Average Amortized Cost	Coupon Interest	Net (Premium Amortization)/ Discount Accretion	Interest Income	Net Asset Yield
Agency	$154,561,598	$2,861,123	$(1,151,080)	$1,710,043	4.4%
Non-Agency	26,874,915	463,470	622,600	1,086,070	16.2%
Total	$181,436,513	$3,324,593	$(528,480)	$2,796,113	6.2%

Our cash and cash equivalents interest income for the twelve months ended December 31, 2009 was principally generated by Capitol prior to the merger transaction, and resulted in annual interest income of $69,940 or approximately 0.00% yield. Subsequent to the merger transaction, our principal cash balances with our primary brokers are held in low yielding overnight money market accounts due to the significant decrease in market interest rates. Additional cash deposits are held in non-interest bearing accounts to support our daily operations. Our overall cash balances are managed relative to our investing, financing and operating requirements, investment opportunities and anticipated market conditions.

Prior to the completion of the merger transaction in 2009 and for the comparative period 2008 and for the period from June 26, 2007 (inception) through December 31, 2007, the Company’s principal assets were held in trust and invested in the Merrill Lynch Treasury Fund, an institutional money market mutual fund that invests all of its assets in direct obligations of the U.S. Treasury. Prior to the merger transaction in 2009, the effective annualized interest rate payable on our investment was approximately 0.00%. At December 31, 2008, the effective annualized interest rate payable on our investment was approximately 0.34%.

Interest Expense and the Cost of Funds

For the three and twelve months ended December 31, 2009, we recognized $131,510 in interest expense on our borrowed funds. For the three month period, our average outstanding balance under repurchase agreements was approximately $146.0 million, which was primarily funding our Agency RMBS portfolio. Our leverage ratio of 3.4 times as of December 31, 2009 and low LIBOR rates, resulted in an average cost of funds of 0.4% on an annualized basis.

Net Interest Income

For the three and twelve months ended December 31, 2009, our net interest income on our AFS portfolio was $2.7 million resulting in a net interest spread of approximately 5.8%. The favorable net interest rate spread was largely driven by our low cost of funds due to low LIBOR rates.

The following table provides the interest income and expense incurred in the three months ended December 31, 2009:

	Three months ended December 31, 2009(3)
	Agency	Non-Agency	Total
	(Percentages for the quarter have been annualized)
Average Available-for-Sale Securities Held(1)	$154,561,598	$26,874,915	$181,436,513
Total Interest Income	$1,710,043	$1,086,070	$2,796,113
Yield on Average Investment Securities	4.4%	16.2%	6.2%
Average Balance of Repurchase Agreements	$143,678,311	$2,292,556	$145,970,867
Total Interest Expense	$119,833	$11,677	$131,510
Average Cost of Funds(2)	0.3%	2.0%	0.4%
Net Interest Income	$1,590,210	$1,074,393	$2,664,603
Net Interest Rate Spread	4.1%	14.2%	5.8%

(1)	Excludes change in realized and unrealized gains/(losses).
(2)	Cost of funds by investment type is based off the underlying investment type of the AFS assigned as collateral.
(3)	Prior to October 28, 2009, the Company was a development stage company without operations, therefore, comparative periods are not applicable.

Gain on Sale of Investment Securities, Net

For the three and twelve months ended December 31, 2009, we sold AFS securities with a carrying value of $2.5 million for a net gain of $0.3 million. We do not expect to sell assets on a frequent basis, but may sell assets to reallocate capital into new assets that our management believes might have higher risk-adjusted returns.

Each quarter, we review each of our securities to determine if an OTTI charge would be necessary. For the periods ended December 31, 2009, 2008 and 2007, we did not recognize any losses from other-than-temporary impairments.

Unrealized Gain on Interest Rate Swap Agreements

Included in our results was the recognition of a $0.4 million net unrealized gain on our interest rate swap agreement that was accounted as a trading instrument. During the fourth quarter of 2009, we elected to enter into a $100 million notional interest rate swap agreement to hedge a portion of our interest rate risk on our short-term repurchase agreements, effectively establishing a fixed rate of 1.168% over a two year period. The increase in the two-year swap rate at the end of 2009 resulted in the favorable results for the three and twelve months ended December 31, 2009.

Expenses

Management Fees

We incurred management fees of $325,654 for the three and twelve months ended December 31, 2009, which are payable to PRMC Advisers LLC under our management agreement.

Operating Expenses

For the twelve months ended December 31, 2009, we recognized $12.2 million of operating expenses. For the twelve months ended December 31, 2008 and for the period from June 27, 2007 (inception) through December 31, 2007, we recognized $1.1 million and $0.1 million, respectively, of operating expenses.

Our results for 2009 reflect the costs associated with the merger transaction of $9.6 million and costs associated with Capitol as a development stage company prior to the merger transaction of $1.3 million. Excluding these merger transaction and development stage company costs, we incurred operating expenses of

$1.3 million for the three and twelve months ended December 31, 2009. We believe this non-GAAP financial measure is useful because the excluded costs will not be incurred on a going forward basis. Our results for 2008 and 2007 represent the historical results of Capitol as a development stage company with no operations. The operating expenses for 2008 and 2007 of $1.1 million and $0.1 million, respectively, reflected organizational costs as the development stage company pursued a business combination.

The following table provides operating expenses as a percentage of average equity for the annual and quarterly periods presented:

	Total Operating Expenses	Operating Expenses/Average Equity
	(Ratios for the quarter have been annualized)
For the Year Ended December 31, 2009	$12,171,343	7.1%
For the Year Ended December 31, 2008	$1,059,606	0.6%
For the Year Ended December 31, 2007	$140,999	0.2%
For the Quarter Ended December 31, 2009	$9,424,934	27.3%
For the Quarter Ended September 30, 2009	$1,040,300	2.3%
For the Quarter Ended June 30, 2009	$1,385,707	3.0%
For the Quarter Ended March 31, 2009	$320,402	0.7%

(1)	Prior to October 28, 2009, the Company was a development stage company without operations.

The following table provides adjusted operating expenses as a percentage of average equity for the three months ended December 31, 2009:

	Three months ended December 31, 2009	Operating Expenses/Average Equity
	(Ratios for the quarter have been annualized)
Total operating expenses	$9,424,934	27.3%
Less: Costs associated with business combination	(7,965,784)	-23.1%
Less: Costs associated with Capitol as a development stage company	(206,798)	-0.6%
Adjusted total operating expenses	$1,252,352	3.6%

(1)	Prior to October 28, 2009, the Company was a development stage company without operations.

Our adjusted operating expenses as a percentage of average equity for the three months ended December 31, 2009 was 3.6%. We believe this non-GAAP financial measure is useful because the excluded costs will not be incurred on a going forward basis. We expect an annualized expense ratio ranging from 2.8% to 3.2% in 2010 based on our current business model and equity base.

Income Taxes

For the twelve months ended December 31, 2009, we recognized current federal tax benefits of $0.4 million resulting from the available-carry-back of net losses of $1.3 million of our TRS. Offsetting the current federal tax benefits, we have recognized $0.1 million of deferred tax expense related to the unrealized income on our interest rate swap agreement held in our TRS. We currently intend to distribute 100% of our REIT taxable income, and therefore we have not recognized any further federal or state tax provisions. Our resulting effective tax rate was approximately negative 4%.

For the twelve months ended December 31, 2008 and for the period from June 26, 2007 (inception) through December 31, 2007, we recognized federal tax provisions of $1.1 million and $0.6 million with effective tax rates of 32% and 46%, respectively. The 2007 federal tax rate was higher due to additional federal tax due to personal holding company status.

Financial Condition

Available-for-Sale Securities, at Fair Value

Agency RMBS

Our Agency RMBS portfolio is comprised of adjustable rate and fixed rate mortgage-backed securities backed by single-family and multi-family mortgage loans. All of our Agency RMBS were Fannie Mae or Freddie Mac mortgage pass-through certificates or collateralized mortgage obligations that carry an implied “AAA” rating, or Ginnie Mae mortgage pass-through certificates, which are backed by the guarantee of the U.S. Government. The majority of these securities consist of whole pools in which we own all of the investment interests in the securities.

The table below summarizes certain characteristics of our Agency available-for-sale securities at December 31, 2009:

	Principal/ Current Face	Net Discount/ Premium	Amortized Cost	Unrealized Gain	Unrealized Loss	Carrying Value	Weighted Average Coupon Rate	Weighted Average Purchase Price
Principal and interest securities
Fixed	$93,760,620	$4,258,506	$98,019,126	$—	$(1,690,695)	$96,328,431	5.23%	$104.62
Hybrid/ARM	292,332,359	14,276,600	306,608,959	119,611	(1,287,300)	305,441,270	4.37%	$104.92
Total P&I Securities	$386,092,979	$18,535,106	$404,628,085	$119,611	$(2,977,995)	$401,769,701	4.58%	$104.85
Interest-only securities
Fixed	148,785,878	(133,343,316)	15,442,562	962,336	(354,583)	16,050,315	5.51%	$10.76
Total	$534,878,857	$(114,808,210)	$420,070,647	$1,081,947	$(3,332,578)	$417,820,016

Our three-month average prepayment rate, or CPR, experienced during the fourth quarter of 2009 by Agency RMBS owned by us as of December 31, 2009, on an annualized basis, was 12.0%.

The following table summarizes months to re-set characteristics for our floating or adjustable rate Agency RMBS mortgage portfolio at December 31, 2009:

Carrying Value
0 – 12 months	$116,667,705
13 – 36 months	147,814,171
37 – 60 months	5,538,964
Greater than 60 months	35,420,430
Total	$305,441,270

Non-Agency RMBS

Our non-Agency RMBS portfolio is comprised of senior and mezzanine tranches of mortgage-backed securities. The following table provides investment information on our non-Agency RMBS as of December 31, 2009:

	Principal/ Current Face	Accretable Purchase Discount	Credit Reserve Purchase Discount	Amortized Cost	Unrealized Gain	Unrealized Loss	Carrying Value
Senior	$110,687,783	$(34,420,207)	$(22,709,996)	$53,557,580	$1,007,365	$(473,316)	$54,091,629
Mezzanine	55,892,526	(6,629,531)	(27,476,627)	21,786,368	1,012,973	(246,119)	22,553,222
Total	$166,580,309	$(41,049,738)	$(50,186,623)	$75,343,948	$2,020,338	$(719,435)	$76,644,851

The following tables present certain information detailed by investment type and their respective underlying loan characteristics for our senior and mezzanine non-Agency RMBS, excluding our non-Agency interest-only portfolio, at December 31, 2009:

	Non-Agency RMBS Characteristics
	Senior Bonds	Mezzanine Bonds	Total Bonds
Carrying Value	$53,646,122	$22,553,222	$76,199,343
% of Non-Agency Portfolio	70.4%	29.6%	100.0%
Average Price	$55.19	$40.35	$49.77
Average Coupon	3.6%	2.8%	3.3%
Average Fixed Coupon	5.6%	5.8%	5.6%
Average Floating Coupon	1.0%	1.0%	1.0%
Average Hybrid Coupon	5.5%	5.6%	5.6%
Collateral Attributes
Avg Loan Age (months)	50	57	52
Avg Original Loan-to-Value	75%	70%	73%
Avg Original FICO(1)	689	722	699
Current Performance
60+ day delinquencies	26%	16%	23%
Average credit enhancement(2)	13.1%	11.7%	12.7%
3-Month CPR(3)	13.9%	18.0%	15.1%

(1)	Fair Isaac Corporation, or FICO represents a mortgage industry accepted credit score of a borrower.
(2)	Average credit enhancement remaining on our non-Agency RMBS portfolio, which is the average amount of protection available to absorb future credit losses due to defaults on the underlying collateral.
(3)	3-Month CPR is reflective of the prepayment speed on the underlying securitization; however, it does not necessarily indicate the proceeds received on our investment tranche. Proceeds received for each security are dependent on the position of the individual security within the structure of each deal.

	Non-Agency RMBS Characteristics
	Senior Bonds		Mezzanine Bonds		Total
Loan Type	Carrying Value	% of Senior Bonds	Carrying Value	% of Mezzanine Bonds	Carrying Value	% of Non- Agency Portfolio
Prime	$8,607,542	16.0%	$10,247,880	45.4%	$18,855,421	24.7%
Alt-A	28,153,545	52.5%	6,123,310	27.2%	34,276,855	45.0%
POA	4,838,051	9.0%	6,182,032	27.4%	11,020,083	14.5%
Subprime	12,046,984	22.5%	—	0.0%	12,046,984	15.8%
	$53,646,122	100%	$22,553,222	100%	$76,199,343	100.0%

	Non-Agency RMBS Characteristics
	Senior Bonds		Mezzanine Bonds		Total
Coupon Type	Carrying Value	% of Senior Bonds	Carrying Value	% of Mezzanine Bonds	Carrying Value	% of Non- Agency Portfolio
Fixed Rate	$33,493,920	62.4%	$7,856,665	34.8%	$41,350,585	54.3%
Hybrid or Floating	20,152,202	37.6%	14,696,557	65.2%	34,848,758	45.7%
	$53,646,122	100%	$22,553,222	100%	$76,199,343	100.0%

	Non-Agency RMBS Characteristics
	Senior Bonds		Mezzanine Bonds		Total
Loan Origination Year	Carrying Value	% of Senior Bonds	Carrying Value	% of Mezzanine Bonds	Carrying Value	% of Non- Agency Portfolio
2006+	$24,019,583	44.8%	$5,086,539	22.6%	$29,106,122	38.2%
2002 – 2005	29,048,277	54.1%	17,262,225	76.5%	46,310,501	60.8%
pre-2002	578,262	1.1%	204,458	0.9%	782,720	1.0%
	$53,646,122	100%	$22,553,222	100%	$76,199,343	100.0%

The underlying mortgage loans collateralizing our non-Agency RMBS are located across the United States. The following table presents the five largest geographic concentrations of the mortgages collateralizing these RMBS at December 31, 2009:

	Carrying Value	% of non-Agency RMBS
California	$28,860,972	37.7%
Florida	7,589,284	9.9%
New York	4,006,864	5.2%
Texas	2,681,031	3.5%
Arizona	2,555,560	3.3%
	$45,693,711	59.6%

Repurchase Agreements

Our borrowings consist entirely of repurchase agreements collateralized by our pledge of AFS securities and certain cash balances. All of our Agency RMBS are currently pledged as collateral, however, only a portion of our non-Agency RMBS has been pledged, and as of December 31, 2009 our leverage ratio (i.e., our debt to equity ratio) was 3.4:1.0. We believe our leverage ratio provides unused borrowing capacity and thus improves our liquidity and the strength of our balance sheet.

For the year ended December 31, 2009, the term to maturity of our borrowings ranged from seven days to over five months. The weighted average original term to maturity of our borrowings was 90 days at December 31, 2009. At December 31, 2009, the weighted average cost of funds for all our repurchase agreements was 0.4%.

Equity

As of December 31, 2009, our stockholders’ equity was $121.7 million and our diluted book value per share was $9.08. As of December 31, 2008, our stockholders’ equity was $184.2 million. The large decrease was principally due to the conversion of shares to cash and the repurchase of shares by Capitol as part of the merger transaction completed on October 28, 2009. Immediately thereafter, we estimated our stockholders’ equity to be $124.6 million and our book value per share to be $9.30. The subsequent reduction in book value is principally driven by net income during the period from the date of merger to December 31, 2009 of approximately $1.7 million, the declaration of dividends of $3.5 million representing our taxable income and unrealized losses in accumulated other comprehensive income of $1.0 million. Taxable net income in the REIT was higher than GAAP net income by approximately $5.5 million due to non-deductible merger transaction expenses in the REIT of $3.3 million, higher net accretion of discount to taxable interest income $1.2 million, and the stock conversion proceeds from the merger transaction being treated as dividends of earnings from Capitol to us of $1.0 million.

The following table provides details of our changes in stockholders’ equity from the date of the merger transaction through December 31, 2009:

(dollars in thousands, except per share amounts)	Book Value	Book Value per Share (diluted basis)
Stockholders’ equity at merger completion	$124,634	$9.30
Post-merger activities
GAAP net income, net of tax	1,676	0.13
Other comprehensive income	(950)	(0.07)
Dividend declaration	(3,484)	(0.26)
Other	(155)	(0.02)
Stockholders’ equity at December 31, 2009	$121,721	$9.08

GAAP to Taxable Income

The following table provides reconciliation of our GAAP loss to our taxable income (loss) split between our REIT and TRS for the year ended December 31, 2009:

(dollars in millions)	TRS	REIT	Consolidated
GAAP net loss, pre-tax	$(7.2)	$(1.9)	$(9.1)
Permanent differences
Capitol dividend of E&P	—	1.0	1.0
Non-deductible business combination expenses	6.3	3.3	9.6
Temporary differences
Net accretion of OID and market discount	—	1.2	1.2
Unrealized gain on interest rate swap agreement	(0.4)	—	(0.4)
Taxable (loss) income	$(1.3)	$3.6	$2.3
Dividend declaration deduction		(3.5)	(3.5)
Taxable (loss) income post-dividend deduction	$(1.3)	$0.1	$(1.2)

The permanent tax differences are non-recurring permanent tax differences that were recorded in 2009. These items will not impact future dividend declarations and/or book value in 2010 and beyond. Temporary differences are principally timing differences between GAAP and tax accounting, which will adjust over the course of the RMBS’s term and/or at time of sale of the RMBS in the future.

Change in Accumulated Other Comprehensive Income

With our accounting treatment for AFS, unrealized fluctuations in the market values of securities do not impact our GAAP or taxable income but are recognized on our balance sheet as a change in stockholders’ equity under “accumulated other comprehensive income/(loss).” As a result of this fair value accounting through stockholders’ equity, we expect our net income to have less significant fluctuations and result in less GAAP to taxable income timing differences, than if the portfolio were accounted as trading instruments.

Dividends

On December 21, 2009, we declared a quarterly dividend of $0.26 per share of common stock for the fourth quarter of 2009, our first dividend since becoming an operating company on October 28, 2009. As a REIT, we are required to distribute 90% of our taxable income to stockholders, subject to certain distribution requirements. Our board of directors for the fiscal year ended 2009 has elected to distribute the majority of our taxable income to avoid U.S. Federal Income taxes. As such, temporary differences between GAAP and taxable income can generate deterioration in book value on a permanent and temporary basis as taxable income is distributed that has not been earned for GAAP purposes.

Liquidity and Capital Resources

Our liquidity and capital resources are managed and forecast on a daily basis to principally ensure that we have sufficient liquidity to absorb market events that could negatively impact collateral valuations and result in margin calls and the flexibility to proactively manage our portfolio to take advantage of market opportunities.

Upon completion of this offering, our principal sources of cash will consist of borrowings under repurchase agreements, payments of principal and interest we receive on our RMBS portfolio, cash generated from our operating results, the net proceeds of this offering, and, depending on future market conditions, proceeds from capital market transactions. We typically use cash to repay principal and interest on our repurchase agreements, to purchase RMBS, to make dividend payments on our capital stock, and to fund our operations.

To the extent that we raise additional equity capital through other capital market transactions, we anticipate using cash proceeds from such transactions to purchase additional RMBS and for other general corporate purposes. There can be no assurance, however, that we will be able to raise additional equity capital at any particular time or on any particular terms. Credit Suisse Securities (USA) LLC and the underwriters in Capitol’s initial public offering have certain rights to participate in any future securities offerings by us.

As of December 31, 2009, we held $26.1 million in cash and cash equivalents available to support our operations, $494.5 million of AFS held at fair value and $411.9 million of outstanding debt in the form of repurchase agreements. As of December 31, 2009, our debt-to-equity ratio was 3.4:1.0. As of December 31, 2009, we had approximately $49.6 million of pledged non-Agency securities and an overall estimated unused borrowing capacity of approximately $29.8 million. If borrowing rates and collateral requirements change in 2010, we are positioned to adjust to higher interest rates with less earnings volatility than a more leveraged organization.

Our ongoing sources of financing are expected to be through repurchase agreements. We plan to finance our assets with a moderate amount of leverage, the level of which may vary based upon the particular characteristics of our portfolio and on market conditions. We may deploy, on a debt-to-equity basis, up to ten times leverage on our Agency RMBS assets. We also deploy some leverage on our non-Agency RMBS assets utilizing repurchase agreements as the source of financing. Also, we may increase our use of leverage for non-Agency RMBS in conjunction with financings that may be available under programs established by the U.S. Government. However, as of the date hereof, the government has suspended its former plans to expand the TALF to include RMBS and the PPIP Legacy Loans Program is not available to us at this time.

Under our repurchase agreements, we are required to pledge additional assets as collateral to our repurchase agreement counterparties (lenders) when the estimated fair value of the existing pledged collateral under such agreements declines and such lenders, through a margin call, demand additional collateral. Lenders generally make margin calls because of a perceived decline in the value of our assets collateralizing the repurchase agreements. This may occur following the monthly principal reduction of assets due to scheduled amortization and prepayments on the underlying mortgages, or may be caused by changes in market interest rates, a perceived decline in the market value of the investments and other market factors. To cover a margin call, we may pledge additional securities or cash. At maturity, any cash on deposit as collateral is generally applied against the repurchase agreement balance, thereby reducing the amount borrowed. Should the value of our assets suddenly decrease, significant margin calls on our repurchase agreements could result, causing an adverse change in our liquidity position.

The following table summarizes assets at carrying value that are pledged or restricted as collateral for the future payment obligations of repurchase agreements.

	December 31, 2009	December 31, 2008
AFS Securities	$444,833,063	$—
Restricted Cash	913,048	—
Due from counterparties	1,736,952	—
Total	$447,483,063	$—

While we generally intend to hold our target assets as long-term investments, we may sell certain of our investment securities in order to manage our interest rate risk and liquidity needs, meet other operating objectives and adapt to market conditions. We cannot predict the timing and impact of future sales of investment securities, if any. Because many of our investment securities are generally financed with repurchase agreements, and may be financed with credit facilities (including term loans and revolving facilities) and borrowings under programs established by the U.S. Government, a significant portion of the proceeds from sales of our investment securities (if any), prepayments and scheduled amortization are used to repay balances under these financing sources.

The following table provides the maturities of our repurchase agreements as of December 31, 2009.

December 31, 2009
Within 30 days	$207,050,239
30 to 59 days	—
60 to 89 days	—
90 to 119 days	—
Over 120 days	204,842,271
Total	$411,892,510

For the twelve-months ended December 31, 2009, our unrestricted cash balance increased from $2.8 million to $26.1 million. The cash movements can be summarized by the following:

•	Cash flows from operating activities. For the twelve months ended December 31, 2009, operating activities reduced our cash balances by approximately $16.2 million. The primary driver of this reduction was $10.9 million of operating expenses incurred as part of the merger transaction and associated activities of Capitol as a development stage company. Unlike an initial public offering, the costs of approximately $9.6 million associated with the merger transaction were recorded in the income statement and reflected as an operating activity of Capitol because the Company’s existence was for the purposes of completing a business combination or similar transaction.
•	Cash flows from investing activities. For the twelve months ended December 31, 2009, investing activities reduced our cash balances by approximately $245.3 million. The reduction was driven by the purchase of our RMBS portfolio in the last quarter of 2009.
•	Cash flows from financing activities. For the twelve months ended December 31, 2009, financing activities increased our cash balance by approximately $284.9 million resulting from the net borrowings under repurchase agreements to fund a portion of our RMBS portfolio, which was offset by payments to Capitol stockholders who did not participate in the business combination.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Aggregate Contractual Obligations

As of December 31, 2009, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

Subsequent to the merger transaction, we have established a number of master repurchase agreements with counterparties and we expect to execute additional master repurchase agreements. These repurchase agreements are short-term with maturities of less than one year.

We have entered into a management agreement with PRCM Advisers LLC, pursuant to which PRCM Advisers LLC is entitled to receive a management fee and the reimbursement of certain expenses from us. We reimburse PRCM Advisers LLC for (i) in the event PRCM Advisers LLC were to hire its own personnel, our allocable share of the compensation paid by PRCM Advisers LLC to its personnel serving as our principal financial officer and general counsel and personnel employed by PRCM Advisers LLC as in-house legal, tax, accounting, consulting, auditing, administrative, information technology, valuation, computer programming and development and back-office resources to us, and (ii) any amounts for personnel of PRCM Advisers LLC’s affiliates arising under a shared facilities and services agreement.

We are party to contracts that contain a variety of indemnification obligations, principally with brokers, underwriters and counterparties to repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited.

Recently Issued Accounting Standards

Refer to Note 2 of the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.

Inflation

Substantially all of our assets and liabilities are financial in nature. As a result, changes in interest rates and other factors impact our performance far more than does inflation. Our financial statements are prepared in accordance with GAAP and dividends are based upon net ordinary income as calculated for tax purposes; in each case, our results of operations and reported assets, liabilities and equity are measured with reference to historical cost or fair value without considering inflation.

Other Matters

We intend to conduct our business so as to maintain our exempt status under, and not to become regulated as an investment company for purposes of the 1940 Act. If we failed to maintain our exempt status under the 1940 Act and became regulated as an investment company, our ability to, among other things, use leverage would be substantially reduced and, as a result, we would be unable to conduct our business as described in Business — Our Business — Regulation. Accordingly, we monitor our compliance with both the 55% Test and the 80% Tests of the 1940 Act in order to maintain our exempt status. As of December 31, 2009, we determined that we were in compliance with both the 55% Test and the 80% Test requirements.

We calculate that at least 75% of our assets were qualified REIT assets, as defined in the Code for the period ended December 31, 2009. We also calculate that our revenue qualifies for the 75% source of income test and for the 95% source of income test rules for the period ended December 31, 2009. Consequently, we met the REIT income and asset tests. We also met all REIT requirements regarding the ownership of our common stock and the distribution of our net income. Therefore, for the period ended December 31, 2009, we believe that we qualified as a REIT under the Code.

Quantitative and Qualitative Disclosures about Market Risk

We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns through ownership of our capital stock. Although we do not seek to avoid risk completely, we believe that risk can be quantified from historical experience and we seek to actively manage our risk levels in order to earn sufficient compensation to justify the risks we undertake and to maintain capital levels consistent with taking such risks.

To reduce the risks to our portfolio, we employ portfolio-wide and security-specific risk measurement and management processes in our daily operations. PRCM Advisers LLC’s risk management tools include software and services licensed or purchased from third parties, in addition to proprietary software and analytical methods developed by Pine River. There can be no guarantee that these tools will protect us from market risks.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We are subject to interest rate risk in connection with our assets and related financing obligations. Subject to maintaining our qualification as a REIT, we engage in a variety of interest rate management techniques that seek to mitigate the influence of interest rate changes on the values of our assets.

We utilize interest-only securities as well as derivative financial instruments, currently limited to interest rate swaps as of December 31, 2009, to hedge the interest rate risk associated with our portfolio. We seek to hedge interest rate risk with respect to both the fixed income nature of our assets and the financing of our portfolio. In hedging interest rates with respect to our fixed income assets, we seek to reduce the risk of losses on the value of our investments that may result from changes in interest rates in the broader markets. In utilizing interest rate hedges with respect to our financing, we seek to improve risk-adjusted returns and, where possible, to obtain a favorable spread between the yield on our assets and the cost of our financing. We rely on PRCM Advisers LLC’s expertise to manage these risks on our behalf. We implement part of our hedging strategy through Capitol, our TRS, which is subject to U.S. federal, state and, if applicable, local income tax.

Interest Rate Effect on Net Interest Income

Our operating results depend in large part on differences between the income earned on our assets and our cost of borrowing and hedging activities. The costs associated with our borrowings are generally based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase while the yields earned on our leveraged fixed-rate RMBS will remain static. Moreover, interest rates may rise at a faster pace than the yields earned on our leveraged adjustable-rate and hybrid RMBS. Both of these factors could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time, as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our target assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

Our hedging techniques are partly based on assumed levels of prepayments of our target assets. If prepayments are slower or faster than assumed, the life of the investment will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

We acquire adjustable-rate and hybrid RMBS. These are assets in which the underlying mortgages are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the security’s interest yield may change during any given period. However, our borrowing costs pursuant to our financing agreements are not subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation, while the interest-rate yields on our adjustable-rate and hybrid RMBS would effectively be limited by caps. This issue will be magnified to the extent we acquire adjustable-rate and hybrid RMBS that are not based on mortgages that are fully indexed. In addition, adjustable-rate and hybrid RMBS may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. If this happens, we could receive less cash income on such assets than we would need to pay for interest costs on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

Interest Rate Mismatch Risk

We fund the majority of our adjustable-rate and hybrid Agency RMBS assets with borrowings that are based on LIBOR, while the interest rates on these assets may be indexed to other index rates, such as the one-year Constant Maturity Treasury index, or CMT, the Monthly Treasury Average index, or MTA, or the 11th District Cost of Funds Index, or COFI. Accordingly, any increase in LIBOR relative to these indices may result in an increase in our borrowing costs that is not matched by a corresponding increase in the interest earnings on these assets. Any such interest rate index mismatch could adversely affect our profitability, which may negatively impact distributions to our stockholders. To mitigate interest rate mismatches, we utilize the hedging strategies discussed above.

The following table provides the indices of our variable rate assets as of December 31, 2009, based on total notional amount of bonds.

Index Type	Floating	Hybrid*	Total	Index Percentage
CMT	$107,667,722	$124,833,299	$232,501,021	62%
LIBOR	74,452,692	40,014,206	114,466,898	31%
Other**	6,521,548	18,385,162	24,906,710	7%
Total	$188,641,962	$183,232,667	$371,874,629	100%

*	Hybrid amounts reflect those assets with greater than 12 months to reset.
**	Other-includes COFI, MTA and other indices.

Our analysis of risks is based on PRCM Advisers LLC and its affiliates’ experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of decisions by PRCM Advisers LLC may produce results that differ significantly from the estimates and assumptions used in our models.

We use a variety of recognized industry models, as well as proprietary models, to perform sensitivity analyses which are derived from primary assumptions for prepayment rates, discount rates and credit losses. The primary assumption used in this model is implied market volatility of interest rates. The information presented in the following interest sensitivity table projects the potential impact of sudden parallel changes in interest rates on our financial results and financial condition, over the next 12 months based on our interest sensitive financial instruments at December 31, 2009.

All changes in value are measured as the change from the December 31, 2009 financial position. All projected changes in annualized net interest income are measured as the change from the projected annualized net interest income based off current performance returns.

Interest Rate Sensitivity Table

	-100 bps	-50 bps	+50 bps	+100 bps
Change in value of financial position:
AFS securities, at fair value	$1,471,044	$1,427,092	$(2,493,242)	$(5,677,702)
As a % of December 31, 2009 equity	1.2%	1.2%	-2.0%	-4.7%
Derivative Assets	$(1,790,000)	$(903,000)	$728,000	$1,444,000
As a % of December 31, 2009 equity	-1.5%	-0.7%	0.6%	1.2%
Repurchase Agreements	$(404,966)	$(404,966)	$512,553	$1,025,106
As a % of December 31, 2009 equity	-0.3%	-0.3%	0.4%	0.8%
Total Net Assets	$(723,922)	$119,126	$(1,252,689)	$(3,208,596)
As a % of December 31, 2009 equity	-0.6%	0.1%	-1.0%	-2.6%
	-100 bps	-50 bps	+50 bps	+100 bps
Change in annualized net interest income:	$515,747	$257,873	(768,181)	$(1,536,363)
% change in net interest income	2%	1%	-4%	-7%

The AFS securities, at fair value, included in the interest rate sensitivity table “change in value of financial position” were limited to Agency RMBS. Due to our non-Agency RMBS’s significantly discounted prices and underlying credit risks, we believe our non-Agency RMBS’s valuation is inherently de-sensitized to changes in interest rates. As such, we cannot project the impact to these financial instruments and excluded these RMBS from the interest rate sensitivity analysis. These non-Agency RMBS have been included in the “change in annualized net interest income” analysis.

Certain assumptions have been made in connection with the calculation of the information set forth in the foregoing interest rate sensitivity table and, as such, there can be no assurance that assumed events will occur or that other events will not occur that would affect the outcomes. The base interest rate scenario assumes interest rates at December 31, 2009. The analysis presented utilizes assumptions and estimates based on management’s judgment and experience. Furthermore, while we generally expect to retain such assets and the associated interest rate risk to maturity, future purchases and sales of assets could materially change our interest rate risk profile. It should be specifically noted that the information set forth in the interest rate sensitivity table and all related disclosure constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Actual results could differ significantly from those estimated in the foregoing interest rate sensitivity table.

The interest rate sensitivity table quantifies the potential changes in net interest income and portfolio value, which includes the value of swaps, should interest rates immediately change. The interest rate sensitivity table presents the estimated impact of interest rates instantaneously rising 50 and 100 basis points, and falling 50 and 100 basis points. The cash flows associated with the portfolio of RMBS for each rate change are calculated based on assumptions, including prepayment speeds, yield on future acquisitions, slope of the yield curve and size of the portfolio. Assumptions made on the interest rate sensitive liabilities, which are assumed to relate to repurchase agreements, include anticipated interest rates, collateral requirements as a percent of the repurchase agreement, amount and term of borrowing.

The change in annualized net interest income does not include any benefit or detriment from faster or slower prepayment rates on our Agency premium bonds, non-Agency discount bonds, and instruments that represent the interest payments (but not the principal) on a pool of mortgages, or Interest-Only bonds. We anticipate that faster prepayment speeds in lower interest rate scenarios will generate lower realized yields on Agency premium and Interest-Only bonds and higher realized yields on non-Agency discount bonds. Similarly, we anticipate that slower prepayment speeds in higher interest rate scenarios will generate higher realized yields on Agency premium and Interest-Only bonds and lower realized yields on non-Agency discount bonds. Although we have sought to construct the portfolio to limit the effect of changes in prepayment speeds, there can be no assurance this will actually occur, and the realized yield of the portfolio may be significantly different than we anticipate in changing interest rate scenarios.

Given the low interest rates at December 31, 2009, we applied a floor of 0% for all anticipated interest rates included in our assumptions. Because of this floor, we anticipate that any hypothetical interest rate shock decrease would have a limited positive impact on our funding costs; however, because prepayments speeds are unaffected by this floor, we expect that any increase in our prepayment speeds (occurring as a result of any interest rate decrease or otherwise) could result in an acceleration of our premium amortization on Agency and Interest-Only bonds purchased at a premium, and accretion of discount on our non-Agency bonds purchased at a discount. As a result, because this floor limits the positive impact of any interest rate decrease on our funding costs, hypothetical interest rate decreases could cause the fair value of our financial instruments and our net interest income to decline.

Prepayment Risk

Prepayment risk is the risk that principal will be repaid at a different rate than anticipated. As we receive prepayments of principal on our assets, premiums paid on such assets will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the assets. Conversely, discounts on such assets are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the assets.

Market Risk

Market Value Risk.  Our AFS securities are reflected at their estimated fair value, with the difference between amortized cost and estimated fair value reflected in accumulated other comprehensive income. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, we would expect the fair value of these securities to decrease; conversely, in a decreasing interest rate environment, we would expect the fair value of these securities to increase. As market volatility increases or liquidity decreases, the fair value of our assets may be adversely impacted.

Real estate risk.  Residential RMBS and residential property values are subject to volatility and may be affected adversely by a number of factors, including national, regional and local economic conditions; local real estate conditions (such as an oversupply of housing); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. Decreases in property values reduce the value of the collateral for a mortgage loan and the potential proceeds available to a borrower to repay the loan, which could also cause us to suffer losses.

Credit Risk

We believe that our investment strategy will generally keep our risk to credit losses low to moderate. However, we retain the risk of potential credit losses on all of the loans underlying our non-Agency RMBS. With respect to our non-Agency RMBS that are senior in the credit structure, credit support contained in RMBS deal structures provide a level of protection from losses. We seek to manage the remaining credit risk through our pre-acquisition due diligence process, and by factoring assumed credit losses into the purchase prices we pay for non-Agency RMBS. In addition, with respect to any particular target asset, PRCM Advisers LLC’s investment team evaluates relative valuation, supply and demand trends, shape of yield curves, prepayment rates, delinquency and default rates, recovery of various sectors and vintage of collateral. Nevertheless, unanticipated credit losses could adversely affect our operating results.

BUSINESS

Overview

We are a Maryland corporation focused on investing in, financing and managing residential mortgage-backed securities, or RMBS, and related investments. We intend to qualify as a real estate investment trust, or REIT, as defined under the Internal Revenue Code of 1986, as amended, or the Code.

We are externally managed by PRCM Advisers LLC. PRCM Advisers LLC is a wholly-owned subsidiary of our sponsor, Pine River Capital Management L.P., which we refer to as Pine River, a global multi-strategy asset management firm with an established track record of investing in our target assets and fixed income securities.

Our objective is to provide attractive risk-adjusted returns to our investors over the long term, primarily through dividends and secondarily through capital appreciation. We selectively acquire and manage an investment portfolio of our target assets, which is constructed to generate attractive returns through market cycles. We focus on security selection and implement a relative value investment approach across various sectors within the residential mortgage market. Our target assets include the following:

•	Agency RMBS, meaning RMBS whose principal and interest payments are guaranteed by the Government National Mortgage Association (or Ginnie Mae), the Federal National Mortgage Association (or Fannie Mae), or the Federal Home Loan Mortgage Corporation (or Freddie Mac).
•	Non-Agency RMBS, meaning RMBS that are not issued or guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac, and
•	Financial assets other than RMBS, comprising approximately 5% to 10% of the portfolio.

We seek to deploy moderate leverage as part of our investment strategy. We generally finance our target assets through short-term borrowings structured as repurchase agreements. We may also finance portions of our portfolio through non-recourse term borrowing facilities and equity financing provided by government programs, if such financing becomes available.

We recognize that investing in our target assets is competitive and that we compete with other investment vehicles for attractive investment opportunities. We rely on our management team and Pine River, who have developed strong relationships with a diverse group of financial intermediaries. In addition, we have benefited and expect to continue to benefit from Pine River’s analytical and portfolio management expertise and infrastructure. We believe that our significant focus on the RMBS area, the extensive RMBS expertise of our investment team, our strong analytics and our disciplined relative value investment approach give us a competitive advantage versus our peers.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our initial taxable period ended December 31, 2009. To qualify as a REIT we will be required to meet certain investment and operating tests and annual distribution requirements. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income to stockholders and maintain our intended qualification as a REIT. However, certain activities that we may perform may cause us to earn income which will not be qualifying income for REIT purposes. We have preserved Capitol as a taxable REIT subsidiary, or TRS, as defined in the Code, to engage in such activities, and we may in the future form additional TRS’s. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act.

Capitol Acquisition Corp. (prior to October 28, 2009)

Capitol was a blank check company formed under the laws of the State of Delaware on June 26, 2007 to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets.

On November 14, 2007, Capitol completed its initial public offering of 25,000,000 units at a price of $10.00 per unit, and received net proceeds of approximately $239.8 million. Capitol received additional net proceeds of $12.0 million on December 12, 2007, as a result of the initial public offering underwriters exercising their over-allotment option to purchase an additional 1,249,000 units. Each unit consisted of one share of Capitol’s common stock and one redeemable common stock purchase warrant. Each warrant entitled the holder to purchase from Capitol one share of common stock at an exercise price of $7.50, commencing the later of the completion of a business combination or November 8, 2008 and expiring November 8, 2012. Certain of Capitol’s sponsors and founding stockholders, or the Initial Stockholders, purchased an additional 7,000,000 warrants for $7.0 million. The purchase and issuance of these warrants occurred simultaneously with consummation of the IPO on a private placement basis. All of the net proceeds received from the foregoing sale of securities, totaling approximately $258.4 million, were placed in a trust account pursuant to Capitol’s charter, pending consummation of a business combination.

On June 11, 2009, Capitol signed an Agreement and Plan of Merger with Two Harbors, Two Harbors Merger Corp. and Pine River which sets forth the terms and conditions whereby Capitol agreed to merge into Two Harbors Merger Corp., with Capitol being the surviving entity and becoming a wholly-owned subsidiary of Two Harbors.

Consummation of the Merger Transaction

On October 26, 2009, the majority of Capitol’s stockholders approved the merger transaction, and the transaction closed on October 28, 2009. In connection with the closing, the holders of Capitol’s common stock and warrants became holders of the securities of Two Harbors after the merger in the same proportion as their holdings in Capitol immediately before the merger, except as (i) increased by (A) the cancellation of 6,562,257 shares of Capitol common stock held by the Initial Stockholders, (B) conversion of 6,875,130 shares of Capitol common stock by holders thereof who exercised the right to have their shares converted into funds held in the trust account at a value of $9.87 per share and (C) the purchase of 5,994,661 shares pursuant to forward sales agreements that provided for Capitol to purchase such shares after the closing of the merger at a price of $9.87 per share and (ii) decreased by the issuance of 22,159 shares of restricted stock to our independent directors at the closing.

In addition, in connection with the closing of the merger transaction, we entered into a supplement and amendment to the agreement that governs the warrants, the terms of which, among other things, (i) increased the exercise price of the warrants from $7.50 per share to $11.00 per share, (ii) extended the expiration date of the warrants from November 7, 2012 to November 7, 2013 and (iii) limited a holder’s ability to exercise warrants to ensure that such holder’s Beneficial Ownership or Constructive Ownership (each as defined in our charter) do not exceed the restrictions contained in the charter limiting the ownership of shares of our common stock.

Two Harbors Investment Corp. (post-merger)

As of October 28, 2009, upon consummation of the merger agreement, we commenced doing business as Two Harbors Investment Corp. Our common stock and warrants are listed on the NYSE Amex under the symbols TWO and TWO.WS, respectively.

The following chart shows our structure. We conduct substantially all of our operations through our wholly-owned subsidiary, Two Harbors Operating Company LLC, or the Subsidiary LLC. The Subsidiary LLC in turn conducts its business through two subsidiaries: Two Harbors Asset I, LLC, which holds most of our RMBS and other assets; and Capitol, which we have elected to treat as a TRS, and which holds certain non-RMBS assets and conducts certain economic hedging activity.

Our Business

Investment Guidelines and Strategy

Our board of directors has adopted the following investment guidelines:

•	no investment shall be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;
•	no investment shall be made that would cause us to be regulated as an investment company under the 1940 Act;
•	we will primarily invest within our target assets, consisting primarily of Agency RMBS and non-Agency RMBS; approximately 5% to 10% of our portfolio may include financial assets other than RMBS; and
•	until appropriate investments can be identified, we will invest available cash in interest-bearing and short-term investments that are consistent with (i) our intention to qualify as a REIT, and (ii) our exemption from “investment company” status under the 1940 Act.

These investment guidelines may be changed from time to time by our board of directors without the approval of our stockholders.

Within the constraints of the foregoing investment guidelines, PRCM Advisers LLC has broad authority to select, finance and manage our investment portfolio. As a general matter, our investment strategy is designed to enable us to:

•	build an investment portfolio consisting of Agency RMBS and non-Agency RMBS that will generate attractive returns while having a moderate risk profile;
•	manage financing, interest, prepayment rate and credit risks;
•	capitalize on discrepancies in the relative valuations in the mortgage market; and
•	provide regular quarterly distributions to stockholders.

Within the requirements of the investment guidelines, PRCM Advisers LLC makes determinations as to the percentage of our assets that will be invested in each of our target assets. PRCM Advisers LLC’s decisions depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our assets that will be invested in any of our target asset classes at any given time. We believe that the diversification of our portfolio of assets and the flexibility of our strategy, combined with PRCM Advisers LLC’s and its affiliates’ expertise, will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles.

Target Assets

Our target asset classes and the principal investments we have made and expect to make are as follows:

Agency RMBS	Agency RMBS collateralized by either fixed rate mortgage loans, adjustable rate mortgage loans or hybrid mortgage loans, or derivatives thereof, including:
• mortgage pass-through certificates;
• collateralized mortgage obligations;
• Freddie Mac gold certificates;
• Fannie Mae certificates;
• Ginnie Mae certificates;
• “to-be-announced” forward contracts, that is pools of mortgages with specific investment terms to be issued by GSEs at a future date; and
• interest-only and inverse interest-only securities.
Non-Agency RMBS	Non-Agency RMBS collateralized by prime mortgage loans, Alt-A mortgage loans and subprime mortgage loans, which may have fixed rate, adjustable rate or hybrid rate terms.
Non-Agency RMBS includes both senior and mezzanine RMBS. Senior RMBS refers to non-Agency RMBS that represent the senior-most tranches — that is, the tranches which have the highest priority claim to cash flows from the related collateral pool, within the RMBS structure. Mezzanine RMBS refers to subordinated tranches within the collateral pool. The non-Agency RMBS we purchase may include investment-grade and non-investment grade classes, including non-rated securities.
Hybrid mortgage loans have terms with interest rates that are fixed for a specified period of time and, thereafter, generally adjust periodically to an increment over a specified interest rate index. ARMs refer to hybrid and adjustable-rate mortgage loans which typically have interest rates that adjust periodically to an increment over a specified interest rate index.
Assets other than RMBS	Non-real estate financial assets including non-mortgage related securities and certain hedging transactions that may produce non-qualifying income for purposes of the REIT gross income tests.

Our investment portfolio at December 31, 2009 primarily consisted of RMBS. After the consummation of this offering, we expect that our investment portfolio will continue to consist primarily of RMBS, subject to our REIT qualification and our 1940 Act exemption.

Investment Activities

At December 31, 2009, we had total assets of approximately $538.4 million, of which $494.5 million, or 91.8%, represented our RMBS portfolio. At December 31, 2009, $417.8 million, or 84.5% of our RMBS portfolio was comprised of Agency RMBS, $54.1 million, or 10.9% of our RMBS portfolio was comprised of senior non-Agency RMBS, and the remaining $22.6 million, or 4.6% was comprised of other non-Agency RMBS. The remaining $43.9 million of assets consists primarily of cash, restricted cash, receivables and prepaid assets.

Competitive Advantages

Our investment strategy is focused on utilizing our underlying core strengths, described below in further detail, which we believe offer competitive advantages in the marketplace.

Significant Experience of Our Management Team

PRCM Advisers LLC’s fixed income team has broad experience in managing Agency RMBS, non-Agency RMBS and other mortgage-related assets through a variety of credit and interest rate environments and has demonstrated the ability to generate attractive risk-adjusted returns under different market conditions and cycles, on both a levered and unlevered basis.

The senior members of our research and investment team have an average of 22 years of experience in mortgage-backed securities trading, including experience in performing advisory services for investment banks, funds, other investment vehicles, and other managed and discretionary accounts. Our Co-Chief Investment Officers are Steven Kuhn and William Roth. Mr. Kuhn is a Partner of Pine River, and joined the firm in January 2008. He has 16 years of experience trading RMBS and other fixed income securities for Goldman Sachs Asset Management, Citadel and Cargill. Mr. Roth joined Pine River in June 2009, and has 28 years of experience working for Salomon Brothers and Citigroup in the fixed income markets, including mortgage-backed and asset-backed securities. The fixed income investment team also includes seasoned traders, analysts and risk managers, and is backed by Pine River’s extensive infrastructure in the areas of trade execution, risk management, valuation, accounting, operations, corporate governance and law. We are not assured of access to all of Pine River’s investment professionals, or to the time and expertise of any particular members of Pine River’s fixed income team.

Disciplined Relative Value Investment Approach

Disciplined security selection is a key element of our strategy. We are, in essence, a relative value investor in mortgage-backed securities. PRCM Advisers LLC uses a cross-product approach, conducting top-down market assessments with respect to various subsets of the RMBS market in order to identify the most attractive segments and investment opportunities. In employing this detailed analysis, PRCM Advisers LLC seeks to best capture market inefficiencies and identify the most mispriced securities. We select our RMBS based on factors that include extensive analysis of the underlying loans, including prepayment trends, average remaining life, amortization schedules, fixed versus floating interest rates, geographic concentration, property type, loan-to-value ratios and credit scores. Considering the multi-trillion dollar size of the U.S. RMBS market, we can be very selective with our investments and buy only the securities we deem to be the most attractive. We believe this holistic, relative-value approach to the non-Agency and Agency RMBS investments may achieve higher risk-adjusted returns than an approach that focuses on a single sector of the residential mortgage market.

Portfolio Construction

Our objective is to provide attractive risk-adjusted returns to our stockholders over the long-term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by constructing a well-balanced portfolio consisting primarily of RMBS, with a focus on managing various associated risks, including interest rate, prepayment, mortgage spread and financing risk. PRCM Advisers LLC uses its fixed income investment team’s expertise across a broad range of asset classes within the RMBS markets to build a portfolio that seeks to balance income, cash, capital appreciation, leverage and the aforementioned risks. Through the careful and disciplined selection of assets, and continual portfolio monitoring, we seek to build and maintain an investment portfolio that provides value to stockholders over time both in absolute terms and relative to other RMBS portfolios.

Access to PRCM Advisers LLC’s Analytical Tools, Infrastructure and Expertise

Our experienced investment team constructs and manages our RMBS investment portfolio through the use of focused qualitative and quantitative analysis, which helps us manage risk on a security-by-security and portfolio basis. We rely on a variety of proprietary and third party analytic tools and models, which we customize to our needs. We focus on in-depth analysis of the numerous factors that influence our target assets, including:

•	fundamental market and sector review;
•	cash flow analysis;
•	disciplined security selection;
•	controlled risk exposure; and
•	prudent balance sheet management.

We also use these tools to guide the hedging strategies developed by PRCM Advisers LLC to the extent consistent with the requirements for qualification as a REIT.

In addition, through PRCM Advisers LLC we have access to Pine River’s proprietary technology management platform, called Everest, to track investments and to monitor investment risk across asset classes. Everest collects and stores real-time market data, and integrates market performance with portfolio holdings and proprietary risk models to measure the risk positions in portfolios. This measurement system portrays overall portfolio risk and risk sources.

Our ability to track real-time variables such as market specific home prices and unemployment rates provides us with valuable insights and helps with specific asset selection decisions. We believe that sophisticated analysis of both macro- and micro-economic factors will enable us to manage cash flow and distributions while preserving our stockholders’ capital.

Through our shared facilities and services agreement with Pine River, PRCM Advisers LLC has analytical and portfolio management capabilities to aid in security selection and risk management. We capitalize on the market knowledge and ready access to data across our target markets that PRCM Advisers LLC and its affiliates obtain through their established platform. We also benefit, through PRCM Advisers LLC, from Pine River’s comprehensive finance, operational and administrative infrastructure, including its risk management and financial reporting and accounting operations, as well as its business development, legal and compliance, operations and settlement and software development teams.

Extensive Strategic Relationships and Experience of PRCM Advisers LLC and its Affiliates

PRCM Advisers LLC and its affiliates maintain extensive long-term relationships with financial intermediaries including prime brokers, investment banks, broker-dealers and asset custodians. We believe these relationships enhance our ability to source, finance, protect and hedge our investments and, thus, enable us to succeed in various credit and interest rate environments. Members of the fixed income team have many years of experience and well-established contacts within the RMBS industry, and are able to bring their personal relationships to bear for our benefit and the benefit of our stockholders.

Financing Strategy

We deploy moderate leverage to increase potential returns to our stockholders and to fund the acquisition of our assets. We are not required to maintain any particular leverage ratio. The amount of leverage we deploy for particular investments in our target assets depends upon an assessment of a variety of factors, which may include the anticipated liquidity and price volatility of our assets; the gap between the duration of assets and liabilities, including hedges; the availability and cost of financing the assets; our opinion of the credit worthiness of financing counterparties; the health of the U.S. economy and residential mortgage-related markets; our outlook for the level, slope, and volatility of interest rates; the credit quality of the loans we acquire; the collateral underlying our Agency RMBS and non-Agency RMBS; and our outlook for asset spreads relative to the LIBOR curve.

Our primary financing sources are repurchase agreements. We may use repurchase agreements to deploy, on a debt-to-equity basis, up to ten times leverage on our Agency RMBS assets, but we are not required to maintain any particular leverage ratio. We expect under current market conditions to deploy limited leverage on our non-Agency RMBS through the use of repurchase agreements. In the future, we may pursue additional leverage in conjunction with financings that may be available from traditional private sources of lending or under programs established by the U.S. government. In the current economic climate, repurchase lenders under repurchase agreements generally advance approximately 90% to 95% of the market value of the Agency RMBS financed (meaning a 5% to 10% discount from market value, or haircut) and 50% to 65% of the market value of the non-Agency RMBS financed (meaning a 35% to 50% haircut). A significant decrease in the advance rate or an increase in the haircut could result in our having to sell securities in order to meet additional margin requirements by the lender. We expect to mitigate our risk of margin calls by deploying a prudent amount of leverage that is below what could be used under current advance rates.

In order to reduce our exposure to counterparty-related risk, we generally seek to diversify our exposure by entering into repurchase agreements with multiple counterparties. As of April 12, 2010, we had repurchase agreements with nine counterparties. At December 31, 2009, we had $411.9 million of outstanding balances under repurchase agreements with six counterparties, with a maximum net exposure (the difference between the amount loaned to us, including interest payable, and the value of the securities pledged by us as collateral, including accrued interest receivable on such securities) to any single lender of $17.3 million.

Interest Rate Hedging and Risk Management Strategy

We enter into derivative financial instruments, or hedging instruments, to hedge all or a portion of the interest rate risk on our LIBOR-based repurchase agreements. At December 31, 2009, our hedging instruments consisted solely of swaps, which are used to lock-in fixed interest rates over the term of the swap, related to a portion of our existing and anticipated future repurchase agreements. At December 31, 2009, we were a party to fixed-rate swaps with an aggregate notional amount of $100.0 million. We do not anticipate entering into any hedging instruments for speculative or trading purposes.

Management Agreement

We have entered into a management agreement with PRCM Advisers LLC, a wholly-owned subsidiary of Pine River. Pursuant to the management agreement, PRCM Advisers LLC implements our business strategy and performs certain services for us, subject to oversight by our board of directors. PRCM Advisers LLC is responsible for, among other duties, (i) performing all of our day-to-day functions, (ii) determining investment criteria in conjunction with our board of directors, (iii) sourcing, analyzing and executing investments, asset sales and financings, and (iv) performing asset management duties.

The initial term of the management agreement expires on October 28, 2012, with automatic, one-year renewals at the end of the initial term and each year thereafter. Our independent directors review PRCM Advisers LLC’s performance annually and, following the initial term, the management agreement may be terminated annually by us without cause upon the vote of at least two-thirds of our independent directors or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon: (i) PRCM Advisers LLC’s unsatisfactory performance that is materially detrimental to us or (ii) our determination that the management fees payable to PRCM Advisers LLC are not fair, subject to PRCM Advisers LLC’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We are required to provide PRCM Advisers LLC with 180 days’ prior notice of such termination. Upon termination without cause, we will pay PRCM Advisers LLC a termination fee, as described below. We will also pay a termination fee to PRCM Advisers LLC if PRCM Advisers LLC terminates the management agreement due to our material breach of such agreement. We may terminate the management agreement with 30 days’ prior notice from our board of directors, without payment of a termination fee, for cause, as defined in the management agreement. PRCM Advisers LLC may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, and may also decline to renew the management agreement by providing us with 180 days’ prior notice, in either case of which we would not be required to pay a termination fee.

Base Management Fee

The base management fee paid to PRCM Advisers LLC is 1.5% of our stockholders’ equity per annum, calculated and payable quarterly in arrears. There is no incentive-based or performance-based component of PRCM Advisers LLC’s compensation.

For purposes of calculating the management fee, our stockholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we have paid for repurchases of our common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP, and certain non-cash items after discussions between PRCM Advisers LLC and our independent directors and approval by a majority of our independent directors. To the extent asset impairments reduce our retained earnings at the end of any completed calendar quarter it will reduce the base management fee for such quarter. Our stockholders’ equity for the purposes of calculating the base management fee could be greater than the amount of stockholders’ equity shown on the consolidated financial statements.

Expense Reimbursement

We reimburse PRCM Advisers LLC for (i) in the event PRCM Advisers LLC were to hire its own personnel, our allocable share of the compensation paid by PRCM Advisers LLC to its personnel serving as our principal financial officer and general counsel and personnel employed by PRCM Advisers LLC as inhouse legal, tax, accounting, consulting, auditing, administrative, information technology, valuation, computer programming and development and back-office resources to us and (ii) any amounts for personnel of PRCM Advisers LLC’s affiliates arising under a shared facilities and services agreement.

Termination Fee

Upon termination of the management agreement by us without cause or by PRCM Advisers LLC due to our material breach of the management agreement, we are required to pay a termination fee equal to three times the sum of the average annual base management fee earned by PRCM Advisers LLC during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

Regulation

REIT Qualification

We intend to elect to qualify as a REIT under the Code, commencing with our taxable period ended on December 31, 2009. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and we conduct our operations in a manner which will enable us to meet the requirements for qualification and taxation as a REIT.

As long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the REIT taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property.

1940 Act Exemption

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. The 1940 Act exempts entities that are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate,” or qualifying interests. Under the current interpretation of the SEC’s staff, in order to qualify for this exemption, we must maintain (i) at least 55% of our assets in qualifying interests (referred to as the 55% Test) and (ii) at least 80% of our assets in real estate related assets including qualifying interests (referred to as the 80% Test). In meeting the 55% Test, we treat as qualifying interests those RMBS issued with respect to an underlying pool as to which we own all of the certificates issued by the pool. RMBS that do not represent all of the certificates issued (i.e., an undivided interest) by the pool of mortgages (i.e., a whole pool) underlying such RMBS may be treated as securities separate from such underlying mortgage loans and, thus, may not be considered qualifying interests for purposes of the 55% Test; however, such RMBS would be considered real estate related assets for purposes of the 80% Test. Therefore, for purposes of the 55% Test, our ownership of these types of RMBS is limited by the provisions of the 1940 Act. If the SEC or its staff were to adopt a contrary interpretation, we could be required to sell a substantial amount of our RMBS under potentially adverse market conditions. Further, in order to ensure that at all times we qualify for this exemption from the 1940 Act, we may be precluded from acquiring RMBS whose yield is higher than the yield on RMBS that could be otherwise purchased in a manner consistent with this exemption. Accordingly, we monitor our compliance with both the 55% Test and the 80% Test in order to maintain our exempt status under the 1940 Act.

Corporate Governance

We strive to maintain an ethical workplace in which the highest standards of professional conduct are practiced.

•	Our board of directors is composed of a majority of independent directors. Our Audit, Nominating and Corporate Governance and Compensation Committees are composed exclusively of independent directors.
•	In order to foster the highest standards of ethics and conduct in all of our business relationships, we have adopted a Code of Business Conduct and Ethics and Corporate Governance Guidelines, which cover a wide range of business practices and procedures that apply to all of our directors, officers and employees. In addition, we have implemented Whistle Blowing Procedures for Accounting and Auditing Matters that set forth procedures by which any officer or employee may raise, on a confidential basis, concerns regarding any questionable or unethical accounting, internal accounting controls or auditing matters with our Audit Committee.
•	We have an insider trading policy that prohibits any of our directors, officers or employees from buying or selling our common and preferred stock on the basis of material nonpublic information and prohibits communicating material nonpublic information to others.
•	We have a formal internal audit function, through the current use of an independent, outsourced firm, to further the effective functioning of our internal controls and procedures. Our internal audit plan, which is approved annually by our Audit Committee, is based on a formal risk assessment and is intended to provide management and our Audit Committee with an effective tool to identify and address areas of financial or operational concerns and to ensure that appropriate controls and procedures are in place. We have implemented Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the SOX Act, which requires an evaluation of internal control over financial reporting in association with our financial statements as of December 31, 2009.

Competition

Our net income will depend, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring our target assets, we will compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. Some of these entities may not be subject to the same regulatory constraints that we are (i.e., REIT compliance or maintaining an exemption under the 1940 Act). In addition, there are numerous REITs with similar asset acquisition objectives, including a number that have been recently formed, and others may be organized in the future. These other REITs will increase competition for the available supply of RMBS. Many of our competitors are significantly larger than us, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Current market conditions may attract more competitors, which may increase the competition for sources of financing. An increase in the competition for sources of funding could adversely affect the availability and cost of financing, and thereby adversely affect the market price of our common stock.

In the face of this competition, we have access to PRCM Advisers LLC’s professionals and their industry expertise, which may provide us with a competitive advantage and will help us assess investment risks and determine appropriate pricing for certain potential investments. In addition, we believe that current market conditions may have adversely affected the financial condition of certain competitors. Thus, our organization, with no legacy portfolio prior to October 28, 2009, may be able to compete more effectively for attractive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors — Risks Related to Our Business — We operate in a highly competitive market and competition may limit our ability to acquire desirable assets.”

Employees

We are managed by PRCM Advisers LLC pursuant to the management agreement between PRCM Advisers LLC and us. All of our officers are partners or employees of PRCM Advisers LLC or its affiliates. We have no direct employees.

Policies with Respect to Certain Other Activities

If our board of directors determines that additional funding is necessary or appropriate, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income). In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

As of the date of this filing, we do not intend to offer equity or debt securities in exchange for property. We have not in the past repurchased or otherwise reacquired our shares, but may do so in the future, subject to the requirements of the MGCL.

As of the date of this filing, we do not intend to invest in the securities of other REITs, other entities engaged in real estate activities or securities of other issuers for the purpose of exercising control over such entities.

We have not in the past made loans to third parties in the ordinary course of business for investment purposes, but may do so in the future. As of the date of this prospectus, we do not intend to underwrite the securities of other issuers.

We intend to finance the acquisition of investments with traditional forms of financing, such as repurchase agreements. We intend to engage in the purchase and sale of investments.

We furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accountants and file quarterly reports with the SEC containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Our board of directors may change any of these policies without prior notice, or a vote of our stockholders, other than filing of annual and quarterly reports with the SEC which is required by law.

MANAGEMENT

General

We are externally managed and advised by PRCM Advisers LLC, a wholly-owned subsidiary of our sponsor, Pine River. Pursuant to the terms of the management agreement, PRCM Advisers LLC provides us with our senior management team, including officers, along with appropriate support personnel. Each of our officers is an employee or partner of Pine River. We do not have any employees. PRCM Advisers LLC is at all times subject to the supervision and oversight of our board of directors.

Our Directors and Executive Officers

Our board of directors consists of seven directors, comprised of Brian C. Taylor, Thomas Siering, Stephen G. Kasnet, William W. Johnson, W. Reid Sanders, Mark D. Ein and Peter Niculescu. Of these seven directors, we believe that each of them, other than Messrs. Taylor, Siering and Ein, are considered independent in accordance with the requirements of the NYSE Amex. Our directors are elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Each of our executive officers is an employee or partner of Pine River. Officers serve at the pleasure of our board of directors.

The following sets forth certain information concerning the persons who serve as our directors and executive officers:

Name	Age	Position
Brian C. Taylor	45	Chairman and Director
Mark D. Ein	45	Non-Executive Vice Chairman
Thomas Siering	50	Chief Executive Officer, President and Director
Steven Kuhn	40	Co-Chief Investment Officer
William Roth	52	Co-Chief Investment Officer
Jeffrey Stolt	46	Chief Financial Officer and Treasurer
Timothy O’Brien	51	General Counsel and Secretary
Stephen G. Kasnet	64	Independent Director
William W. Johnson	48	Independent Director
W. Reid Sanders	60	Independent Director
Peter Niculescu	50	Independent Director

Information About the Directors and Executive Officers

Mark D. Ein is the non-executive Vice Chairman of our board of directors. Mr. Ein has been a director since the merger with Capitol in October of 2009. Mr. Ein served as Capitol’s Chief Executive Officer and a member of its board of directors since its inception. Mr. Ein is the Founder of Venturehouse Group, LLC, a holding company that creates, invests in and builds companies, and has served as its Chief Executive Officer since 1999. Venturehouse’s portfolio includes or has included the seed investment in Matrics Technologies in August 2000 (sold to Symbol Technologies in September 2004), the lead investment in the buyout of Cibernet Corporation from the CTIA in March 2003 (sold to MACH S.á.r.l. in April 2007), the acquisition of VSGi from Net2000 Communications, and an early investment in XM Satellite Radio (NASDAQ:XMSR). He is also the President of Leland Investments, a private investment firm. An entity owned by Mr. Ein is also the majority owner and managing member of Kastle Holding Company LLC, which through its subsidiaries conducts the business of Kastle Systems, LLC, a provider of building and office security systems that was acquired in January 2007. He is the Co-Chairman of Kastle Systems. Mr. Ein is also the founder and owner of the Washington Kastles, the World Team Tennis franchise in Washington, D.C. From 1992 to 1999, Mr. Ein was a principal with The Carlyle Group, a global private equity firm. Mr. Ein worked for Brentwood Associates, a West Coast growth-focused private equity firm, from 1989 to 1990 and for Goldman, Sachs & Co. in the real estate and mortgage finance group from 1986 to 1989. Mr. Ein is a director of MACH S.á.r.l., a telecommunications process solutions company, and is the chairman of the board of VSGi, a video conferencing, telepresence, and audi-visual integration company. He serves on the board of directors of The Economic Club of Washington D.C., a non-profit corporation formed to address global economic issues, The District of Columbia College Access Program (DC-CAP), a non-profit organization supporting the academic success of D.C. area public high school students, The District of Columbia Public Education Fund, a non-profit organization fostering achievement in public education, and The Potomac Officers Club, a D.C. area non-profit business and trade organization. He previously served on the Trustee’s Council of the National Gallery of Art and the boards of the Wolf Trap Foundation, The Washington Tennis and Education Fund, the Executive Committee of the Federal City Council, The Foundation for the National Institutes of Health (NIH), and the SEED School and Foundation. He was the Co-Chairman of the 2000 Corporate Campaign for The Phillips Collection. Mr. Ein received a B.S. in Economics with a concentration in Finance from the University of Pennsylvania’s Wharton School of Finance and an M.B.A. from the Harvard Business School. Mr. Ein was appointed as a director pursuant to contractual rights of Capitol granted in the merger agreement with Capitol. We believe Mr. Ein is an appropriate director to provide continuity for Capitol’s common stock and warrant holders and the benefits he brings to our board with his background as an entrepreneur, investment banker and investor.

William W. Johnson is an independent member of our board of directors. Mr. Johnson has been a director since the merger with Capitol in October of 2009. Mr. Johnson is currently a Partner and Deputy Head of Asset Management at Perella Weinberg Partners in New York, a privately owned financial services firm. Previously, he was a Managing Director of J.P. Morgan, a financial services firm, from 2006 to 2009, where he held senior roles including Divisional Management and Risk Committee Member, Head of Proprietary Positioning Business, and Head of Tax-Exempt Capital Markets. From 2004 to 2005, Mr. Johnson was a private investor. From 2001 to 2003, Mr. Johnson was President of Paloma Partners, a private capital management company in Greenwich, Connecticut. From 1984 to 2001, Mr. Johnson worked for UBS and its predecessors in Chicago, Singapore, London and Basel. He began his career at UBS in currency options trading and served in several senior management functions including Divisional Management and Risk Committee Member and Global Head of Treasury Products. Mr. Johnson received a B.S. degree from the University of Pennsylvania Wharton School in 1984, and a M.B.A. from the University of Chicago in 1988. Mr. Johnson was appointed as a director pursuant to contractual rights of Pine River granted in the merger agreement with Capitol. We believe Mr. Johnson is an appropriate director because of his knowledge of financial markets and trading, and his career in financial markets.

Stephen G. Kasnet is an independent member of our board of directors. Mr. Kasnet has been a director since the merger with Capitol in October of 2009. He is also our Lead Independent Director. Mr. Kasnet has also been a director of Columbia Laboratories, Inc., a specialty pharmaceuticals company (NASDAQ:CBRX) since August 2004 and Chairman of the Board since November 2004. He was the Chairman of Dartmouth Street Capital LLC, a private investment firm, from 2007 through October 2009. He was also the President and Chief Executive Officer of Raymond Property Company LLC, a real estate company, from 2007 through October 2009. From 2000 to 2006, he was President and Chief Executive Officer of Harbor Global Company, Ltd., an asset management, natural resources and real estate investment company, and Chairman of the PIOglobal, a Russian real estate investment fund. From 1995 to 1999, Mr. Kasnet was a director and member of the Executive Committee of The Bradley Real Estate Trust. He was Chairman of Warren Bank from 1990 to 2003. He has also held senior management positions with other financial organizations, including Pioneer Group, Inc., First Winthrop Corporation and Winthrop Financial Associates, and Cabot and Forbes. He serves as Chairman of the Board of Rubicon Ltd., a forestry company, is a director of Tenon Ltd., a wood products company, and serves as a director of First Ipswich Bancorp, a bank holding company. He is also a trustee and vice president of the board of the Governor’s Academy, a private coed boarding high school in Byfield, MA. Mr. Kasnet received a B.A. from the University of Pennsylvania in 1966. Mr. Kasnet was appointed as a director pursuant to contractual rights of Pine River granted in the merger agreement with Capitol. We believe Mr. Kasnet is an appropriate director based on his audit committee experience, and his past experience as a director of public companies.

Steven Kuhn is our Co-Chief Investment Officer. Mr. Kuhn has been an executive officer since the merger with Capitol in October of 2009. Mr. Kuhn is a Partner — Head of Fixed Income Trading at Pine River. Prior to joining Pine River in 2008, Mr. Kuhn was a Vice President and Portfolio Manager at Goldman Sachs & Co., an investment banking and securities firm, based in New York and Beijing from 2002 to 2007, where he was part of a team that managed approximately $40 billion in mortgage-backed securities. While he was in Beijing, Mr. Kuhn provided training to sovereign wealth fund clients and voluntarily taught Finance to students from Peking University and Tsinghua University. From 1999 to 2002, Mr. Kuhn was a Japanese convertible bond trader at Citadel Investment Group in Chicago. Prior to that, Mr. Kuhn was head of mortgage-backed securities trading at Cargill in Minnetonka, Minnesota. Mr. Kuhn received a B.A. in Economics with Honors from Harvard University in 1991.

Peter Niculescu is an independent member of our board of directors. Mr. Niculescu has been a director since the merger with Capitol in October of 2009. Since 2009, Mr. Niculescu has also been a Partner and Head of Fixed Income Advisory at CMRA, a risk management firm providing consulting and litigation support services to major US and international financial services companies and institutional investors. Prior to joining CMRA, Mr. Niculescu ran the Capital Markets division at Fannie Mae, a government sponsored entity, from 2002 to 2008. During the 1990s, he was a Managing Director at Goldman Sachs & Co. in its mortgage research and fixed income strategy group. Mr. Niculescu received a Bachelors of Economics from the Victoria University of Wellington in New Zealand in 1979 and his Ph.D. in Economics from Yale University in 1985. Mr. Niculescu is a Chartered Financial Analyst. Mr. Niculescu was appointed as a director pursuant to contractual rights of Capitol granted in the merger agreement with Capitol. We believe Mr. Niculescu is an appropriate director because of his experience in trading and mortgage-backed securities, particularly during his tenure as an officer with Fannie Mae.

Timothy O’Brien is our General Counsel and Secretary. Mr. O’Brien has been an executive officer since the merger with Capitol in October of 2009. Mr. O’Brien is a Partner of Pine River and has served as General Counsel and Chief Compliance Officer of Pine River since 2007. From 2004 to 2006, Mr. O’Brien served as Vice President and General Counsel of NRG Energy, Inc., a publicly-listed power generation company. Mr. O’Brien served as Deputy General Counsel of NRG Energy, Inc. from 2000 to 2004 and Assistant General Counsel from 1996 to 2000. Prior to joining NRG Energy, Inc., Mr. O’Brien was an associate at the law firm of Sheppard, Mullin, Richter & Hampton in Los Angeles and San Diego, California. He received a B.A. in History from Princeton University in 1981 and a J.D. from the University of Minnesota Law School in 1986.

William Roth is our Co-Chief Investment Officer. Mr. Roth has been an executive officer since the merger with Capitol in October of 2009. Mr. Roth also serves as Portfolio Manager of the New York office of Pine River. Prior to joining Pine River in 2009, Mr. Roth was at Citigroup, a financial services organization, and its predecessor firm, Salomon Brothers Inc., for 28 years where he was named a Director in 1987 and a Managing Director in 1997. From 2004 to 2009, Mr. Roth managed a proprietary trading book at Citigroup with particular focus on mortgage and asset-backed securities. From 1994 to 2004, Mr. Roth was part of the Salomon/Citi New York Mortgage Sales Department. From 1981 to 1994, Mr. Roth was based in Chicago and managed the Chicago Financial Institutions Sales Group for Salomon Brothers. He received an M.B.A. with a concentration in Finance from the University of Chicago Graduate School of Business in 1981 and a B.S. in Finance and Economics from Miami University in Oxford, Ohio in 1979.

W. Reid Sanders is an independent member of our board of directors. Mr. Sanders has been a director since the merger with Capitol in October of 2009. He is a director and member of the audit committee of Mid-America Apartment Communities, Inc., a Delaware REIT that owns and operates apartment complexes, (NYSE: MAA). Mr. Sanders is also the President of Sanders Properties, Inc., a real estate company, a director of Independent Bank, a bank holding company, serves on the Investment Committee at Cypress Realty, a real estate company, and is on the Advisory Board of SSM Venture Partners III, L.P., a private venture capital firm. He is the former Chairman at Two Rivers Capital Management, and his former directorships include Harbor Global Company Ltd., an asset management, natural resources and real estate investment company, PioGlobal Asset Management, a Russian private investment management company, Pioneer Group Inc., a global investment management firm, and TBA Entertainment Corporation, a strategic communications and entertainment marketing company. Mr. Sanders was the Co-Founder and former Executive Vice President of

Southeastern Asset Management, and the former President of Longleaf Partners Mutual Funds, a family of funds in Memphis from 1975 – 2000. He served as an Investment Officer at First Tennessee Investment Management, the investment management division of First Horizon National Corporation, from 1973 – 1975. Prior to being at First Tennessee, Mr. Sanders worked in Credit Analysis and Commercial Lending at Union Planters National Bank from 1971 – 1972. Mr. Sanders is a Trustee of the Hugo Dixon Foundation, the Dixon Gallery and Gardens, the Hutchison School, The Jefferson Scholars Foundation and the TN Shakespeare Company, and formerly a Trustee of Rhodes College and the Campbell Clinic Foundation. He received a Bachelors of Economics from the University of Virginia in 1971. Mr. Sanders was appointed as a director pursuant to contractual rights of Pine River granted in the merger agreement with Capitol. We believe Mr. Sanders is an appropriate director because of his broad business experience and expertise, and sound judgment, as well as his expertise with audits and financial statements.

Thomas Siering is our Chief Executive Officer and President and a member of our board of directors. Mr. Siering has been a director and executive officer since Two Harbors was incorporated in May 2009. Mr. Siering is a Partner — Head of Fundamental Strategies at Pine River. Prior to joining Pine River in 2006, Mr. Siering was head of the Value Investment Group at EBF & Associates, a private investment firm, from 1999 until 2006. During that period, he was also the manager for Merced Partners, LP, a private investment firm, and Tamarack International Limited, a closed end, non-diversified investment management company. Mr. Siering was named a Partner at EBF & Associates in 1997. Mr. Siering joined EBF & Associates in 1989 as a trader. From 1987 to 1989, Mr. Siering held various positions in the Financial Markets Department at Cargill, Inc. From 1981 until 1987, Mr. Siering was employed in the Domestic Soybean Processing Division at Cargill in both trading and managerial roles. Mr. Siering holds a B.B.A. from the University of Iowa with a major in Finance. Mr. Siering was appointed as a director pursuant to contractual rights of Pine River granted in the merger agreement with Capitol. We believe Mr. Siering is an appropriate director because of his knowledge of PRCM Advisers LLC and its affiliate organizations, which will help ensure that adequate resources are devoted to Two Harbors by PRCM Advisers LLC. Mr. Siering plays a key liaison role between day-to-day management of Two Harbors and our independent directors. We believe Mr. Siering is also an appropriate director because of his investment and trading expertise.

Jeffrey Stolt is our Chief Financial Officer and Treasurer. Mr. Stolt has been an executive officer since the merger with Capitol in October of 2009. Mr. Stolt also is a Partner and Chief Financial Officer of Pine River. Prior to co-founding Pine River in 2002, Mr. Stolt was the Controller at EBF & Associates from 1997 to 2002. In this role, Mr. Stolt oversaw the preparation of all fund accounting statements, managed the offshore administrator relationship, managed the audit process and was responsible for tax planning and reporting. Mr. Stolt began employment with EBF in 1989. Prior to that, Mr. Stolt was an accountant in Cargill, Inc.’s Financial Markets Department from 1986 until 1989. Mr. Stolt received a B.S. degree in Accounting and Finance from the Minnesota State University in 1986.

Brian C. Taylor is the Chairman of our board of directors. Mr. Taylor has been a director since Two Harbors was incorporated in May 2009. Mr. Taylor is the Chief Executive Officer and Chief Investment Officer of Pine River. Mr. Taylor founded Pine River in 2002 and is responsible for management of the business and oversight of its funds. Prior to Pine River’s inception, Mr. Taylor was with EBF & Associates from 1988 to 2002; he was named head of the convertible arbitrage group in 1994 and Partner in 1997. His responsibilities included portfolio management, marketing, product development and trading information systems development. Mr. Taylor received a B.S. from Millikin University in Decatur, Illinois and an M.B.A. from the University of Chicago. Mr. Taylor passed the Illinois Certified Public Accountant Examination in 1986. Mr. Taylor was appointed as a director pursuant to contractual rights of Pine River granted in the merger agreement with Capitol. We believe Mr. Taylor is an appropriate director because of his knowledge of PRCM Advisers LLC and its affiliate organizations. He is able to help ensure that adequate resources are devoted to Two Harbors by PRCM Advisers LLC. Mr. Taylor plays a key liaison role between day-to-day management of Two Harbors and our independent directors. We believe Mr. Taylor is also an appropriate director because of his investment and trading expertise.

Independence of Directors

As a result of our securities being listed on the NYSE Amex, we adhere to the rules of that exchange in determining whether a director is independent. The NYSE Amex requires that a majority of the board be composed of “independent directors,” which is defined generally as a person other than an executive officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our board of directors has affirmatively determined that Stephen G. Kasnet, William W. Johnson, W. Reid Sanders and Peter Niculescu are independent directors.

Our Board Committees

Our board of directors has formed an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted charters for each of these committees. Each of these committees has four directors and is composed exclusively of independent directors, as defined by the listing standards of the NYSE Amex. The compensation committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code.

Audit Committee

The members of our audit committee are Stephen G. Kasnet, William W. Johnson, W. Reid Sanders and Peter Niculescu. Mr. Kasnet serves as chairman of the audit committee. Each is an independent director under the NYSE Amex listing standards. The audit committee is responsible for engaging independent certified public accountants, preparing audit committee reports, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent certified public accountants, reviewing the independence of the independent certified public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

The audit committee is, and will at all times be, composed exclusively of “independent directors” as defined under the NYSE Amex listing standards and who otherwise meet the NYSE listing standards. Each member of the audit committee is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, a listed company must certify that the committee has and will continue to have at least one member who is financially sophisticated in that he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Kasnet satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

The compensation committee consists of Stephen G. Kasnet, W. Reid Sanders, William W. Johnson and Peter Niculescu, each of whom is an independent director. Mr. Sanders serves as chairman of the compensation committee. The principal functions of the compensation committee are to:

•	evaluate the performance of our officers,
•	review any compensation payable to our directors and officers,
•	evaluate the performance of PRCM Advisers LLC,
•	review the compensation and fees payable to PRCM Advisers LLC under the management agreement,
•	prepare compensation committee reports, and
•	administer the issuance of any common stock or other equity awards issued to personnel of PRCM Advisers LLC or Pine River who provide services to us.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Stephen G. Kasnet, William W. Johnson, W. Reid Sanders and Peter Niculescu, each of whom is an independent director under the NYSE Amex listing standards. Mr. Johnson serves as chairman of the nominating and corporate governance committee. The nominating and corporate governance committee is responsible for seeking, considering and recommending to the board of directors qualified candidates for election as directors and approves and recommends to the full board of directors the appointment of each of our executive officers. It also periodically prepares and submits to the board of directors for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of the board of directors and our corporate governance, and annually recommends to the board of directors nominees for each committee of the board of directors. In addition, the committee will annually facilitate the assessment of the board of directors’ performance as a whole and of the individual directors and report thereon to the board of directors.

Our Director Compensation

We pay a $100,000 annual director’s fee to each of our independent directors who are not our officers or employees, payable half in cash and half in shares of our restricted stock. Directors who serve during the period between consummation of the Capitol merger on October 28, 2009 and completion of our first annual meeting of stockholders will also receive a one-time bonus of $50,000 immediately following the meeting, payable half in cash and half in shares of our restricted stock. All members of our board of directors are reimbursed for their costs and expenses of serving on the board of directors, including costs and expenses of attending all meetings of our board of directors and its committees. We pay an additional annual fee of $25,000 to the chairman of the audit committee of the board of directors, payable half in cash and half in shares of restricted stock. Fees to the directors made by issuance of shares will be based on the value of such shares of common stock at the date of issuance.

As a component of the annual director’s fee of $100,000, we grant annual restricted share awards of shares of common stock with a market value of $50,000 on the first business day after our annual meeting of stockholders to each director who is not our officer or employee and who is on our board of directors at the close of such meeting. All equity grants will vest in three annual installments commencing on the date of the grant, as long as such director is serving as a board member on the vesting date.

The following table shows the compensation of the company’s non-employee directors for services in all capacities to us in fiscal 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(3) ($)	Non-Equity Incentive Compensation ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen G. Kasnet	62,500	62,500	N/A	N/A	N/A	N/A	125,000
William W. Johnson	50,000	50,000	N/A	N/A	N/A	N/A	100,000
W. Reid Sanders	50,000	50,000	N/A	N/A	N/A	N/A	100,000
Peter Niculescu	50,000	50,000	N/A	N/A	N/A	N/A	100,000

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee or our nominating and governance committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors or our nominating and governance committee except that each of Mr. Brian Taylor, Mr. Tom Siering, Mr. Jeffrey Stolt and Mr. Timothy O’Brien participate in making compensation decisions for officers and employees of Pine River and its affiliates.

Our Executive Compensation

Because the management agreement provides that PRCM Advisers LLC assumes principal responsibility for managing our affairs, our officers, in their capacities as such, do not receive cash compensation directly from us. Further, although we generally have no obligation to reimburse PRCM Advisers LLC for the salary, bonus, benefit and other compensation costs of the personnel of PRCM Advisers LLC and its affiliates who provide services to us under the management agreement, we reimburse PRCM Advisers LLC for (i) in the event PRCM Advisers LLC were to hire its own personnel, our allocable share of the compensation paid by PRCM Advisers LLC to its personnel serving as our principal financial officer and general counsel and personnel employed by PRCM Advisers LLC as in-house legal, tax, accounting, consulting, auditing, administrative, information technology, valuation, computer programming and development and back-office resources to us, and (ii) any amounts for personnel of PRCM Advisers LLC’s affiliates arising under the shared facilities and services agreement. In their capacities as officers or personnel of PRCM Advisers LLC or its affiliates, they devote such portion of their time to our affairs as is necessary to enable us to operate our business. See “Our Manager and the Management Agreements.”

PRCM Advisers LLC compensates each of our executive officers. We pay PRCM Advisers LLC a management fee and PRCM Advisers LLC uses the proceeds from the management fee in part to pay compensation to its and Pine River’s officers and personnel.

Compensation Discussion and Analysis

We have not paid, and we do not currently intend to pay, any cash or equity compensation to any of our officers and we do not currently intend to adopt any policies with respect thereto. We have engaged PRCM Advisers LLC as our manager pursuant to the terms of the management agreement. See “Our Manager and the Management Agreement” for a description of the terms of the management agreement, including the management fees payable to PRCM Advisers LLC thereunder and our reimbursement obligations to PRCM Advisers LLC.

Under our management agreement, PRCM Advisers LLC has agreed to provide us with our senior management team, including officers, along with appropriate support personnel. Because neither we nor PRCM Advisers LLC have any employees or separate facilities, PRCM Advisers LLC has entered into a shared facilities and services agreement with Pine River, its parent company, pursuant to which PRCM Advisers LLC is provided with the personnel, services and resources necessary for PRCM Advisers LLC to perform its obligations and responsibilities under the management agreement. Our officers are partners and employees of Pine River and receive their compensation from Pine River. Pine River makes all decisions relating to the compensation of our officers based on such factors as Pine River may determine are appropriate. The fees that we pay PRCM Advisers LLC under the management agreement are, through the distributions of PRCM Advisers LLC’s income to its parent, Pine River, one of the sources of funds that Pine River may use to compensate our officers.

Certain Risks With Respect to Compensation

We do not believe our compensation policies and practices are reasonably likely to have a material adverse effect on Two Harbors. We are externally managed by PRCM Advisers LLC pursuant to the terms of a management agreement. Compensation decisions regarding the personnel who manage our affairs are therefore made by PRCM Advisers LLC and its parent company, Pine River, and all such compensation comes either from the fixed management fee that we pay to PRCM Advisers LLC, or via reimbursement of a portion of the salaries of certain operating personnel at Pine River who devote time to our affairs. We do not directly pay our officers any compensation, including any performance based bonuses. We have not granted our officers any equity awards, and any such awards in the future are subject to the review and approval of the compensation committee of our board of directors.

The base fee under our management agreement is calculated based on a percentage of stockholder equity and is payable quarterly. Calculation of the management fee, therefore, is not primarily dependent upon our financial performance or the performance of our management, thus the management fee does not create an incentive for management to take excessive or unnecessary risks. Specifically, the use of stockholders’ equity as the base for the calculation does not result in leveraged pay-out curves, steep pay-out cliffs, or set unreasonable goals and thresholds, each of which can promote excessive and unnecessary risks.

Our independent directors review PRCM Advisers LLC’s performance and the management fees quarterly, providing a check upon any improper effort by management to increase compensation payments indirectly via the pass-through of costs. The management fee itself cannot be increased or revised without the approval of the independent directors. Moreover, the management agreement provides for the termination of the agreement after the initial three year term, or for cause. Although termination under the foregoing circumstances may require the payment of a significant termination fee, we believe it is still a deterrent against excessive and unnecessary risk taking.

Our 2009 Equity Incentive Plan

We have adopted a 2009 equity incentive plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including PRCM Advisers LLC and affiliates and personnel of PRCM Advisers LLC and its affiliates, and any joint venture affiliates of ours. The 2009 equity incentive plan is administered by the compensation committee appointed by our board of directors. The 2009 equity incentive plan permits the granting of restricted shares of common stock, phantom shares, dividend equivalent rights and other equity-based awards.

Administration

The 2009 equity incentive plan is administered by the compensation committee. The compensation committee, appointed by our board of directors, has the full authority to administer and interpret the 2009 equity incentive plan, to authorize the granting of awards, to determine the eligibility of directors, officers, advisors, consultants and other personnel, including PRCM Advisers LLC and affiliates and personnel of PRCM Advisers LLC and its affiliates, and any joint venture affiliates of ours, to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2009 equity incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2009 equity incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2009 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The compensation committee administering the 2009 equity incentive plan consists of four non-employees directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Code, qualify as an outside director for purposes of Section 162(m) of the Code, or, if no committee exists, the board of directors. References below to the compensation committee include a reference to the board of directors for those periods in which the board of directors is acting.

Available Shares

Our 2009 equity incentive plan provides for grants of restricted common stock, phantom shares, dividend equivalent rights and other equity-based awards, subject to a ceiling of 200,000 shares available for issuance under the plan. The plan allows for our board of directors to expand the types of awards available under the plan to include LTIP units in the future. The maximum number of shares that may underlie awards in any one year to any eligible person may not exceed 100,000. If an award granted under the 2009 equity incentive plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2009 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of directors. No award may be granted under our 2009 equity incentive plan to any person who, assuming payment of all awards held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of our common stock.

On October 26, 2009, we granted 22,159 shares of restricted common stock to our independent directors pursuant to the 2009 equity incentive plan. The estimated fair value of these awards was $9.59 per share, based on the closing price of Capitol’s common stock on the NYSE Amex on such date. The grants will vest in three annual installments commencing on the date of the grant, as long as such director is serving as a board member on the vesting date.

Awards Under the Plan

Restricted Shares of Common Stock.  A restricted share award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, the compensation committee may impose at the date of grant. Grants of restricted shares of common stock will be subject to vesting schedules as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee may determine. Except to the extent restricted under the award agreement relating to the restricted shares of common stock, a participant granted restricted shares of common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted shares of common stock. Although dividends may be paid on restricted shares of common stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, holders of restricted shares of common stock are prohibited from selling such shares until they vest.

Phantom Shares.  Phantom shares, when issued, will reduce the number of shares available for grant under the 2009 equity incentive plan and will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair value of a share of common stock, or, if provided by the compensation committee, the right to receive the fair value of a share of common stock in excess of a base value established by the compensation committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the compensation committee, as may be provided by the compensation committee at grant). The compensation committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years. Unless otherwise determined by the compensation committee, the holders of awards of phantom shares will be entitled to receive dividend equivalents, which shall be payable at such time that dividends are paid on outstanding shares.

LTIP Units.  If our board of directors expands the types of awards under the plan to include LTIP units, it is expected that such units will be created as a special class of limited liability company interests in the Subsidiary LLC. The terms of any such awards will be determined by our board of directors at the time of such expansion.

Other Share-Based Awards.  The 2009 equity incentive plan authorizes the granting of other awards based upon shares of our common stock (including the grant of securities convertible into shares of common stock and share appreciation rights), subject to terms and conditions established at the time of grant.

Change in Control

Under our 2009 equity incentive plan, a change in control is defined as the occurrence of any of the following events: (i) the acquisition of more than 50% of our voting shares by any person; (ii) the sale or disposition of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (iv) during any 12-calendar month period, our directors, including subsequent directors recommended or approved by our directors, at the beginning of such period cease for any reason other than due to death to constitute a majority of our board of directors; or (v) stockholder approval of our liquidation or dissolution. Notwithstanding the foregoing, no event or condition described in clauses (i) through (v) above shall constitute a change in control if it results from a transaction between us and PRCM Advisers LLC or an affiliate of PRCM Advisers LLC.

Upon a change in control, the compensation committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the compensation committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

Amendments and Termination

Our board of directors may amend, alter or discontinue the 2009 equity incentive plan but cannot take any action that would impair the rights of a grantee with respect to grants previously made without such grantee’s consent. To the extent necessary and desirable, the board of directors must obtain approval of our stockholders for any amendment that would:

•	other than through adjustment as provided in the 2009 equity incentive plan, increase the total number of shares of common stock reserved for issuance under the 2009 equity incentive plan;
•	change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2009 equity incentive plan;
•	reprice any awards under the 2009 equity incentive plan; or
•	otherwise require such approval.

The compensation committee may amend the terms of any award granted under the 2009 equity incentive plan, prospectively or retroactively, but generally may not impair the rights of any participant without his or her consent.

Stockholder Approval of Equity Compensation Plans

The following table presents certain information about our equity compensation plans as of December 31, 2009:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Equity Based Share Awards	Weighted-Average Exercise Price of Outstanding Equity Based Share Swards	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column of this Table)
Equity compensation plans approved by stockholders	22,159	$9.59	177,841
Equity compensation plans not approved by stockholders	—	—	—
Total	22,159	$9.59	177,841

OUR MANAGER AND THE MANAGEMENT AGREEMENT

Management Agreement With PRCM Advisers LLC

We have entered into a management agreement with PRCM Advisers LLC pursuant to which PRCM Advisers LLC provides for the day-to-day management of our operations.

The management agreement requires PRCM Advisers LLC to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our board of directors. PRCM Advisers LLC’s role as manager is under the supervision and direction of our board of directors. PRCM Advisers LLC is responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing activities, and (iii) providing us with investment advisory services. PRCM Advisers LLC is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include the following:

•	serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, any modification to which will be approved by a majority of our independent directors;
•	investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring or disposing of investments consistent with the investment guidelines;
•	with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;
•	negotiating and entering into, on our behalf, repurchase agreements, credit finance agreements, securitizations, agreements relating to borrowings under programs established by the U.S. government, commercial papers, interest rate swap agreements and other hedging instruments, warehouse facilities and all other agreements and engagements required for us to conduct our business;
•	engaging and supervising, on our behalf and at our expense, independent contractors which provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to our investments;
•	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;
•	providing executive and administrative personnel, office space and office services required in rendering services to us;
•	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by PRCM Advisers LLC and our board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;
•	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;
•	counseling us in connection with policy decisions to be made by our board of directors;
•	evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time, with our qualification as a REIT and with the investment guidelines;

•	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;
•	counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;
•	assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage-backed securities, mortgage loans, real estate, real estate-related securities and loans, other real estate-related assets and non-real estate-related assets;
•	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by PRCM Advisers LLC;
•	monitoring the operating performance of our investments and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
•	investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;
•	causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;
•	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
•	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by the NYSE Amex;
•	assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;
•	placing, or arranging for the placement of, all orders pursuant to PRCM Advisers LLC’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);
•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with PRCM Advisers LLC of its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;
•	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

•	representing and making recommendations to us in connection with the purchase and finance of, and commitment to purchase and finance, mortgage-backed securities, mortgage loans (including on a portfolio basis), real estate, real estate-related securities and loans, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;
•	advising us with respect to obtaining appropriate repurchase agreements, warehouse facilities or other secured and unsecured forms of borrowing for our assets;
•	advising us with respect to preparing, negotiating and entering into, on our behalf, applications and agreements relating to programs established by the U.S. government;
•	advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;
•	performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or PRCM Advisers LLC shall deem appropriate under the particular circumstances; and
•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the management agreement, PRCM Advisers LLC does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. PRCM Advisers LLC maintains a contractual as opposed to a fiduciary relationship with us; however, to the extent that employees or partners of PRCM Advisers LLC or its affiliates also serve as our directors, such directors owe us duties under Maryland law in their capacities as our directors, including the duty to act in good faith, in our best interests and with the care of an ordinarily prudent person in like position under similar circumstances, and, to the extent that employees or partners of PRCM Advisers LLC or its affiliates also serve as our officers, such officers owe us duties under Maryland law in their capacity as our officers, including generally the duty to exercise reasonable care in the performance of such officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure. Under the terms of the management agreement, PRCM Advisers LLC, CLA Founders LLC, their respective officers, stockholders, members, managers, personnel, directors, any person controlling or controlled by PRCM Advisers LLC or CLA Founders LLC and any person providing sub-advisory services to PRCM Advisers LLC, CLA Founders LLC and their respective officers, stockholders, members, managers, personnel, directors, any person controlling or controlled by PRCM Advisers LLC of CLA Founders LLC are not liable to us, any subsidiary of ours, our directors, our stockholders, members or partners or any subsidiary’s stockholders, members or partners for acts or omissions performed in accordance with or pursuant to the management agreement, except because of acts constituting reckless disregard of PRCM Advisers LLC’s duties under the management agreement which have a material adverse effect on us or our subsidiaries, willful misconduct or gross negligence, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify PRCM Advisers LLC, CLA Founders LLC, their respective officers, stockholders, directors, members, personnel, any person controlling or controlled by PRCM Advisers LLC or CLA Founders LLC and any other person providing sub-advisory services to PRCM Advisers LLC, together with the managers, officers, directors and personnel of PRCM Advisers LLC, CLA Founders LLC and their respective officers, members, directors, managers and personnel, with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such indemnified parties not constituting reckless disregard of PRCM Advisers LLC’s duties under the management agreement which have a material adverse effect on us, willful misconduct or gross negligence. PRCM Advisers LLC has agreed to indemnify us, our directors and our officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from PRCM Advisers LLC’s reckless disregard of PRCM Advisers LLC’s duties under the management agreement which has a material adverse effect on us, willful misconduct or gross negligence. For the avoidance of doubt, PRCM Advisers LLC will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (e.g., a transaction was effected in violation of our investment guidelines) or in the trade process (e.g., a buy order was entered instead of a sell order, or the wrong security was purchased or sold, or a security was purchased or sold in an amount or at a price other than the correct amount or price).

Pursuant to the management agreement, PRCM Advisers LLC is required to provide us with our management team, including a chief executive officer, president, chief financial officer and chief investment officer, along with appropriate support personnel, to provide the management services to be provided by PRCM Advisers LLC to us.

The management agreement may be amended or modified by agreement between us and PRCM Advisers LLC. The initial term of the management agreement expires on October 28, 2012 and the management agreement will be automatically renewed for a one-year term on such date and on each anniversary date thereafter unless previously terminated as described below. Our independent directors review PRCM Advisers LLC’s performance and the management fees annually. Following the initial term, the management agreement may be terminated annually without cause upon the vote of at least two-thirds of our independent directors or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to PRCM Advisers LLC are not fair, subject to PRCM Advisers LLC’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days’ prior notice of any such termination. Unless terminated for cause, we will pay a termination fee to PRCM Advisers LLC equal to three times the sum of the average annual management fee during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination (the “termination fee”).

We may also terminate the management agreement, without the payment of any termination fee, with 30 days prior written notice from us to PRCM Advisers LLC for cause, which is defined as:

•	PRCM Advisers LLC’s continued material breach of any provision of the management agreement that has a material adverse effect on us following a period of 30 days after written notice thereof (or 90 days after written notice of such breach if PRCM Advisers LLC, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);
•	PRCM Advisers LLC’s fraud, misappropriation of funds, or embezzlement against us;
•	PRCM Advisers LLC’s gross negligence of duties under the management agreement;
•	the occurrence of certain events with respect to the bankruptcy or insolvency of PRCM Advisers LLC, including an order for relief in an involuntary bankruptcy case or PRCM Advisers LLC authorizing or filing a voluntary bankruptcy petition;
•	PRCM Advisers LLC is convicted (including a plea of nolo contendere) of a felony; and
•	the dissolution of PRCM Advisers LLC.

PRCM Advisers LLC may generally only assign the management agreement with the written approval of a majority of our independent directors. PRCM Advisers LLC, however, may assign the management agreement to Pine River or any of its affiliates without the approval of our independent directors.

PRCM Advisers LLC may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. PRCM Advisers LLC may decline to renew the management agreement by providing us with 180 days written notice, in which case we also would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, PRCM Advisers LLC may terminate the management agreement upon 60 days written notice. If the management agreement is terminated by PRCM Advisers LLC due to our material breach of such agreement, we would be required to pay the termination fee described above.

PRCM Advisers LLC’s Management Fees, Expense Reimbursements, Termination Fee and Incentive Plan Compensation

We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of PRCM Advisers LLC to conduct our operations. Expense reimbursements to PRCM Advisers LLC are made in cash on a quarterly basis following the end of each quarter.

Base Management Fee

We pay PRCM Advisers LLC a management fee in an amount equal to 1.5% per annum, calculated and payable quarterly in arrears, of our stockholders’ equity. There is no incentive or performance based component of PRCM Advisers LLC’s compensation.

For purposes of calculating the management fee, our stockholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases or our common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP, and certain non-cash items after discussions between PRCM Advisers LLC and our independent directors and approval by a majority of our independent directors. To the extent asset impairments reduce our retained earnings at the end of any completed calendar quarter, we will reduce the management fee for such quarter. Our stockholders’ equity for the purposes of calculating the management fee could be greater than the amount of stockholders’ equity shown on the consolidated financial statements.

We treat issuances of limited liability company interests of our Subsidiary LLC, other than to us, as equity securities for purposes of calculating the management fee. PRCM Advisers LLC uses the proceeds from its management fee in part to pay compensation to officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

The management fee of PRCM Advisers LLC is calculated within 30 days after the end of each quarter and such calculation shall be promptly delivered to our board of directors. We are obligated to pay the management fee in cash within five business days after delivery to us of the written statement of PRCM Advisers LLC setting forth the computation of the management fee for such quarter.

Reimbursement of Expenses

Because PRCM Advisers LLC’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, PRCM Advisers LLC is paid or reimbursed for the documented cost of performing such tasks; provided, that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

We also pay all operating expenses, except those specifically required to be borne by PRCM Advisers LLC under the management agreement. The expenses required to be paid by us include:

•	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our investments;
•	costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for us by providers retained by PRCM Advisers LLC or, if provided by PRCM Advisers LLC’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;
•	the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;
•	costs associated with the establishment and maintenance of any of our or any subsidiary’s repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowings (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our or any subsidiary’s securities offerings;

•	expenses in connection with the application for, and participation in, programs established by the U.S. government;
•	expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, and costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;
•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us and our subsidiaries;
•	expenses incurred by managers, officers, personnel and agents of PRCM Advisers LLC for travel or entertainment on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of PRCM Advisers LLC in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of our repurchase agreements, warehouse facilities, borrowings under programs established by the U.S. government and other secured and unsecured forms of borrowings or any of our or any subsidiary’s securities offerings;
•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, including financial analytics and market data, and settlement, clearing and custodial fees and expenses;
•	compensation and expenses of our custodian and transfer agent, if any;
•	the costs of maintaining compliance with all federal, state and local rules and regulations or any regulatory agency;
•	all taxes and license fees;
•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that PRCM Advisers LLC elects to carry for itself and its personnel; provided, however, that we will be responsible for our pro rata portion of the premiums related to PRCM Advisers LLC’s “errors and omissions” insurance coverage, as provided below;
•	costs and expenses incurred in contracting with third parties, including affiliates of PRCM Advisers LLC, for the servicing and special servicing of our assets;
•	all other costs and expenses relating to our business and investment operations, including the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, valuation, reporting, audit and legal fees;
•	expenses relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of PRCM Advisers LLC;
•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by our board of directors to or on account of holders of our securities or of our subsidiaries, including in connection with any dividend reinvestment plan;
•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any of our subsidiaries, or against any of our trustees, directors or officers or of any of our subsidiaries in its capacity as such for which we or any of our subsidiaries are required to indemnify such trustee, director or officer by any court or governmental agency;

•	all other expenses actually incurred by PRCM Advisers LLC which are reasonably necessary for the performance by PRCM Advisers LLC of its duties and functions under the management agreement; and
•	any costs and expenses (including those described above) incurred by a sub-adviser engaged by PRCM Advisers LLC pursuant to Section 2(e) of the management agreement in connection with the provision of sub-advisory services in respect of PRCM Advisers LLC, including such costs and expenses of CLA Founders LLC; provided, however, that the reimbursement of any such costs and expenses shall be subject to the same limitations set forth in the management agreement on the reimbursement of the costs and expenses of PRCM Advisers LLC.

We have no obligation to reimburse PRCM Advisers LLC for the salary, bonus, benefit and other compensation costs of the personnel of PRCM Advisers LLC and its affiliates who provide services to us under the management agreement, except that we reimburse PRCM Advisers LLC for, without duplication, (i) in the event PRCM Advisers LLC were to hire its own personnel, our allocable share of the compensation paid by PRCM Advisers LLC to its personnel serving as our principal financial officer and general counsel and personnel employed by PRCM Advisers LLC as in-house legal, tax, accounting, consulting, auditing, administrative, information technology, valuation, computer programming and development and back-office resources to us, and (ii) any amounts for personnel of PRCM Advisers LLC’s affiliates arising under the shared facilities and services agreement between PRCM Advisers LLC and Pine River, which is described further below under the section entitled “— Shared Facilities and Services Agreement with Pine River.” Our share of such out-of-pocket costs is based upon commercially reasonable estimates of the percentage of time devoted by such personnel of PRCM Advisers LLC and its affiliates to our affairs. PRCM Advisers LLC must provide us with such information as we may reasonably request to support the determination of our share of such costs. PRCM Advisers LLC is responsible for the compensation paid by PRCM Advisers LLC to personnel serving as our Chief Executive Officer, President, and Chief Investment Officer and PRCM Advisers LLC’s investment professionals.

In addition, we are required to pay our pro rata portion of (i) rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of PRCM Advisers LLC and its affiliates required for our operations and (ii) premiums related to the “errors and omissions” insurance required to be maintained by PRCM Advisers LLC. These expenses will be allocated between PRCM Advisers LLC and us based on the ratio of our proportion of net assets compared to all remaining net assets managed or held by Pine River or managed by PRCM Advisers LLC as calculated at each quarter end. We and PRCM Advisers LLC will modify this allocation methodology, subject to our independent directors’ approval if the allocation becomes inequitable.

Termination Fee

We must pay PRCM Advisers LLC a termination fee in the event that the management agreement is terminated without cause upon the vote of two-thirds of our independent directors or the vote the holders of a majority of our outstanding common stock, based upon (a) unsatisfactory performance by PRCM Advisers LLC that is materially detrimental to us or (b) a determination that the compensation payable to PRCM Advisers LLC under the management agreement is not fair, unless PRCM Advisers LLC agrees to compensation that two-thirds of our independent directors determine is fair. The termination fee will be equal to three times the sum of the average annual management fee earned by PRCM Advisers LLC during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

We will also pay the termination fee described above if PRCM Advisers LLC terminates the management agreement due to our material breach of such agreement. We may terminate the management agreement with 30 days’ prior notice, without payment of a termination fee, for cause, as defined in the management agreement. In the absence of cause, the management agreement may only be terminated by us after October 28, 2012 in accordance with the requirements described in the preceding paragraph. PRCM Advisers LLC may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, and may also decline to renew the management agreement by providing us with 180 days’ prior notice, in either case of which we would not be required to pay a termination fee.

Our 2009 Equity Incentive Plan

Although there is no current intention to do so, as a component of PRCM Advisers LLC’s compensation, we may in the future issue to personnel and affiliates of PRCM Advisers LLC stock-based compensation under our 2009 equity incentive plan. See “— Our 2009 Equity Incentive Plan” above.

Shared Facilities and Services Agreement With Pine River

Pursuant to the terms of the management agreement, PRCM Advisers LLC provides us with our management team, including officers, along with appropriate support personnel. PRCM Advisers LLC is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it.

PRCM Advisers LLC has entered into a shared facilities and services agreement with Pine River, pursuant to which Pine River provides PRCM Advisers LLC with access to, among other things, Pine River’s information technology, office space, personnel and other resources necessary to enable PRCM Advisers LLC to perform its obligations under the management agreement. The shared facilities and services agreement provides us access to Pine River’s experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations, legal and compliance functions. Pine River, and as a result PRCM Advisers LLC, have established portfolio management resources for our target assets and an infrastructure supporting those resources, including investment professionals focusing on mortgage-backed securities, mortgage loans, and other real estate securities. We also benefit from PRCM Advisers LLC’s finance and administration functions, which address legal, compliance, investor relations and operational matters, including portfolio management, trade allocation and execution, securities valuation, risk management and information technologies in connection with the performance of its duties. PRCM Advisers LLC is required to reimburse Pine River for all out-of-pocket expenses incurred by Pine River and its personnel in the performance of services for PRCM Advisers LLC under the shared facilities and services agreement. PRCM Advisers LLC has no obligation to reimburse Pine River or its affiliates for the salary, bonus, benefit and other compensation costs of the personnel of Pine River and its affiliates who provide services to PRCM Advisers LLC under the shared facilities and services agreement, except that PRCM Advisers LLC is required to reimburse Pine River and its affiliates for the allocable share of the compensation paid by Pine River and its affiliates to their respective personnel serving as our principal financial officer and general counsel and personnel employed by Pine River and its affiliates as in-house legal, tax, accounting, consulting, auditing, administrative, information technology, valuation, computer programming and development and back-office resources to us. The allocable share of such out of pocket costs is based upon commercially reasonable estimates of the percentage of time devoted by such personnel of Pine River and its affiliates to our affairs. We are, in turn, required to reimburse PRCM Advisers LLC for these personnel costs pursuant to the terms of the management agreement. Pine River and its affiliates are responsible for the compensation paid by Pine River and its affiliates to their respective personnel serving as our Chief Executive Officer, President, and Chief Investment Officer and the investment professionals of Pine River and its affiliates.

Conflicts of Interest Relating to Pine River and PRCM Advisers LLC

We are subject to conflicts of interest relating to Pine River and its affiliates, including PRCM Advisers LLC, because, among other things:

Conflicts With Pine River

•	Each of our executive officers, as well as Brian Taylor and Thomas Siering who are non-independent directors, is also an employee or partner of Pine River, which is the ultimate parent company of PRCM Advisers LLC. In addition, Mark Ein (the non-executive Vice Chairman) owns an interest in CLA Founders LLC, which, in consideration for services to be provided to PRCM Advisers LLC under a sub-management agreement, is entitled to receive a percentage of the management fee earned by PRCM Advisers LLC, and an affiliate of his is an investor in a private fund for which

Pine River serves as investment manager. Therefore, these individuals have interests in our relationships with PRCM Advisers LLC and Pine River that are different than the interests of our stockholders. In particular, these individuals will have a direct interest in the financial success of PRCM Advisers LLC, which may encourage these individuals to support strategies that impact us based upon these considerations. As a result of these relationships, these persons have a conflict of interest with respect to our agreements and arrangements with PRCM Advisers LLC and other Pine River affiliates, which were not negotiated at arm’s length, and their terms may not have been as favorable to us as if they had been negotiated with an unaffiliated third party.
•	Our executive officers are not required to devote a specific amount of time to our affairs. In addition, we are not assured of access to all of Pine River’s investment professionals, or to the time or expertise of any particular members of Pine River’s fixed income team. Accordingly, we compete with Pine River, its funds, investment vehicles and other ventures for the time and attention of these officers and investment professionals in connection with our business.
•	There are conflicts of interest in allocating investment opportunities to us and other funds, investment vehicles and ventures managed by Pine River. For example, Pine River currently serves as the investment manager for private funds formed to invest and trade in Agency, non-Agency and other fixed-rate, adjustable and IO RMBS, including collateralized mortgage obligations, or CMOs and TBAs, equity investments in REITs and related strategies. Further, Pine River and its affiliates may in the future form additional funds or sponsor additional investment vehicles and ventures that have objectives overlapping with our objectives and therefore may compete with us for investment opportunities.

Conflicts Relating to PRCM Advisers LLC

•	PRCM Advisers LLC may cause us to purchase assets from Pine River or its affiliates or make co-purchases alongside Pine River or its affiliates. Although our management agreement requires that investments in securities structured or issued by an entity managed by PRCM Advisers LLC must be approved by at least one of our independent directors, these transactions may not be the result of arm’s length negotiations and may involve conflicts between our interests and the interests of Pine River and/or its affiliates in obtaining favorable terms and conditions. We expect that, in connection with any asset purchases from Pine River or its affiliates, we will acquire such assets at their fair market value and, in connection with any co-purchases made alongside Pine River or its affiliates, we will pay the same price as the other participating programs (or approximately the same average price, in the case of assets acquired at varying prices). Fair value will be determined using such methods as are deemed appropriate by the independent director or directors that review and approve the transaction. In general, we expect that transactions between us and Pine River or its affiliates that are not specifically permitted by the management agreement or the shared facilities and services agreement will be approved by a majority of our independent directors. In this regard, the management agreement provides that:
•	PRCM Advisers LLC may enter into agreements with other parties, including its affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of us to provide property management, asset management, leasing, development and/or other services to us (including portfolio management services with respect to our investments (“portfolio management services”) and monitoring services with respect to loan servicing activities provided by third parties (“monitoring services”)) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to our assets; provided that (i) any such agreements entered into with affiliates of PRCM Advisers LLC shall be (A) on terms no more favorable to such affiliate than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the provisions of our investment guidelines, approved by a majority of our independent directors, (ii) with respect to portfolio management services, (A) any such agreements shall be subject to our prior written approval and (B) PRCM Advisers LLC shall remain liable for the performance of such portfolio management services, and (iii) with respect to monitoring services, any such agreements shall be subject to our prior written approval.
•	PRCM Advisers LLC may retain, for and on behalf and at our sole cost and expense, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as PRCM Advisers LLC deems necessary or advisable in connection with our management and operations, and PRCM Advisers LLC shall have the right to cause any such services to be rendered by its employees or affiliates. Except as otherwise provided in the management agreement, we shall pay or reimburse PRCM Advisers LLC or its affiliates performing such services for the cost thereof; provided that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.
•	PRCM Advisers LLC may subcontract and assign its responsibilities under the management agreement to any of its affiliates in accordance with the terms of the management agreement applicable to any such subcontract or assignment. In addition, PRCM Advisers LLC may assign the management agreement to any of its affiliates without the approval of our independent directors.
•	PRCM Advisers LLC’s liability is limited under the management agreement, and we have agreed to indemnify PRCM Advisers LLC, CLA Founders LLC and their respective affiliates, including Pine River, with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such indemnified parties not constituting reckless disregard of PRCM Advisers LLC’s duties under the management agreement which has a material adverse effect on us, willful misconduct or gross negligence. As a result, we could experience poor performance or losses for which PRCM Advisers LLC would not be liable.
•	We have agreed to pay PRCM Advisers LLC a management fee that is based on our stockholders’ equity but not tied to our performance. The management fee may not sufficiently incentivize PRCM Advisers LLC to pursue business that maximizes risk-adjusted returns on our investment portfolio. Further, PRCM Advisers LLC will have an incentive to increase stockholders’ equity (for example, by recommending additional stock offerings), potentially to the detriment of our existing stockholders.

Resolution of Potential Conflicts of Interest in Allocation of Investment Opportunities

In allocating investment opportunities among us and any funds or accounts managed or advised by Pine River (each, a “Pine River Fund”), Pine River and PRCM Advisers LLC are guided by the principles that they will treat all clients fairly and equitably, they will not arbitrarily distinguish among clients, and they will not favor one client over another.

In allocating a specific investment opportunity among us and the Pine River Funds, Pine River and PRCM Advisers LLC will make a determination, exercising their judgment in good faith, as to whether the opportunity is appropriate for each client. Factors in making such a determination may include a client’s liquidity, the client’s overall investment strategy and objectives, the composition of the client’s existing portfolio, the size or amount of the available opportunity, the characteristics of the securities involved, the liquidity of the markets in which the securities trade, the risks involved, and other factors relating to the client and the investment opportunity. Pine River and/or PRCM Advisers LLC are not required to provide every opportunity to every client.

If Pine River and/or PRCM Advisers LLC determine that an investment opportunity is appropriate for both us and a Pine River Fund, then Pine River and PRCM Advisers LLC will allocate that opportunity in a manner that they determine, exercising their judgment in good faith, to be fair and equitable, taking into consideration all allocations among us and the Pine River Fund taken as a whole. Pine River and PRCM Advisers LLC have broad discretion in making that determination, and in amending that determination over time. In allocating investments among us and the Pine River Funds, Pine River and PRCM Advisers LLC’s reasons for their allocation decisions may include the following:

•	The contrasting strategies, time horizons and risk profiles of the participating clients;
•	The relative capitalization and cash availability of the clients;
•	The different liquidity positions and requirements of the participating clients;
•	Whether a client has appropriate exposure to or concentration in the securities, issuer, sector, industry, or markets in question, taking into account both the client’s overall investment objectives and the client’s exposure or concentration relative to other clients sharing in the allocation;
•	Whether an opportunity can be split between the clients, or whether it must be allocated entirely to one client or the other;
•	Borrowing base considerations (such as repurchase agreement, securities lending, prime brokerage, or ISDA terms);
•	Expectations regarding the timing and sources of new capital and, in the case of the Pine River Funds, historical and anticipated subscription and redemption patterns of the Pine River Funds;
•	Whether a client has the documentation in place to participate in a trade with the applicable counterparty; and
•	Regulatory or tax considerations.

In certain circumstances strict compliance with the foregoing allocation procedures may not be feasible and conditions may, on occasion, warrant deviation from the practices and procedures described above. In such circumstances, senior personnel of Pine River, PRCM Advisers LLC and/or our board of directors may be called upon to determine the appropriate action which will serve the best interests of, and will be fair and equitable to, all clients involved.

The management agreement with PRCM Advisers LLC provides that at least one of our independent directors must approve in advance any investment in any security structured or issued by an entity managed by PRCM Advisers LLC or any of its affiliates.

Pine River and/or PRCM Advisers LLC may in the future adopt additional conflicts of interest resolution policies and procedures designed to support the equitable allocation and to prevent the preferential allocation of investment opportunities among entities with overlapping investment objectives.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our common stock as of April 9, 2010 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our executive officers and directors; and
•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(21)		Percent of Class(21)
Whitebox Advisors, LLC.	2,492,582	(2)	18.0%
Wellington Hedge Management, LLC.	892,000	(3)	6.7%
Wellington Global Holdings, Ltd	860,392	(4)	6.2%
QVT Financial LP	819,755	(5)	5.8%
QVT Fund LP	739,388	(6)	5.2%
Integrated Core Strategies (US) LLC	1,439,646	(7)	9.8%
Federated Investors, Inc.	3,065,859	(8)	22.9%
Raul J. Fernandez	750,000	(9)	5.3%
Piyush Sodha	1,000,000	(10)	7.0%
Dr. Jeong H. Kim	750,000	(11)	5.3%
Nisswa Acquisition Master Fund Ltd.	2,906,918	(12)	17.8%
Fortress Investment Group, LLC	750,000	(13)	5.3%
Taconic Capital Advisors L.P.	1,323,240	(14)	9.8%
Mark D. Ein	3,040,000	(15)	18.5%
Brian C. Taylor	2,912,618	(12)	17.8%
Thomas Siering	100,000		*
Steven Kuhn	25,000		*
William Roth	30,200		*
Jeffrey Stolt	9,000		*
Timothy O’Brien	5,000		*
Stephen G. Kasnet	8,517	(16)	*
William W. Johnson	55,214	(17)	*
W. Reid Sanders	25,214	(18)	*
Peter Niculescu	5,214	(19)	*
All directors and executive officers as a group (11 individuals)	6,215,977	(20)	31.9%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals is 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.
(2)	Represents 2,492,582 shares of common stock and shares of common stock issuable upon exercise of warrants beneficially owned by Whitebox Advisors, LLC, acting as investment adviser, Whitebox Special Opportunities Advisors, LLC, Whitebox Special Opportunities Fund, L.P and Whitebox Special Opportunities Fund, L.P, Series A. The business address for Whitebox Advisors, LLC, Whitebox Special

Opportunities Advisors, LLC, Whitebox Special Opportunities Fund, L.P. and Whitebox Special Opportunities Fund, L.P, Series A is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416. Whitebox Special Opportunities Advisors, LLC and Whitebox Special Opportunities Fund, L.P, Series A each disclaim beneficial ownership of any of such securities other than to the extent of its pecuniary interest therein, and the foregoing disclosure shall not be deemed an admission that Whitebox Special Opportunities Advisors, LLC or Whitebox Special Opportunities Fund, L.P, Series A is the beneficial owner of such securities for purposes of Section 16 or for any other purpose. The foregoing information was derived from a Schedule 13GA filed with the SEC on February 2, 2010 with respect to beneficial ownership of our securities. We have assumed, based on the ownership percentage listed in such Schedule 13GA, that the shares beneficially owned consist of 2,023,904 shares of common stock and 468,678 shares of common stock issuable upon exercise of warrants, and the ownership percentage listed in the table above is based on such assumption.
(3)	Represents 892,000 shares of common stock held by Bay Pond Partners, L.P. Wellington Hedge Management, LLC is the sole general partner of Bay Pond Partners, L.P. and has shared voting and dispositive power over the foregoing shares. The business address for Wellington Hedge Management, LLC and Bay Pond Partners, L.P. is c/o Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts 02109. The foregoing information was derived from a Schedule 13G filed with the SEC on November 9, 2009 with respect to beneficial ownership of our securities.
(4)	Represents 286,300 shares of common stock held by Bay Pond Investors (Bermuda) L.P. (“Bay Pond Bermuda”) and 574,092 shares of common stock issuable upon the exercise of warrants held by Bay Pond Bermuda. Wellington Global Holdings, Ltd. is the investment general partner of Bay Pond Bermuda and has shared voting and dispositive power over the foregoing shares. The business address for Wellington Global Holdings, Ltd. and Bay Pond Bermuda is c/o Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts 02109. The foregoing information was derived from a Schedule 13G filed with the SEC on November 9, 2009 with respect to beneficial ownership of our securities.
(5)	Represents 819,755 shares of common stock issuable upon the exercise of warrants beneficially owned by QVT Fund LP (“QVT Fund”) and Quintessence Fund L.P. (“Quintessence”). QVT Financial LP (“QVT Financial”), is the investment adviser to QVT Fund and Quintessence, and has the power to direct the vote and disposition of the shares of common stock beneficially owned by QVT Fund and Quintessence. QVT Financial GP, LLC is the general partner of QVT Financial and has shared voting and dispositive power over the foregoing shares. QVT Associates GP, LLC is the general partner of both QVT Fund and Quintessence, and in such capacity has shared voting and dispositive power over the foregoing shares. The business address for QVT Financial, QVT Financial GP, LLC, and QVT Associates GP, LLC is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. QVT Financial and QVT Financial GP, LLC each disclaim beneficial ownership of the shares of common stock issuable upon the exercise of the warrants beneficially owned by QVT Fund and Quintessence. QVT Associates GP, LLC disclaims beneficial ownership of the foregoing shares except to the extent of its pecuniary interest therein. The foregoing information was derived from a Schedule 13G filed with the SEC on March 30, 2010 with respect to beneficial ownership of our securities.
(6)	Represents 739,388 shares of common stock issuable upon the exercise of warrants beneficially owned by QVT Fund LP. QVT Financial LP (“QVT Financial”) is the investment adviser to QVT Fund LP and has the power to direct the vote and disposition of the shares of common stock issuable upon the exercise of warrants beneficially owned by QVT Fund LP. QVT Associates GP, LLC (“QVT Associates”) is the general partner of QVT Fund LP, and in such capacity has shared voting and dispositive power over the foregoing shares. The business address of QVT Fund LP is Walkers SPV, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1 9001 Cayman Islands. QVT Financial disclaims beneficial ownership of the foregoing shares. QVT Associates disclaims beneficial ownership of the foregoing shares except to the extent of its pecuniary interest therein. The foregoing information was derived from a Schedule 13G filed with the SEC on March 30, 2010 with respect to beneficial ownership of our securities.
(7)	Represents 128,579 shares of common stock held by Integrated Core Strategies (US) LLC (“ICS”) and 1,311,067 shares of common stock issuable upon the exercise of warrants held by ICS. As of February 12, 2010, ICS held 128,579 shares of common stock and warrants to purchase 6,015,580 shares of common stock. Notwithstanding the foregoing, pursuant to a Waiver Amendment Agreement and Waiver of Limitations on Exercise of Warrants dated October 14, 2009, the number of shares of our common stock that may be acquired by ICS upon exercise of its warrants is limited to the extent necessary to ensure following such exercise, the total number of shares of our common stock then beneficially owned by ICS does not exceed 9.8% of the total number of our common stock issued and outstanding (including for such purpose the shares of common stock issuable upon such exercise). Accordingly, ICS beneficially owns 1,439,646 shares of our common stock (consisting of 128,579 shares of common stock and warrants to purchase 1,311,067 shares of common stock). Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of ICS and may be deemed to have shared voting control and investment discretion over the securities owned by ICS. Israel A. Englander is the managing member of Millennium Management. As a result, Mr. Englander may also be deemed to have shared voting control and investment discretion over the securities. The business address for each entity and Mr. Englander is 666 Fifth Avenue, New York, New York 10103. The foregoing information was derived from a Schedule 13GA filed with the SEC on February 12, 2010 with respect to beneficial ownership of our securities.
(8)	Represents 3,065,859 shares of common stock beneficially owned by registered investment companies and separate accounts advised by Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (together, the “Investment Advisers”), subsidiaries of Federated Investors, Inc. (“Federated Investors”), that have been delegated the power to direct investments and the power to vote the securities by the registered investment companies’ board of trustees or directors and by the separate accounts’ principals. Federated Investors is the parent holding company of the Investment Advisers. All of the voting securities of Federated Investors are held in Voting Shares Irrevocable Trust (the “Trust”), the trustees of which are John F. Donahue, Rhodora J. Donahue, and J. Christopher Donahue (the “Trustees”). The Investment Advisers, Federated Investors, the Trust and the Trustees disclaim beneficial ownership of such securities and the foregoing disclosure shall not be deemed an admission that the Investment Advisers, Federated Investors, the Trust or the Trustees is the beneficial owner of such securities for the purposes of Sections 13(d) and/or 13(g). The business address for each reporting entity is Federated Investors Towers, Pittsburgh, Pennsylvania 15222. The foregoing information was derived from a Schedule 13GA filed with the SEC on February 12, 2010 with respect to beneficial ownership of our securities.
(9)	Represents 750,000 shares of common stock issuable upon the exercise of warrants held by Mr. Fernandez. Mr. Fernandez’s address is 509 7th Street, NW, Washington, DC, 20004.
(10)	Represents 1,000,000 shares of common stock issuable upon the exercise of warrants held by Mr. Sodha. Mr. Sodha’s address is 509 7th Street, NW, Washington, DC, 20004.
(11)	Represents 750,000 shares of common stock issuable upon the exercise of warrants held by Dr. Kim. Dr. Kim’s address is 509 7th Street, NW, Washington, DC, 20004.
(12)	Includes 2,906,918 shares of common stock issuable upon the exercise of warrants owned by Nisswa Acquisition Master Fund Ltd., of which Pine River is the Investment Manager. Brian Taylor is the sole member of Pine River Capital Management LLC, an entity which is the general partner of Pine River. Mr. Taylor, Pine River and Pine River Capital Management LLC disclaim beneficial ownership of any of the securities owned by Nisswa Acquisition Master Fund Ltd. other than to the extent of his or its pecuniary interest therein, and the foregoing disclosure shall not be deemed an admission that Mr. Taylor, Pine River or Pine River Capital Management LLC is the beneficial owner of such securities for purposes of Section 16 or for any other purpose. The securities of Nisswa Acquisition Master Fund Ltd. may be pledged from time to time.
(13)	Represents 750,000 shares of common stock issuable upon the exercise of warrants beneficially owned by Drawbridge OSO Securities LLC and Drawbridge DSO Securities LLC, each of which is advised by Drawbridge Special Opportunity Advisors LLC, a federally registered investment advisor, and managed by Fortress Operating Entity I LP. Drawbridge Special Opportunity Advisors LLC is a wholly owned subsidiary of FIG LLC, which in turn is a wholly owned subsidiary of Fortress Operating Entity I LP. Fortress Investment Group LLC is the ultimate parent holding company of Fortress Operating Entity I LP. The business address for each reporting entity is c/o Fortress Investment Group LLC, attn: Michael Cohn, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105. The foregoing information was derived from a Schedule 13G filed with the SEC on November 12, 2009 with respect to beneficial ownership of our securities.
(14)	Represents 1,200,000 shares of common stock and 123,240 shares of common stock issuable upon the exercise of warrants held for the accounts of Taconic Opportunity Fund L.P. or Taconic Opportunity Master Fund L.P. (together, the “Taconic Funds”). Taconic Capital Advisors UK LLP and Taconic Capital Advisors L.P. serve as the investment managers to each of the Taconic Funds. Taconic Associates LLC serves as the general partner to the Taconic Funds. The business address for each reporting entity is

c/o Taconic Capital Advisors L.P., 450 Park Avenue, 9th Floor, New York, NY 10022. The foregoing information was derived from a Schedule 13G filed with the SEC on February 16, 2010.
(15)	Represents 3,040,000 shares of common stock issuable upon exercise of warrants held by Mr. Ein.
(16)	Includes 6,517 shares of restricted common stock held by Mr. Kasnet.
(17)	Includes 5,214 shares of restricted common stock held by Mr. Johnson.
(18)	Includes 5,214 shares of restricted common stock held by Mr. Sanders.
(19)	Includes 5,214 shares of restricted common stock held by Mr. Niculescu.
(20)	Includes the warrants described in footnotes (12) and (15) above, and the shares of restricted common stock described in footnotes (16), (17), (18) and (19) above.
(21)	Based on 13,379,209 shares of common stock outstanding as of April 9, 2010. Share amounts for individuals assume that all warrants held by the person are exercised. The total number of shares of common stock outstanding used in calculating the percentage of the class assumes that none of the warrants held by other persons are exercised.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics that applies to our officers and directors and to PRCM Advisers LLC’s and Pine River’s officers, directors and personnel when such individuals are acting for us or on our behalf. Among other matters, our code of business conduct and ethics is designed to detect and deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Related Person Transactions

Management Agreement and Shared Facilities and Services Agreement

We have entered into a management agreement with PRCM Advisers LLC pursuant to which PRCM Advisers LLC provides the day-to-day management of our operations. The management agreement requires PRCM Advisers LLC to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. The management agreement has an initial three-year term and will be renewed for one-year terms thereafter unless terminated by either us or PRCM Advisers LLC. PRCM Advisers LLC is entitled to receive a termination fee from us under certain circumstances. We are also obligated to reimburse certain expenses incurred by PRCM Advisers LLC and its affiliates. PRCM Advisers LLC is entitled to receive from us a management fee. See “Our Manager and the Management Agreement — Management Agreement with PRCM Advisers LLC.”

Our executive officers are also employees or partners of Pine River. As a result, the management agreement between us and PRCM Advisers LLC was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated with an unaffiliated third party. See “Our Manager and the Management Agreement — Conflicts of Interest Relating to Pine River and PRCM Advisers LLC.”

In addition, PRCM Advisers LLC has entered into a shared facilities and services agreement with Pine River, pursuant to which Pine River provides PRCM Advisers LLC with access to office space, equipment, personnel, credit analysis and risk management expertise and processes, information technology and other resources for our benefit. See “Our Manager and the Management Agreement — Shared Facilities and Services Agreement with Pine River.”

Our management agreement and the shared facilities and services agreement are intended to provide us with access to Pine River’s personnel and its experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations, legal and compliance functions and governance.

We incurred charges of $5.2 million for fiscal 2009 related to the management agreement, of which $.3 million was for the base management fee and the balance represented expense reimbursement related primarily to the merger transaction with Capitol.

Restricted Common Stock and Other Equity-Based Awards

Our 2009 equity incentive plan provides for grants of restricted common stock and other equity-based awards, subject to a ceiling of 200,000 shares available for issuance under the plan. In connection with the merger with Capitol on October 28, 2009, each independent director received shares of our restricted common stock with a market value of $50,000 and the chairman of our audit committee received additional shares of restricted common stock with a market value of $12,500, for a total of 22,159 shares. These shares of restricted common stock vest as follows: one-third on each October 26, 2010, October 26, 2011, and October 26, 2012.

Registration Rights Agreement

Pursuant to a registration rights agreement, we have covenanted to file a registration statement relating to the resale of the warrants (and underlying shares) held by Nisswa Acquisition Master Fund Ltd., Mark D. Ein, and certain other persons identified therein and to use commercially reasonable efforts to have such registration statement declared effective at, or as soon as reasonably practicable after, the closing of the merger with Capitol. We have filed such registration statement which has not yet been declared effective. We will bear the expenses incurred in connection with the filing of such registration statement.

Related Person Transaction Policies

Our management agreement places restrictions on PRCM Advisers LLC from entering into transactions with its related parties. These limitations include prohibitions on entering into transactions with PRCM’s affiliates that are not approved by a majority of our independent directors in certain circumstances and prohibitions on investing in securities structured by affiliates of PRCM Advisers LLC unless the investment is consistent with our investment guidelines, is approved by at least one independent director, and is made in accordance with applicable law.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of our capital stock. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the other documents we refer to for a more complete understanding of our capital stock. Copies of our charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors, with the approval of a majority of the entire board, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. After giving effect to this offering, 27,379,209 shares of common stock will be issued and outstanding (29,479,209 shares if the underwriters’ over-allotment option is exercised in full), and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders are not generally liable for our debts or obligations.

Shares of Common Stock

All issued and outstanding shares of common stock offered by this prospectus will be duly authorized, validly issued, fully paid and non-assessable. Subject to the preferential rights of any other class or series of shares of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of shares of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

The shares of common stock offered by this prospectus will be issued by us and do not represent any interest in or obligation of Pine River. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the Federal Deposit Insurance Company, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guaranty association coverage or any similar protection.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock and except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge with another entity, transfer all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these matters (other than certain amendments to the provisions of our charter related to the removal of directors, the restrictions on ownership and transfer of shares of our stock and the requirement of a two-thirds vote for amendment to these provisions) may be approved by a majority of all of the votes entitled to be cast on the matter.

Warrants

We have outstanding warrants to purchase 33,249,000 shares of our common stock exercisable at $11.00 per share.

Public Warrants

The warrants relating to shares of our common stock are exercisable only if a registration statement relating to the shares of our common stock issuable upon exercise of the warrants is effective and current. The warrants will expire on November 7, 2013 at 5:00 p.m., New York Time, or earlier upon redemption.

At any time while the warrants are exercisable and there is an effective registration statement covering our shares of common stock issuable upon exercise of the warrants available and current, we may call the outstanding warrants (except as described below with respect to the Sponsors’ Warrants still held by the original purchasers of such warrants or their affiliates) for redemption:

•	in whole and not in part;
•	at a price of $.01 per warrant at any time after the warrants become exercisable;
•	upon not less than 30 days’ prior written notice of redemption (the “redemption period”) to each warrant holder; and
•	if, and only if, the reported last sale price of the shares of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

We will not redeem the warrants unless an effective registration statement covering the shares of our common stock issuable upon exercise of the warrants is effective and current throughout the redemption period.

The redemption criteria were originally established in connection with Capitol’s initial public offering to provide warrant holders with a premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to the redemption call. If the foregoing conditions are satisfied and we issue notice of redemption of the warrants, each warrant holder shall be entitled to exercise his or her warrant prior to the scheduled redemption date. However, there can be no assurance that the price of the common stock will exceed the redemption trigger price or the warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption, we will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” The public stockholders, however, may not make such an election at their own option. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. This would have the effect of reducing the number of shares of our common stock received by holders of the warrants.

The warrants have been issued in registered form under a warrant agreement, as supplemented and amended, between Continental Stock Transfer & Trust Company, as warrant agent, Capitol and us. The warrant agreement provides that the terms of the warrants may be amended without consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the exercise price and number of shares of common stock issuable on exercise of the warrants will not be adjusted for issuances of our common stock at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. Warrant holders will not have the rights or privileges of holders of our common stock, including voting rights, until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable and we will not be obligated to issue shares of our common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of our common stock issuable upon exercise of the warrants until the expiration of the warrants.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we, upon exercise, will round up or down the number of our shares of common stock to be issued to the warrant holder to the nearest whole number of shares of common stock.

The terms of the warrants limit a holder’s ability to exercise warrants to ensure that such holder’s Beneficial Ownership or Constructive Ownership as defined in our charter does not exceed the restrictions contained in the charter limiting the ownership of shares of our common stock.

Sponsors’ Warrants

The Sponsors’ Warrants are identical to the public warrants except that they are exercisable on a cashless basis and are not redeemable by us, in each case, so long as such warrants are held by the original purchaser thereof or his permitted transferees. So long as the Sponsors’ Warrants are held by the original purchasers thereof and their permitted transferees, the warrant agreement provides that the Sponsors’ Warrants may not be exercised unless we have an effective registration statement relating to the common stock issuable upon exercise of the warrants and a related current prospectus is available.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of shares of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, among other things, our board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, the board could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions limiting the ownership and transfer of shares of our common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock (the common share ownership limit), or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock (the aggregate share ownership limit). The common share ownership limit and the aggregate share ownership limit are collectively referred to herein as the “ownership limits.” A person or entity that becomes subject to the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of shares of our stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of shares of our stock.

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock and thereby subject the shares of common stock or total shares of stock to the applicable ownership limit.

Our board of directors may, in its sole discretion, exempt a person from the above-referenced ownership limits. However, the board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must not own, directly or indirectly, an interest in our tenant (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of our board of directors that such person will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to a trust for the benefit of a charitable beneficiary. As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to the board of directors with respect to our qualification as a REIT. In connection with the closing of the merger with Capitol, we established: (1) an excepted holder limit for Integrated Holding Group LP and Integrated Core Strategies (US) LLC pursuant to which such entities may acquire and hold 632,974 shares of common stock and may exercise warrants exercisable into 5,146,600 shares of common stock, subject to certain limitations and conditions; (2) an excepted holder limit for Federated Kaufmann Fund, Federated Kaufmann Fund II and Federated Kaufmann Growth Fund pursuant to which such entities may together acquire and hold in the aggregate 3,065,859 shares of common stock, subject to certain limitations and conditions; and (3) an excepted holder limit for Whitebox Special Opportunities Fund, LP Series A pursuant to which such entity may acquire and hold in the aggregate 2,127,480 shares of common stock and may exercise warrants exercisable into 466,800 shares of common stock, subject to certain limitations and conditions.

In connection with an exemption from the ownership limits or at any other time, our board of directors may from time to time increase or decrease the ownership limits for one or more persons and entities; provided, however, that any decrease will be effective as to existing holders who own common stock or total shares of stock, as applicable, in excess of such decreased ownership limit as described below; and provided further that the ownership limit may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as the board may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership in shares of our common stock or total shares of stock, as applicable, is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage of shares of our common stock or total shares of stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or total shares of stock, as applicable, in excess of such percentage ownership of shares of our common stock or total shares of stock will be in violation of such ownership limit. Additionally, the new ownership limit may not allow five or fewer individuals to own more than 49.9% in value of our outstanding shares of stock.

Our charter provisions further prohibit:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and
•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately of such event to us or, in the case of a proposed or attempted transaction, at least 15 days prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause such person to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the charitable beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last reported sales price reported on the NYSE Amex (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE Amex (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount must be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and
•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken irreversible action, then the trustee may not rescind and recast the vote.

If our board of directors determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of shares of our stock set forth in the charter, the board of directors will take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating the name and address of such owner, the number of shares of our stock which he, she or it beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of our beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interests of the stockholders.

Registration Rights

Pursuant to the registration rights agreement, we have covenanted to file a registration statement relating to the resale of the warrants (and underlying shares) held by Nisswa Acquisition Master Fund Ltd. and the Capitol founders and to use commercially reasonable efforts to have such registration statement declared effective at, or as soon as reasonably practicable after, the closing of the merger with Capitol. We will bear the expenses incurred in connection with the filing of such registration statement.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND
OUR CHARTER AND BYLAWS

The following summary description of certain provisions of the MGCL and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and the actual provisions of our charter and our bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our bylaws and charter provide that the number of directors we have may be established by our board of directors but may not be less than the minimum number required by the MGCL, nor more than 15. Our bylaws currently provide that any vacancy may be filled only by a majority of the remaining directors. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

Pursuant to our bylaws, each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors.

Removal of Directors

Our charter provides that a director may be removed, with or without cause, and only by the affirmative vote of the holders of shares entitled to cast at least two thirds of all the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the power of our board of directors to fill vacancies on the board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Our board of directors may provide that the board’s approval is subject to compliance with any terms and conditions determined by the board.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations (1) between us and any person, provided that such business combination is first approved by our board of directors (including a majority of its directors who are not affiliates or associates of such person) and (2) between us and Pine River or its affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and such persons. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, pursuant to Subtitle 8, vacancies on the board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal will be allowed with or without cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by the chairman of the board, chief executive officer, president or the board of directors, the written request of stockholders of not less than a majority of all the votes entitled to be cast at such a meeting to call a special meeting.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time set by our board of directors. In addition, the chairman of the board, chief executive officer, president or board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders will also be called by the secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Amendment to Our Charter and Bylaws

Except for amendments related to removal of directors, the restrictions on ownership and transfer of shares of our stock and the requirement of a two-thirds vote for amendments to these provisions (each of which require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter and the approval of our board of directors), our charter may be amended only with the approval of the board of directors and the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Two Harbors

Our dissolution must be approved by a majority of the entire board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of other business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving his notice and at the time of the meeting and who is entitled to vote at the meeting on the election of directors or on the proposal of other business, as the case may be, and has complied with the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that the board of directors has determined that directors will be elected at such meeting, by a stockholder who was a stockholder of record both at the time of giving his notice and at the time of the meeting and who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt into the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of ours who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of ours and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, the operating agreement of the Subsidiary LLC provides that we, as managing member, and our officers and directors are indemnified to the fullest extent permitted by law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the qualification and taxation of Two Harbors as a REIT and the acquisition, holding and disposition of our common stock. For purposes of this section, references to “Two Harbors,” “our,” “us” or “we” mean only Two Harbors Investment Corp. and not any of its subsidiaries or other lower-tier entities except as otherwise indicated. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that our operation, and the operation of our subsidiaries and other lower-tier and affiliated entities will, in each case, be in accordance with such entity’s applicable organizational documents. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;
•	persons who mark-to-market our common stock;
•	subchapter S corporations;
•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;
•	financial institutions;
•	insurance companies;
•	broker-dealers;
•	regulated investment companies (or RICs);
•	REITs;
•	trusts and estates;
•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to the alternative minimum tax provisions of the Code;
•	persons holding their interest in us through a partnership or similar pass-through entity;
•	persons holding a 10% or more (by vote or value) beneficial interest in us;
•	tax-exempt organizations; and
•	non-U.S. stockholders (as defined below, and except as otherwise discussed below).

This summary assumes that holders hold our common stock and warrants as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF TWO HARBORS COMMON STOCK.

U.S. Federal Income Tax Considerations of Two Harbors as a REIT

Taxation of Two Harbors — General

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2009. We believe that we have been organized and intend to operate in a manner that allows us to qualify for taxation as a REIT under the Code.

The law firm of Venable LLP has acted as our counsel for tax matters in connection with this registration. We have received an opinion of Venable LLP to the effect that, commencing with our taxable year ended December 31, 2009, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our actual method of operation has enabled, and our proposed method of operation will continue to enable us, to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Venable LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct and that we will at all times operate in accordance with the method of operation described in our organizational documents and this document. Additionally, the opinion of Venable LLP is conditioned upon factual representations and covenants made by our management and the management of PRCM Advisers LLC, regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to continue to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action that could adversely affect our qualification as a REIT. While we believe we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Venable LLP or us that we will so qualify for any particular year. Venable LLP will have no obligation to advise us or the holders of our shares of common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Venable LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below, under “— Requirements for Qualification as a REIT.” While we believe that we will operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT. See “— Taxation of Taxable U.S. Stockholders.”

For tax years through 2010, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “— Taxation of Taxable U.S. Stockholders.”

Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular U.S. federal corporate income tax rates on any undistributed income, including undistributed net capital gains.
•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.
•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions” and “— Foreclosure Property” below.
•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).
•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.
•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.
•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification as a REIT.”
•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.
•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•	We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits (or REMICs) to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules will apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax.
•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.
•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which would be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;
(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;
(5)	the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;
(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);
(7)	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and
(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended, among other purposes to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares of stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as an asset and as an item of income for us for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

We and Capitol will jointly elect for Capitol to be treated as a TRS. This will allow Capitol to invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). If dividends are paid to us by one or more TRSs we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Taxation of Taxable U.S. Stockholders” and “— Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Gross Income Tests

In order to maintain our qualification as a REIT, we must annually satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. If we acquire or originate a construction loan, for purposes of the foregoing apportionment, the fair market value of the real property includes the fair market value of the land plus the reasonably estimated cost of improvement or developments (other than personal property) which secure the construction loan.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount which is treated as interest on an obligation secured by a mortgage on real property. In addition, some REMIC securitizations include embedded interest rate swap or cap contracts or other derivative instruments that potentially could produce nonqualifying income to us.

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage-related securities generally will be qualifying income for purposes of both the 75% and 95% gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

As described in “Business — Our Target Assets — TBAs,” we may purchase Agency RMBS through TBAs and may recognize income or gains from the disposition of those TBAs through dollar roll transactions. There is no direct authority with respect to the qualifications of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. We will not treat these items as qualifying for purposes of the 75% gross income test unless we receive advice of counsel that such income and gains should be treated as qualifying for purposes of the 75% gross income test. As a result, our ability to enter into TBAs could be limited. Moreover, even if we were to receive advice of counsel as described in the preceding sentence, it is possible that the IRS could assert that such income is not qualifying income under the 75% gross income test. In the event that such income was determined not to be qualifying income for the 75% gross income test, we could be subject to a penalty tax or could fail to qualify as a REIT if such income, when added to any other non-qualifying income, exceeded 25% of our gross income.

Dividend Income

We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Phantom Income

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain of our assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and we may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire mortgage-backed securities in the secondary market for less than their face amount. For example, it is likely that we will invest in assets, including mortgage-backed securities, requiring us to accrue original issue discount, or OID, or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets referred to as “phantom income.” We may also be required under the terms of the indebtedness that we incur to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.

Due to each of these potential differences between income recognition or expense deduction and related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “— Annual Distribution Requirements.”

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of mortgage-backed securities and mortgage loans. A regular or residual interest in a REMIC is generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of its gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we may be permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets and mortgage-related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. In addition, as described in “Business — Our Target Assets — TBAs,” we may purchase Agency RMBS through TBAs. There is no direct authority with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test and we will not treat TBAs as such unless we receive advice of our counsel that TBAs should be treated as qualifying assets for purposes of the 75% asset test. As a result, our ability to purchase TBAs could be limited. Moreover, even if we were to receive advice of counsel as described in the preceding sentence, it is possible that the IRS could assert that TBAs are not qualifying assets in which case we could be subject to a penalty tax or fail to qualify as a REIT if such assets, when combined with other non-real estate assets, exceed 25% of our gross assets. We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

In addition, we may enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreement notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:
•	90% of our “REIT taxable income” (computed without regard to the deduction for dividends paid and our net capital gains); and
•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus
(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes. For example, we may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes (such excess, “original issue discount,” or OID), such that we will be required to include in our income a portion of the OID each year that the instrument is held before we receive any corresponding cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT. Specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15% (through 2010), and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders who hold our stock that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our stock or warrants who for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;
•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable (through 2010) to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held our stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of those shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders at the same rates as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);
(b)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of Two Harbors — General” and “— Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gain and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which is referred to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Code ( i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to excess inclusion income, distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions limiting ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For these purposes, a non-U.S. stockholder is a beneficial owner of our stock or warrants who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation of non-U.S. stockholders.

General

For most foreign investors, investment in a REIT that invests principally in mortgage loans and mortgage-backed securities is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most foreign investors to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on REIT dividends under the Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the United States.

Ordinary Dividends

The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30.0%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30.0% withholding tax or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such shares or the proceeds of such disposition to satisfy the withholding tax imposed.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30.0% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions

Unless (A) our common stock constitutes a U.S. real property interest (or USRPI) or (B) either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30.0% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in its common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (or FIRPTA) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount realized by the stockholder less any amount treated as ordinary dividend income.

Capital Gain Dividends

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (or USRPI capital gains), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30.0% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “— Taxation of Non-U.S. Stockholders —  Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30.0% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of our assets will consist of interests in real property located in the U.S.

Even if our shares of common stock otherwise would be a USRPI under the foregoing test, our shares of common stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of our shares of common stock or the period of our existence), less than 50% in value of our outstanding shares of common stock is held directly or indirectly by non-U.S. stockholders. We believe we will be a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, because our stock will be widely held, we cannot assure our investors that we will be a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our common stock owned is of a class that is “regularly traded,” as defined by the applicable Treasury regulation, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30.0% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. The state, local or foreign tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common stock.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
JMP Securities LLC
Keefe, Bruyette & Woods, Inc.
Ladenburg Thalmann & Co. Inc.
Sterne, Agee & Leach, Inc.
Total	14,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 2,100,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $     per share. The underwriters and selling group members may allow a discount of $     per share on sales to other broker/dealers. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation we will pay:

	Per Share		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$

The expenses of this offering, payable by us, excluding the underwriter discounts and commissions, are estimated to be approximately $470,000.

We have agreed that we will not (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or the Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the SEC a registration statement under the Securities Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus. However, we may, during this 90-day “lock-up” period, (a) grant common stock-based awards to our directors under our 2009 equity incentive plan, (b) issue shares of our common stock upon the exercise of currently outstanding redeemable warrants to purchase an aggregate of 33,249,000 shares of our common stock, and (c) file any amendments to, and have declared effective, our registration statement on Form S-11, initially filed on November 10, 2009, or the Resale Registration Statement, with respect to certain of our currently outstanding redeemable warrants held by Nisswa Acquisition Master Fund Ltd., Mark D. Ein, and certain other persons identified therein.

Each of our directors and executive officers and PRCM Advisers LLC have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus. However, each of our directors and executive officers may transfer or dispose of our shares during this 90-day “lock-up” period, provided, that (i) such transfer shall not involve a disposition for value, (ii) the transferee agrees to be bound in writing by the restrictions set forth in this paragraph for the remainder of the 90-day “lock-up” period prior to such transfer, and (iii) no filing by the transferor or transferee under the Exchange Act is required or voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the 90-day “lock-up” period). The foregoing “lock-up” agreements do not include any of the warrants or shares acquired upon conversion of such warrants that are covered by the Resale Registration Statement, including those held by Nisswa Acquisition Master Fund Ltd., other than those held by our director, Mark D. Ein.

In the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

The shares of common stock are listed the NYSE Amex under the symbol “TWO”.

In the ordinary course of their businesses, the underwriters and/or their affiliates may have engaged in financial transactions with, and may have performed investment banking, lending, asset management and/or financial advisory services for us and/or our affiliates and may do so for us and/or our affiliates in the future. They have received or will receive customary fees and reimbursements of expenses for these transactions and services.

We have entered into master repurchase agreements with affiliates of Credit Suisse Securities (USA) LLC for the financing of our target assets.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE Amex or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the shares in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the shares are made. Any resale of the shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of Purchasers

By purchasing the shares in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws,
•	where required by law, that the purchaser is purchasing as principal and not as agent,
•	the purchaser has reviewed the text above under Resale Restrictions, and
•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the shares to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Leonard, Street and Deinard Professional Association, Minneapolis, Minnesota and Venable LLP, Baltimore, Maryland. In addition, the description of U.S. federal income tax consequences contained in the section of this prospectus entitled “U.S. Federal Income Tax Considerations” is based on the opinion of Venable LLP, Baltimore, Maryland. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our financial statements at December 31, 2009 and for the year then ended, as set forth in their report. We have included our financial statements in the prospectus in reliance upon Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The audited financial statements of Capitol Acquisition Corp. (a development stage company) as of December 31, 2008 and for the year ended December 31, 2008 and for the period June 26, 2007 (inception) through December 31, 2007, included in this registration statement and prospectus, have been so included in reliance upon the report (which includes an explanatory paragraph relating to substantial doubt about the ability of Capitol Acquisition Corp. to continue as a going concern) of Marcum LLP, formerly Marcum & Kliegman LLP, or Marcum, independent registered public accountants, given on the authority of said firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

On October 30, 2009, our audit committee engaged Ernst & Young LLP as the principal accountant for Capitol. As a result of the merger, Capitol became our wholly-owned subsidiary, for which Ernst & Young LLP serves as the principal accountant, and consequently Marcum was effectively dismissed. Neither our nor Capitol’s boards of directors recommended or approved such decision by the audit committee; however, our board of directors has delegated to the audit committee, which is comprised of all of our independent directors, the authority to engage independent certified public accountants. Marcum’s report in respect of the audited financial statements of Capitol as of December 31, 2008, and for the year ended December 31, 2008 and for the period June 26, 2007 (inception) through December 31, 2007 included an explanatory paragraph relating to substantial doubt about the ability of Capitol to continue as a going concern. During Capitol’s two most recent fiscal years and the subsequent interim periods prior to October 30, 2009, neither we nor Capitol had any disagreements with Marcum on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock, you should refer to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, you should refer to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. Those reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and on the SEC’s website referred to above.

We maintain a website on the Internet with the address of www.twoharborsinvestment.com. We are not incorporating by reference into this prospectus the information on our website, and you should not consider our website to be a part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
TWO HARBORS INVESTMENT CORP.

Page
Reports of Independent Registered Public Accounting Firms	F-2
Consolidated Balance Sheets at December 31, 2009 and 2008	F-4
Consolidated Statements of Income (Loss) for the Years Ended December 31, 2009, 2008, and for the period from June 26, 2007 (inception) through December 31, 2007	F-5
Consolidated Statements of Stockholders’ Equity and Comprehensive (Loss) Income for the Years Ended December 31, 2009, 2008, and for the period from June 26, 2007 (inception) through December 31, 2007	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2009, 2008, and for the period from June 26, 2007 (inception) through December 31, 2007	F-7
Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
of Two Harbors Investment Corp.

We have audited the accompanying consolidated balance sheet of Two Harbors Investment Corp. (the Company) as of December 31, 2009, and the related consolidated statements of income (loss), stockholders’ equity and comprehensive (loss) income, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Two Harbors Investment Corp. at December 31, 2009, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Two Harbor Investment Corp.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Ernst & Young LLP

Minneapolis, Minnesota
March 4, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Stockholders of
Capitol Acquisition Corp.

We have audited the accompanying balance sheet of Capitol Acquisition Corp. (a development stage company) (the “Company”) as of December 31, 2008, and the related statements of income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2008, and for the period from June 26, 2007 (inception) through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements included in the December 31, 2008 Form 10-K of Capitol Acquisition Corp., the Company’s certificate of incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a business combination (as defined) prior to November 8, 2009. This condition raises a substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are described in Note 1 to the financial statements included in the December 31, 2008 Form 10-K of Capitol Acquisition Corp. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capitol Acquisition Corp. (a development stage company), as of December 31, 2008, and the results of its operations and its cash flows for the year ended December 31, 2008 and for the period from June 26, 2007 (inception) through December 31, 2007, in conformity with United States generally accepted accounting principles.

/s/ Marcum LLP
Marcum LLP
(formerly Marcum & Kliegman LLP)

Melville, New York
March 13, 2009

TWO HARBORS INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008
ASSETS
Available-for-sale securities, at fair value	$494,464,867	$—
Cash and cash equivalents	26,104,880	2,778,143
Cash held in Trust Account, interest and dividend income available for taxes	—	86,116
Total earning assets	520,569,747	2,864,259
Restricted cash	8,913,048	259,132,312
Accrued interest receivable	2,579,695	—
Due from counterparties	4,877,463	—
Derivative assets, at fair value	363,666	—
Prepaid expenses	571,584	50,290
Prepaid tax asset	490,206	48,269
Total Assets	$538,365,409	$262,095,130
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Repurchase agreements	$411,892,510	$—
Accrued interest payable	113,788	—
Deferred tax liabilities	123,646	—
Accrued expenses and other liabilities	1,030,342	193,555
Dividends payable	3,484,356	—
Total liabilities	416,644,642	193,555
Common stock, subject to possible conversion	—	77,739,684
Stockholders’ Equity
Common stock, par value $0.0001 per share; 450,000,000 and 75,000,000 shares authorized, respectively; 13,379,209 and 32,811,257 issued and outstanding, respectively	1,340	2,494
Additional paid-in capital	131,888,936	181,150,291
Accumulated other comprehensive loss	(949,728)	—
Cumulative (losses) earnings	(5,735,425)	3,009,106
Cumulative distributions to stockholders	(3,484,356)	—
Total stockholders’ equity	121,720,767	184,161,891
Total liabilities and stockholders’ equity	$538,365,409	$262,095,130

The accompanying notes are an integral part of these consolidated financial statements.

TWO HARBORS INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Years Ended December 31,		Period from June 26, 2007 (inception) through December 31, 2007
	2009	2008
Interest income
Available-for-sale securities	$2,796,113	$—	$—
Cash and cash equivalents	69,940	4,442,222	1,474,220
Total interest income	2,866,053	4,442,222	1,474,220
Interest expense	131,510	—	—
Net interest income	2,734,543	4,442,222	1,474,220
Other income
Gain on sale of investment securities, net	335,966	—	—
Unrealized gain on interest rate swap agreements	363,666	—	—
Total other income	699,632	—	—
Expenses
Management fees	325,654	—	—
Operating expenses:
Costs associated with business combination	9,572,218	—	—
Costs associated with Capitol as a development stage company	1,346,747	1,059,606	140,999
Other operating expenses	1,252,378	—	—
Total expenses	12,496,997	1,059,606	140,999
Net (loss) income before income taxes	(9,062,822)	3,382,616	1,333,221
Benefit from (provision for) income taxes	318,291	(1,088,083)	(618,648)
Net (loss) income	$(8,744,531)	$2,294,533	$714,573
Accretion of Trust Account income relating to common stock subject to possible conversion	(92,872)	(235,706)	—
Net (loss) income attributable to other common stockholders	$(8,837,403)	$2,058,827	$714,573
Basic and diluted (loss) earnings per share	$(0.39)	$0.08	$0.06
Dividends declared per common share	$0.26	$—	$—
Basic and diluted weighted average shares outstanding	22,941,728	24,936,558	11,602,789

The accompanying notes are an integral part of these consolidated financial statements.

TWO HARBORS INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE (LOSS) INCOME

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Cumulative (Losses) Earnings	Cumulative Distributions to Stockholders	Total Stockholders’ Equity
	Shares	Amount
Balance, June 26, 2007 (inception)		$—	$—	$—	$—	$—	$—
Common shares issued at inception at $0.003 per share	7,187,500	719	24,281	—	—	—	25,000
Sale of 25,000,000 units, net of Underwriters’ discount and offering expenses (includes 7,499,999 shares subject to possible conversion)	25,000,000	2,500	239,843,344	—	—	—	239,845,844
Exercise of Underwriters’ over-allotment, net of Underwriters’ discount and offering expenses (includes 374,700 shares subject to possible conversion)	1,249,000	125	12,021,500	—	—	—	12,021,625
Forfeiture of initial stockholders’ shares pursuant to partial exercise of underwriters’ over-allotment	(625,243)	(62)	62	—	—	—	—
Proceeds subject to possible conversion of 7,874,699 shares	—	(788)	(77,503,190)	—	—	—	(77,503,978)
Proceeds from issuance of sponsors’ warrants, at $1 per warrant	—	—	7,000,000	—	—	—	7,000,000
Net income for the period from June 26, 2007 (inception) through December 31, 2007	—	—	—	—	714,573	—	714,573
Balance at December 31, 2007	32,811,257	2,494	181,385,997	—	714,573	—	182,103,064
Accretion of trust account income relating to common stock subject to possible conversion	—	—	(235,706)	—	—	—	(235,706)
Net income	—	—	—	—	2,294,533	—	2,294,533
Balance at December 31, 2008	32,811,257	2,494	181,150,291	—	3,009,106	—	184,161,891
Accretion of trust account income relating to common stock subject to possible conversion	—	—	(92,872)	—		—	(92,872)
Initial capital issuance and contribution from formation of Two Harbors Investment Corporation			1,000				1,000
Cancellation of Capitol founders’ shares	(6,562,257)	131	77,832,425	—	—	—	77,832,556
Shares converted to cash by Capitol stockholders	(6,875,130)	(687)	(67,856,847)	—	—	—	(67,857,534)
Shares acquired by Capitol as part of forward sales agreements	(5,994,661)	(598)	(59,166,705)	—	—	—	(59,167,303)
Net loss	—	—	—	—	(8,744,531)	—	(8,744,531)
Net unrealized loss on available-for-sale securities	—	—	—	(949,728)	—	—	(949,728)
Total other comprehensive loss	—	—	—	(949,728)	—	—	—
Total comprehensive loss	—	—	—	—	—	—	(9,694,259)
Common dividends declared		—	—	—	—	(3,484,356)	(3,484,356)
Non-cash equity award compensation	—	—	21,644	—	—	—	21,644
Balance at December 31, 2009	13,379,209	$1,340	$131,888,936	$(949,728)	$(5,735,425)	$(3,484,356)	$121,720,767

The accompanying notes are an integral part of these consolidated financial statements.

TWO HARBORS INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,		Period from June 26, 2007 (inception) through December 31, 2007
	2009	2008
Cash Flows From Operating Activities:
Net (loss) income	$(8,744,531)	$2,294,533	$714,573
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Amortization of premiums and discounts net	528,480	—	—
Gain on investment securities, net	(335,966)	—	—
Equity based compensation expense	21,644	—	—
Net change in:
Increase in accrued interest receivable	(2,579,695)	—	—
Increase in deferred income taxes	123,646	—	—
Due from counterparties	(4,877,463)	—	—
Increase in fair value of derivative assets, net	(363,666)	—	—
Increase in prepaid tax asset	(441,937)	(48,269)	—
Increase in prepaid expenses	(521,294)	(28,713)	(21,577)
Increase in accrued interest payable	113,788	—	—
(Decrease)/increase in income taxes payable	—	(618,648)	618,648
Increase in accrued expenses and other liabilities	836,787	115,859	77,696
Net cash (used in) provided by operating activities	(16,240,207)	1,714,762	1,389,340
Cash Flows From Investing Activities:
Purchases of real estate securities available-for-sale	(503,064,127)	—	—
Proceeds from sales of real estate securities available-for-sale	2,463,624	—	—
Principal payments on real estate securities available-for-sale	4,993,394	—	—
Net decrease (increase) in restricted cash	250,219,264	(785,687)	(258,346,625)
Net decrease (increase) in cash held in trust account, interest and dividend income available for working capital and taxes	86,116	1,388,104	(1,474,220)
Net cash (used in) provided by investing activities	(245,301,729)	602,417	(259,820,845)
Cash Flows From Financing Activities:
Net borrowings on repurchase agreements	411,892,510	—	—
Common stock converted to cash at business combination	(67,857,534)	—	—
Common stock repurchases through forward sales agreements	(59,167,303)	—	—
Contribution of capital from Pine River into the Company	1,000	—	—
Gross proceeds from initial public offering	—	—	250,000,000
Gross proceeds from exercise of underwriters’ over-allotment	—	—	12,490,000
Proceeds from notes payable, stockholders	—	—	95,000
Repayment of notes payable, stockholders	—	—	(95,000)
Proceeds from issuance of stock to initial stockholders	—	—	25,000
Proceeds from issuance of sponsors’ warrants	—	—	7,000,000
Payment of underwriting discount and offering expenses on initial public offering	—	(511)	(10,622,020)
Net cash provided by (used in) financing activities	284,868,673	(511)	258,892,980
Net increase in cash and cash equivalents	23,326,737	2,316,668	461,475
Cash and cash equivalents at beginning of period	2,778,143	461,475	—
Cash and cash equivalents at end of period	$26,104,880	$2,778,143	$461,475
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$17,722	$—	$—
Cash (received) paid for taxes	$—	$1,794,578	$—
Non-Cash Financing Activity:
Dividends declared but not paid at end of period	$3,484,356	$—	$—
Accrual for offering costs charged to additional paid in capital	$—	$—	$511
Cancellation of Capitol founders’ shares	$77,925,428	$—	$—
Accretion of trust account income relating to common stock subject to conversion	$(92,872)	$(235,706)	$—

The accompanying notes are an integral part of these consolidated financial statements.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Operations

Two Harbors Investment Corp. (the “Company”) is a Maryland corporation formed to invest primarily in residential mortgage-backed securities. The Company is externally managed and advised by PRCM Advisers LLC, a subsidiary of Pine River Capital Management L.P. (“Pine River”), a global multi-strategy asset management firm. The Company’s common stock and warrants are listed on the NYSE Amex under the symbols “TWO” and “TWO.WS,” respectively.

The Company intends to elect and qualify to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its initial taxable period ended December 31, 2009. As long as the Company qualifies as a REIT, the Company generally will not be subject to U.S. federal income tax to the extent that the Company distributes its taxable income to its stockholders on an annual basis.

On June 11, 2009, the Company, Two Harbors Merger Corp. (a wholly-owned subsidiary of the Company), Pine River and Capitol Acquisition Corp. (“Capitol”) entered into a merger agreement, which, among other things, provided for the merger of Capitol into Two Harbors Merger Corp., with Capitol being the surviving entity and becoming an indirect wholly-owned subsidiary of the Company.

Capitol, a development stage company, was formed on June 26, 2007 as a publicly registered vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. On November 14, 2007, Capitol consummated its initial public offering (the “IPO”) and deposited $258,346,625 of net proceeds into a trust account (“Trust Account”), with such funds to be held in trust until the earlier of the completion of Capitol’s initial business combination or November 8, 2009.

The Company was formed solely to complete the merger transaction with Capitol and, prior to such time, had no material assets or liabilities. On October 26, 2009, a majority of Capitol’s stockholders approved the proposed merger transaction with the Company, and the transaction closed on October 28, 2009. As part of the merger transaction, certain of Capitol’s officers, directors and special advisors (the “Initial Stockholders”) surrendered their common stock to the Company for no consideration, and their shares were cancelled. At the closing of the merger transaction, certain holders of the common stock that was sold as part of the IPO elected to convert their shares to cash, or sold their shares to Capitol, in each case for a price equal to the per share value of cash held in trust, or $9.87 per share. At the closing, after deducting transaction costs and expenses, and after purchasing or converting to cash the shares of common stock of Capitol stockholders who did not elect to participate in the merger, the Company had approximately $124.0 million in cash available to fund investments and operations, and a book value of approximately $9.30 per share. The remaining Capitol stockholders, and all Capitol warrant holders, exchanged their Capitol shares and warrants for Company shares and warrants on a one-for-one basis. The new shares and warrants became available to be traded on the NYSE Amex as of October 29, 2009. The Capitol shares and warrants were retired and de-registered upon completion of the merger. Capitol ceased being a development stage company at the completion of the merger.

Upon completion of the merger, Capitol was considered the accounting acquirer, similar to a reverse merger. As the surviving entity, Capitol’s financial information is presented in these financial statements on a historical carryover basis.

Note 2. Basis of Presentation and Significant Accounting Policies

Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after eliminating all intercompany balances and transactions. The consolidated financial statements have been prepared as if the Company had been in place for all periods presented. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Basis of Presentation and Significant Accounting Policies  – (continued)

Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make a number of significant estimates. These include estimates of fair value of certain assets and liabilities, amount and timing of credit losses, prepayment rates, the period of time during which the Company anticipates an increase in the fair values of real estate securities sufficient to recover unrealized losses in those securities, and other estimates that affect the reported amounts of certain assets and liabilities as of the date of the consolidated financial statements and the reported amounts of certain revenues and expenses during the reported period. It is likely that changes in these estimates (e.g., valuation changes due to supply and demand, credit performance, prepayments, interest rates, or other reasons) will occur in the near term. The Company’s estimates are inherently subjective in nature and actual results could differ from its estimates and the differences may be material.

Investment Securities, at Fair Value

The Company invests primarily in mortgage pass-through certificates, collateralized mortgage obligations and other residential mortgage-backed securities representing interests in or obligations backed by pools of mortgage loans (collectively “RMBS”) issued by Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), and Government National Mortgage Association (“GNMA”) (collectively, “the Agencies” or “GSE’s”).

Designation

The Company classifies its investment securities as available-for-sale (“AFS”) investments. Although, the Company generally intends to hold most of its investment securities until maturity, it may, from time to time, sell any of its investment securities as part of its overall management of its portfolio. Accordingly, the Company classifies all of its investment securities as AFS. All assets classified as AFS are reported at estimated fair value, with unrealized gains and losses, excluding other than temporary impairments, included in accumulated other comprehensive income, a separate component of stockholders’ equity, on an after-tax basis.

Determination of RMBS Fair Value

Fair value is determined under the guidance of ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). The Company determines the fair value of its Agency RMBS based upon prices obtained from third-party pricing providers or broker quotes received using bid price, which are both deemed indicative of market activity. In determining the fair value of its non-Agency RMBS, management judgment is used to arrive at fair value that considers prices obtained from third-party pricing providers, broker quotes received and other applicable market data.

If listed price data is not available or insufficient, then fair value is based upon internally developed models that are primarily based on observable market-based inputs but also include unobservable market data inputs. The Company classifies these securities as Level 3 assets. As of December 31, 2009, 0.4% of the available-for-sale securities portfolio is categorized as Level 3.

The Company’s application of ASC 820 guidance is discussed in further detail in Note 7 — Fair Value Measurements of these notes to the consolidated financial statements.

Revenue Recognition, Premium Amortization and Discount Accretion

Interest income on securities is accrued based on the outstanding principal balance and their contractual terms as prescribed by codified guidance in ASC 320, Investments in Debt and Equity Securities (“ASC 320”). Premiums and discounts associated with RMBS that are issued or guaranteed as to principal and/or interest by a federally chartered corporation, such as Fannie Mae or Freddie Mac, or an agency of the U.S. Government,

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Basis of Presentation and Significant Accounting Policies  – (continued)

such as Ginnie Mae (collectively, “Agency RMBS”) and non-Agency RMBS rated AA and higher at the time of purchase, are amortized into interest income over the life of such securities using the effective yield method. Amortization and adjustments to premium amortization are made for actual prepayment activity.

Interest income on the non-Agency RMBS that were purchased at a discount to par value and/or were rated below AA at the time of purchase is recognized based on the security’s effective interest rate. The effective interest rate on these securities is based on the projected cash flows from each security, which are estimated based on the Company’s observation of current information and events and include assumptions related to interest rates, prepayment rates and the timing and amount of credit losses. On at least a quarterly basis, the Company reviews and, if appropriate, makes adjustments to its cash flow projections based on input and analysis received from external sources, internal models, and its judgment about interest rates, prepayment rates, the timing and amount of credit losses, and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in the yield/interest income recognized on such securities. Actual maturities of the available-for-sale securities are affected by the contractual lives of the associated mortgage collateral, periodic payments of principal, and prepayments of principal. Therefore actual maturities of available-for-sale securities are generally shorter than stated contractual maturities. Stated contractual maturities are generally greater than ten years. There can be no assurance that the Company’s assumptions used to estimate future cash flows or the current period’s yield for each asset would not change in the near term, and the change could be material.

Based on the projected cash flows from the Company’s non-Agency RMBS purchased at a discount to par value, a portion of the purchase discount may be designated as credit protection against future credit losses and, therefore, may not be accreted into interest income. The amount designated as credit discount may be adjusted over time, based on the actual performance of the security, its underlying collateral, actual and projected cash flow from such collateral, economic conditions and other factors. If the performance of a security with a credit discount is more favorable than forecasted, a portion of the amount designated as credit discount may be accreted into interest income over time. Conversely, if the performance of a security with a credit discount is less favorable than forecasted, additional amounts of the purchase discount may be designated as credit discount, or impairment charges and write-downs of such securities to a new cost basis could result.

Impairment

The Company evaluates its investment securities, on a quarterly basis, to assess whether a decline in the fair value of an available-for-sale security below the Company’s amortized cost basis is an other-than-temporary impairment (“OTTI”). Based on the codified guidance of ASC 320, the presence of OTTI is based upon a fair value decline below a security’s amortized cost basis and a corresponding adverse change in expected cash flows due to credit related factors as well as non-credit factors, such as changes in interest rates and market spreads. ASC 320 requires impairment to be considered other-than-temporary if an entity (i) intends to sell the security, (ii) will more likely than not be required to sell the security before it recovers in value, or (iii) does not expect to recover the security’s amortized cost basis, even if the entity does not intend to sell the security. Under these scenarios, the impairment is other-than-temporary and the full amount of impairment should be recognized currently in earnings and the cost basis of the investment security is adjusted. However, if an entity does not intend to sell the impaired debt security and it is more likely than not that it will not be required to sell before recovery, the OTTI should be separated into (i) the estimated amount relating to credit loss (“credit” component), and (ii) the amount relating to all other factors (“non-credit” component). Only the estimated credit loss amount is recognized currently in earnings, with the remainder of the loss amount recognized in other comprehensive income. The difference between the new amortized cost basis and the cash flows expected to be collected is accreted as interest income in accordance with the effective interest method.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Basis of Presentation and Significant Accounting Policies  – (continued)

Balance Sheet Presentation

Investment securities transactions are recorded on the trade date. Purchases of newly-issued securities are recorded when all significant uncertainties regarding the characteristics of the securities are removed, generally shortly before settlement date. Realized gains and losses on sales of investment securities are determined on the first-in, first-out (“FIFO”) method.

Cash and Cash Equivalents

Cash and cash equivalents include cash held in bank accounts and cash held in money market funds on an overnight basis.

Restricted Cash

Restricted cash represents the Company’s cash held by counterparties as collateral against the Company’s securities, swaps and/or repurchase agreements and the restricted portion of the funds held in the Trust Account. Cash held by counterparties as collateral, which resides in non-interest bearing accounts, is not available to the Company for general corporate purposes, but may be applied against amounts due to securities, swap or repurchase counterparties or returned to the Company when the collateral requirements are exceeded or, at the maturity of the swap or repurchase agreement.

Accrued Interest Receivable

Accrued interest receivable represents interest that is due and payable to the Company. Cash interest is generally received within thirty days of recording the receivable.

Due from Counterparties

Due from Counterparties includes cash held by counterparties for payment of principal and interest or upon settlement of trade positions. Due from counterparties also includes cash held by counterparties as collateral against the Company’s swaps and/or repurchase agreements but represents excess capacity and deemed unrestricted and a receivable from the counterparty as of the balance sheet date.

Derivative Financial Instruments, at Fair Value

In accordance with codified guidance of ASC 815 — Derivatives and Hedging (“ASC 815”), all derivative financial instruments, whether designated for hedging relationships or not, are recorded on the consolidated balance sheet as assets or liabilities and carried at fair value.

At the inception of a derivative contract, the Company determines whether the instrument will be part of a qualifying hedge accounting relationship or whether the Company will account for the contract as a trading instrument. Due to the volatility of the credit markets and difficulty in effectively matching pricing or cash flows, the Company has elected to treat all current derivative contracts as trading instruments. The changes in fair value of derivatives accounted for as trading instruments are reported in the consolidated statements of income (loss) as unrealized gain on interest rate swap agreements, as these contracts are hedging interest rate risk associated with the Company’s repurchase agreements.

The Company enters into interest rate derivative contracts for a variety of reasons, including minimizing significant fluctuations in earnings or market values on certain assets or liabilities that may be caused by changes in interest rates. The Company may, at times, enter into various forward contracts including short securities, Agency to-be-announced securities (“TBAs”), options, futures, swaps, and caps. Due to the nature of these instruments, they may be in a receivable/asset position or a payable/liability position at the end of an accounting period. Amounts payable to, and receivable from, the same party under contracts may be offset as long as the following conditions are met: (a) each of the two parties owes the other determinable amounts; (b) the reporting party has the right to offset the amount owed with the amount owed by the other party; (c) the reporting party intends to offset; and (d) the right of offset is enforceable by law. If the aforementioned conditions are not met, amounts payable to and receivable from are presented by the Company on a gross basis in the consolidated balance sheet.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Basis of Presentation and Significant Accounting Policies  – (continued)

The Company has provided specific disclosure regarding the location and amounts of derivative instruments in the financial statements and how derivative instruments and related hedged items are accounted for. See Note 6 — Derivative Instruments and Hedging Activities of these notes to the consolidated financial statements.

Repurchase Agreements

The Company finances the acquisition of certain of its investment securities through the use of repurchase agreements. The repurchase agreements are all short-term debt, which expire within one year. Borrowings under repurchase agreements generally bear interest rates of a specified margin over one-month LIBOR and are generally uncommitted. The repurchase agreements are treated as collateralized financing transactions and are carried at their contractual amounts, as specified in the respective agreements.

Accrued Interest Payable

Accrued interest payable represents interest that is due and payable to third parties. Interest is generally paid within thirty days to three months of recording the payable, based upon the Company’s remittance requirements.

Deferred Tax Liabilities

Income recognition for GAAP and tax differ in certain respects. These differences often reflect differing accounting treatments for tax and GAAP, such as accounting for discount and premium amortization, credit losses, asset impairments, recognition of certain operating expenses and certain valuation estimates. Some of these differences are temporary in nature and create timing mismatches between when taxable income is earned and the tax is paid versus when the GAAP income is recognized and the tax provision is recorded. Some of these differences are permanent since certain income (or expense) may be recorded for tax but not for GAAP (or vice-versa). One such significant permanent difference is the Company’s ability as a REIT to deduct dividends paid to shareholders as an expense for tax, but not for GAAP.

As a result of these differences, the Company may recognize taxable income in periods prior or subsequent to when the Company recognizes income for GAAP. When this occurs, the Company pays or defers the tax liability and establishes a deferred tax asset or deferred tax liability, respectively, for GAAP.

As the income is subsequently realized in future periods under GAAP, the deferred tax asset is recognized as an expense. Alternatively, as the Company realizes the deferred taxable income, the deferred tax liability is recognized as a reduction to taxable income. The Company’s deferred tax assets and/or liabilities are primarily generated by differences in GAAP and taxable income at our taxable subsidiaries. GAAP and tax differences in the REIT may create additional deferred tax assets to the extent the Company does not distribute all of its taxable income.

Income Taxes

The Company intends to elect to be taxed as a REIT under the Internal Revenue Code (“Code”) and the corresponding provisions of state law. To qualify as a REIT, the Company must distribute at least 90% of its annual REIT taxable income to shareholders (not including taxable income retained in its taxable subsidiaries) within the time frame set forth in the tax code and the Company must also meet certain other requirements. In addition, because certain activities, if performed by the Company, may cause the Company to earn income which is not qualifying for the REIT gross income tests, the Company has formed taxable REIT subsidiaries, as defined in the Code, to engage in such activities. These taxable REIT subsidiaries activities are subject to income taxes as well as any REIT taxable income not distributed to shareholders.

The Company assesses its tax positions for all open tax years and determines whether the Company has any material unrecognized liabilities in accordance with ASC 740, Income Taxes. The Company records these liabilities to the extent the Company deems them more likely than not to be incurred. The Company classifies interest and penalties on material uncertain tax positions as interest expense and operating expense, respectively, in its consolidated statements of (loss) income.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Basis of Presentation and Significant Accounting Policies  – (continued)

As of October 28, 2009 and the periods prior to that date, Capitol’s operations were taxable as a domestic C corporation and subject to federal, state, and local income taxes based upon its taxable income (loss).

(Loss) Earnings Per Share

Basic (loss) earnings per share are computed by dividing net (loss) income attributable to other common stockholders by the weighted average number of common shares outstanding during the period. Diluted (loss) earnings per share are computed by dividing net (loss) income attributable to other common stockholders by the weighted average number of common shares and potential common shares outstanding during the period. Potential common shares outstanding are calculated using the treasury stock method, which assumes that all dilutive common stock equivalents are exercised and the funds generated by the exercises are used to buy back outstanding common stock at the average market price of the common stock during the reporting period. In accordance with ASC 260 Earnings Per Share (“ASC 260”), if there is a loss from continuing operations, the common stock equivalents are deemed anti-dilutive and diluted (loss) earnings per share is calculated in the same manner as basic (loss) earnings per share.

Other Comprehensive (Loss) Income

Current period net unrealized gains and losses on available-for-sale real estate securities are reported as components of accumulated other comprehensive (loss) income on our consolidated statements of stockholders’ equity and comprehensive (loss) income. Net unrealized gains and losses on securities held by our taxable subsidiaries that are reported in accumulated other comprehensive (loss) income are adjusted for the effects of taxation and may create deferred tax assets or liabilities.

The Company did not recognize other-than-temporary impairments in its securities portfolio for the year ended December 31, 2009.

Accretion of Trust Account Income Relating to Common Stock Subject to Possible Conversion

The Company recorded accretion of the income earned in the Trust Account relating to the common stock subject to possible conversion based on the excess of the earnings for the period over the amount which is available to be used for working capital and taxes. Since 30% (less one share) of the shares issued in the Capitol initial public offering were subject to possible conversion, the portion of the excess earnings related to those shares are reflected on the balance sheet as part of “Common stock subject to possible conversion” and is deducted from “additional paid-in capital.” The portion of the excess earnings is also presented as a deduction from net income on the Statements of Income (Loss) to appropriately reflect the amount of net income which would remain available to the common stockholders who did not elect to convert their shares to cash. The accretion of income earned in the Trust Account relating to the common stock subject to possible conversion was $235,706 for the year ended December 31, 2008. For the year ended December 31, 2009, the accretion of income earned in the Trust Account, prior to the business combination was $92,872.

Equity Incentive Plan

The Company has adopted an equity incentive plan in 2009 which provides incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including PRCM Advisers LLC and its affiliates. The 2009 equity incentive plan is administered by the compensation committee of the Company’s board of directors. The 2009 equity incentive plan permits the granting of restricted shares of common stock, phantom shares, dividend equivalent rights and other equity-based awards.

The cost of equity awards is determined in accordance with ASC 718, Compensation — Stock Compensation (“ASC 718”) and amortized over the vesting term using an accelerated method. Restricted stock granted in 2009 to non-employee directors vests over a three-year period.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Basis of Presentation and Significant Accounting Policies  – (continued)

Recently Issued and/or Adopted Accounting Standards

General Principles

Generally Accepted Accounting Principles (ASC 105).  In June 2009, the FASB issued The Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (Codification) (the “Codification”) which revises the framework for selecting the accounting principles to be used in the preparation of financial statements that are presented in conformity with GAAP. The objective of the Codification is to establish the FASB Accounting Standards Codification (“ASC”) as the source of authoritative accounting principles recognized by the FASB. In adopting the Codification, all non-grandfathered, non-SEC accounting literature not included in the Codification is superseded and deemed non-authoritative. The Codification required any references within the Company’s consolidated financial statements to be modified from FASB issues to ASC references. However, in accordance with the FASB Accounting Standards Codification Notice to Constituents (v 2.0), the Company did not reference specific sections of the ASC but used broad topic references. The Company’s recent accounting pronouncements section has been reformatted to reflect the same organizational structure as the ASC. Broad topic references will be updated with pending content as they are released.

Assets

Investments in Debt and Equity Securities (ASC 320).  New guidance was provided to make impairment guidance more operational and to improve the presentation and disclosure of OTTI on debt and equity securities in financial statements. The guidance revises the OTTI evaluation methodology. Previously the analytical focus was on whether a company had the “intent and ability to retain its investment in the security for a period of time sufficient to allow for any anticipated recovery in fair value.” Now the focus is on whether a company (1) has the intent to sell the investment securities, (2) is more likely than not to be required to sell the investment securities before recovery, or (3) does not expect to recover the entire amortized cost basis of the investment securities. Further, the security is analyzed for credit loss (the difference between the present value of cash flows expected to be collected and the amortized cost basis). The credit loss, if any, is then recognized in earnings, while the balance of impairment related to other factors is recognized in other comprehensive income. The adoption of this ASC did not have a material impact on the Company’s consolidated financial condition or results of operations for the year ended December 31, 2009.

Broad Transactions

Derivatives and Hedging (ASC 815).  Effective January 1, 2009, the FASB issued additional guidance attempting to improve the transparency of financial reporting by mandating the provision of additional information about how derivative and hedging activities affect an entity’s financial position, financial performance and cash flows. This guidance changed the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosure about (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for, and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. To adhere to this guidance, qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts, gains and losses on derivative instruments, and disclosures about credit risk-related contingent features in derivative agreements must be made. This disclosure framework is intended to better convey the purpose of derivative use in terms of the risks that an entity is intending to manage. Because this ASC impacts the disclosure and not the accounting treatment for derivative instruments and related hedge items, the adoption of this ASC did not have an impact on the Company’s consolidated financial condition or results of operations.

Fair Value Measurements and Disclosures (ASC 820).  In response to the recent deterioration of the credit markets, the FASB issued additional guidance for determining fair value when the volume and level of activity for an asset or liability have significantly decreased when compared with normal market activity for

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Basis of Presentation and Significant Accounting Policies  – (continued)

the asset or liability (or similar assets or liabilities). The guidance gives specific factors to evaluate if there has been a decrease in normal market activity and if so, provides a methodology to analyze transactions or quoted prices and make necessary adjustments to fair value. The objective is to determine the point within a range of fair value estimates that is most representative of fair value under current market conditions. The implementation of this guidance did not have a material impact on the manner in which the Company estimates fair value. In August 2009, the FASB provided further guidance regarding the fair value measurement of liabilities. The guidance states that a quoted price for the identical liability when traded as an asset in an active market is a Level 1 fair value measurement. If the value must be adjusted for factors specific to the liability, then the adjustment to the quoted price of the asset shall render the fair value measurement of the liability a lower level measurement. The adoption of this ASC guidance did not have a material impact on the Company’s consolidated financial condition or results of operations for the year ended December 31, 2009.

Fair Value Measurements and Disclosures (ASC 820).  On January 21, 2010, the FASB issued an ASU, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements which provides guidance on how investment assets and liabilities are to be valued and disclosed. Specifically, the amendment requires reporting entities to disclose i) the input and valuation techniques used to measure fair value for both recurring and nonrecurring fair value measurements, for Level 2 or Level 3 positions ii) transfers between all levels (including Level 1 and Level 2) will be required to be disclosed on a gross basis (i.e. transfers out must be disclosed separately from transfers in) as well as the reason(s) for the transfer and iii) purchases, sales, issuances and settlements must be shown on a gross basis in the Level 3 rollforward rather than as one net number. The effective date of the amendment is for interim and annual periods beginning after December 15, 2009; however, the requirement to provide the Level 3 activity for purchases, sales, issuances and settlements on a gross basis will be effective for interim and annual periods beginning after December 15, 2010. At this time the Company is evaluating the implications of the amendment to ASC 820 and the impact to the financial statements.

Financial Instruments (ASC 820).  On April 9, 2009, the FASB issued guidance which requires disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements. The effective date of this guidance is for interim reporting periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. Because this ASC impacts the disclosure and not the accounting treatment for financial instruments, the adoption of this ASC did not have an impact on the Company’s consolidated financial condition or results of operations.

Subsequent Events (ASC 855).  ASC 855 provides general standards governing accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. ASC 855 also provides guidance on the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that an entity should make about events or transactions occurring after the balance sheet date. Because this ASC impacts the disclosure and not the accounting treatment for subsequent events, the adoption of this ASC did not have an impact on the Company’s consolidated financial condition or results of operations.

Transfers and Servicing (ASC 860).  In February 2008, the FASB issued guidance addressing whether transactions where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions, or are required to be considered “linked” transactions and may be considered derivatives. This guidance requires purchases and subsequent financing through repurchase agreements to be considered linked transactions unless all of the following conditions apply: (1) the initial purchase and the use of repurchase agreements to finance the purchase are not contractually contingent upon each other; (2) the repurchase financing entered into

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Basis of Presentation and Significant Accounting Policies  – (continued)

between the parties provides full recourse to the transferee and the repurchase price is fixed; (3) the financial assets are readily obtainable in the market; and (4) the financial instrument and the repurchase agreement are treated as linked. The adoption of this ASC did not have a material impact on the Company’s consolidated financial condition or results of operations.

Note 3. Available-for-sale Securities, at Fair Value

The following table presents our available-for-sale, or AFS, investment securities by collateral type which were carried at their fair value:

	December 31,
	2009	2008
Mortgage-backed securities:
Agency
Federal Home Loan Mortgage Corporation	$255,669,015	$—
Federal National Mortgage Association	155,729,386	—
Government National Mortgage Association	6,421,615	—
Non-agency	76,644,851	—
Total mortgage-backed securities	$494,464,867	$—

At December 31, 2009, the Company pledged investment securities with a carrying value of $444.8 million, respectively, as collateral for repurchase agreements. See Note 8 — Repurchase Agreements.

At December 31, 2009 and 2008, the Company did not have any securities purchased from and financed with the same counterparty that did not meet the conditions of ASC 860, Transfers and Servicing.

The following table presents the amortized cost and carrying value (which equals fair value) of AFS securities by collateral type as of December 31, 2009:

	Agency	Non-agency	Total
Face Value	$534,878,857	$166,580,309	$701,459,166
Unamortized premium	18,535,106	—	18,535,106
Unamortized discount
Designated credit reserve	—	(50,186,623)	(50,186,623)
Net, unamortized	(133,343,316)	(41,049,738)	(174,393,054)
Amortized Cost	420,070,647	75,343,948	495,414,595
Gross unrealized gains	1,081,947	2,020,339	3,102,286
Gross unrealized losses	(3,332,578)	(719,436)	(4,052,014)
Carrying Value	$417,820,016	$76,644,851	$494,464,867

The following table presents the carrying value of AFS securities by interest and collateral type as of December 31, 2009:

	Agency	Non-agency	Total
Adjustable Rate	$305,441,270	$34,848,759	$340,290,029
Fixed Rate	112,378,746	41,796,092	154,174,838
Total	$417,820,016	$76,644,851	$494,464,867

The Company did not hold any AFS securities as of December 31, 2008.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Available-for-sale Securities, at Fair Value  – (continued)

When the Company purchases a credit-sensitive AFS security at a significant discount to its face value, the Company often does not amortize into income a significant portion of this discount that the Company is entitled to earn since it does not expect to collect it due to the inherent credit risk of the security. The Company may also record an OTTI for a portion of its investment in the security to the extent the Company believes that principal losses will exceed the discount. The amount of principal face that the Company does not amortize into income is designated as a credit reserve on the security, with net unamortized discounts or premiums amortized into income over time using the interest method in accordance with ASC 320.

The following table presents the changes for the year ended December 31, 2009, of the unamortized discount and designated credit reserves on AFS securities.

	Designated credit reserve	Unamortized net discount	Total
Beginning balance at January 1, 2009	$—	$—	$—
Accretion of net discount	—	622,600	622,600
Realized credit losses	86,187	—	86,187
Acquisitions	(50,272,810)	(46,225,694)	(96,498,504)
Sales, calls, other	—	4,553,356	4,553,356
Ending balance at December 31, 2009	$(50,186,623)	$(41,049,738)	$(91,236,361)

The following table presents the components comprising the carrying value of AFS securities that were in an unrealized loss position and not deemed to be other than temporarily impaired as of December 31, 2009.

	Unrealized Loss Position for: Less than 12 Months
	Amortized Cost	Gross Unrealized Losses	Estimated Fair Value
December 31, 2009	$417,008,390	$(4,052,014)	$412,956,376

At December 31, 2009, the Company held 112 AFS securities, of which 61 were in an unrealized loss position. There were no unrealized loss positions for twelve consecutive months or longer due to the Company beginning its operations in the fourth quarter of 2009. At December 31, 2008, the Company held no AFS securities.

Evaluating AFS Securities for Other-than-Temporary Impairments

In 2009, the Company adopted the provisions of ASC 320 to evaluate AFS securities for OTTI. This evaluation requires us to determine whether there has been a significant adverse quarterly change in the cash flow expectations for a security. The Company also considers whether there has been a significant adverse change in the regulatory and/or economic environment as part of this analysis. For the year ended December 31, 2009, the Company did not recognize any other-than-temporary impairments on AFS securities in our consolidated statements of income (loss).

Gross Realized Gains and Losses

Gains and losses from the sale of AFS securities are recorded as realized gains (losses) within gain (loss) on sale of investment securities, net in our consolidated statements of income (loss). The following table presents the gross realized gains and losses on sales and calls of AFS securities for the years ended December 31, 2009, 2008, and for the period from June 26, 2007 (inception) through December 31, 2007.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Available-for-sale Securities, at Fair Value  – (continued)

	Year Ended December 31,		For the period from June 26, 2007 (inception) through December 31, 2007
	2009	2008
Gross realized gains – sales	$335,966	$—	$—
Gross realized gains – calls	—	—	—
Gross realized losses – sales	—	—	—
Gross realized losses – calls	—	—	—
Total realized gains (losses) on sales and calls, net	$335,966	$—	$—

Note 4. Restricted Cash

The following table presents the Company’s restricted cash balances and the purposes of the balances:

	December 31,
	2009	2008
Restricted cash balances held by:
Broker counterparties for securities trading activity	$8,000,000	$—
Repurchase counterparties as restricted collateral	913,048	—
Trust account for business combination or similar transaction	—	259,132,312
Total	$8,913,048	$259,132,312

As of December 31, 2009, the Company is required to maintain certain cash balances with counterparties for broker activity and collateral for the Company’s repurchase agreements in non-interest bearing accounts.

As of December 31, 2008, the Company considered the restricted portion of the funds held in the Trust Account as being a restricted asset. Since the acquisition of a business is principally considered to be a long-term purpose, with long-term assets such as property and intangibles, typically being a major part of the acquired assets, the Company has reported the funds anticipated to be used in the acquisition as a non-current restricted asset.

Note 5. Accrued Interest Receivable

The following table presents the Company’s accrued interest receivable by collateral type:

	December 31,
	2009	2008
Accrued Interest Receivable:
Agency
Federal Home Loan Mortgage Corporation	$1,227,847	$—
Federal National Mortgage Association	808,648	—
Government National Mortgage Association	128,469	—
Non-agency	414,731	—
Total Accrued Interest Receivable	$2,579,695	$—

The Company did not have any accrued interest receivables as of December 31, 2008.

Note 6. Derivative Instruments and Hedging Activities

The Company expects to enter into a variety of derivative and non-derivative instruments in connection with its risk management activities. The Company’s primary objective for executing these derivatives and non-derivative instruments is to mitigate the Company’s economic exposure to future events that are outside its

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Derivative Instruments and Hedging Activities  – (continued)

control. The Company’s derivative financial instruments are utilized principally to manage market risk and cash flow volatility associated with interest rate risk (including associated prepayment risk) related to certain assets and liabilities. As part of its risk management activities, the Company may, at times, enter into various forward contracts including short securities, agency to-be-announced securities (“TBAs”), options, futures, swaps and caps. Due to its limited operations in 2009 and current risk management strategy, the Company has limited its derivative trading activity to interest rate swap agreements. The Company has additionally entered into a number of non-derivative instruments to manage interest rate risk, principally Agency interest-only securities.

The following summarizes the Company’s significant asset and liability classes, the risk exposure for these classes, and the Company’s risk management activities used to mitigate certain of these risks. The discussion will include both derivative and non-derivative instruments used as part of these risk management activities. While the Company uses non-derivative and derivative instruments to achieve the Company’s risk management activities, it is possible that these instruments will not effectively mitigate all or a substantial portion of the Company’s market rate risk. In addition, the Company might elect at times not to enter into certain hedging arrangements in an effort to maintain compliance with REIT requirements.

Interest Rate Sensitive Assets/Liabilities

Available-for-sale Securities — The Company’s investment securities are generally subject to change in value when mortgage rates decline or increase depending on the type of investment. Rising mortgage rates generally result in an increase in slowing of refinancing activity, which slows prepayments and results in a decline in the expected value of our fixed-rate agency pools. To mitigate the impact of this risk, the Company maintains a portfolio of financial instruments, primarily fixed-rate interest-only securities, which increase in value when interest rates increase. The primary objective is to minimize the overall risk of loss in the value of the investment securities due to the change in fair value caused by interest rate changes and their interrelated impact on prepayments.

As of December 31, 2009, the Company had outstanding fair value of $16.5 million of interest-only securities in place to economically hedge its investment securities. Although, derivative contracts were not entered into as of December 31, 2009 to hedge our investment securities, the Company may enter into derivative contracts to mitigate interest rate risk associated with investment securities in the future.

Repurchase Agreements — The Company monitors its repurchase agreements, which are generally floating rate debt, in relationship to the rate profile of its investment securities. When it is cost effective to do so, the Company may enter into interest rate arrangements to align the interest rate composition of its investment securities and debt portfolios. Typically, the significant terms of the interest rate swaps match the terms of the underlying debt, resulting in an effective conversion of the rate of the related repurchase agreement.

The Company has not applied hedge accounting to its current derivative portfolio held to mitigate the interest rate risk associated with its debt portfolio. As of December 31, 2009, the Company had an outstanding contract with a positive fair value of $0.4 million and outstanding notional of $100 million in place to economically hedge its debt balances. The agreement matures in December of 2011 and established a fixed interest rate of 1.168%.

Foreign Currency Risk

In compliance with the Company’s REIT requirements, the Company does not have exposure to foreign denominated assets or liabilities. As such, the Company is not subject to foreign currency risk.

Credit Risk

The Company has limited its exposure to credit losses on its Agency portfolio of investment securities by purchasing securities issued by government sponsored entities, or GSEs. The payment of principal and interest

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Derivative Instruments and Hedging Activities  – (continued)

on the FHLMC, and FNMA mortgage-backed securities are guaranteed by those respective agencies, and the payment of principal and interest on the GNMA mortgage-backed securities are backed by the full faith and credit of the U.S. Government.

For non-Agency investment securities, the Company currently does not believe it is cost effective or beneficial to the Company’s REIT status to hedge credit risk with derivative instruments, and accordingly, the Company does not hold derivative instruments to specifically hedge credit risk. However, the Company has processes and controls in place to monitor, analyze, manage and mitigate its credit risk with respect to non-Agency RMBS.

Derivative financial instruments contain an element of credit risk if counterparties are unable to meet the terms of the agreements. Credit risk associated with derivative financial instruments is measured as the net replacement cost should the counterparties which owe the Company under contracts completely fail to perform under the terms of these contracts, assuming there are no recoveries of underlying collateral, as measured by the market value of the derivative financial instruments. As December 31, 2009, the market value of derivative financial instruments as an asset and liability position was $0.4 and $0.0 million, respectively.

The Company mitigates the credit risk exposure by limiting the counterparties to those major banks and financial institutions that meet established credit guidelines and seeks to transact with several different counterparties in order to reduce the Company’s specific counterparty exposure. Additionally, the Company reduces credit risk on the majority of its derivative instruments by entering into agreements that permit the closeout and netting of transactions with the same counterparty upon occurrence of certain events. To further mitigate the risk of counterparty default, the Company maintains collateral agreements with certain of its counterparties. The agreements require both parties to maintain cash deposits in the event the fair values of the derivative financial instruments exceed established thresholds. The Company has not received cash deposits from counterparties at December 31, 2009, respectively, for derivative positions in an asset position to the Company. The Company has placed cash deposits of $1.0 million as of December 31, 2009 in accounts maintained by counterparties, however, due to the positive fair value of the existing interest rate swap agreement this amount is not considered restricted as of the balance sheet date. The cash deposits placed are included on the consolidated balance sheet in due from counterparties.

In accordance with ASC 815, as amended and interpreted, the Company records derivative financial instruments on its consolidated balance sheet as assets or liabilities at fair value. Changes in fair value are accounted for depending on the use of the derivative instruments and whether it qualifies for hedge accounting treatment. Due to the volatility of the credit markets and difficulty in effectively matching pricing or cash flows, the Company has elected to treat all current derivative contracts as trading instruments. The changes in fair value of derivatives accounted for as trading instruments are reported in the consolidated statements of income (loss) through unrealized gain on interest rate swap agreements.

Balance Sheet Presentation

The following table shows the gross fair value and notional amounts of the Company’s derivative financial instruments treated as trading instruments as of December 31, 2009 and 2008.

	Derivative Assets		Derivative Liabilities
	Fair Value	Notional	Fair Value	Notional
Interest rate swaps	$363,666	$100,000,000	$—	$—
Total	$363,666	$100,000,000	$—	$—

The Company did not enter into derivative contracts as of December 31, 2008.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Derivative Instruments and Hedging Activities  – (continued)

Income Statement Presentation

The following table summarizes the location and amount of gains and losses reported in the consolidated statement of income on its derivative instruments.

Trading Instruments	Location of Gain/(Loss) Recognize in Income on Derivatives	Amount of Gain/(Loss) Recognize in Income on Derivatives 2009
Interest Rate Contracts
Investment securities	Not applicable	$—
Repurchase agreements	Unrealized gain on interest rate swap agreements	363,666
Foreign Exchange Contracts	Not applicable	—
Total		$363,666

The Company did not recognize derivative gains or losses in the twelve months ended December 31, 2008 and for the period ended from June 26, 2007 (inception) through December 31, 2007.

Note 7. Fair Value

Fair Value Measurements

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e. observable inputs) and the lowest priority to data lacking transparency (i.e. unobservable inputs). Additionally, ASC 820 requires an entity to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring fair value of a liability.

ASC 820 establishes a three level hierarchy to be used when measuring and disclosing fair value. An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. Following is a description of the three levels:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities as of the measurement date. Additionally, the entity must have the ability to access the active market and the quoted prices cannot be adjusted by the entity.
Level 2	Inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full-term of the assets or liabilities.
Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets and liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models and significant assumptions utilized.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Fair Value  – (continued)

Available for sale securities — The Company holds a portfolio of available for sale securities that are carried at fair value in the consolidated balance sheet. Available for sale securities are primarily comprised of Agency and non-Agency RMBS. The Company determines the fair value of its Agency RMBS based upon prices obtained from third-party pricing providers or broker quotes received using bid price, which are deemed indicative of market activity. In determining the fair value of its non-Agency RMBS, management judgment is used to arrive at fair value that considers prices obtained from third-party pricing providers, broker quotes received and other applicable market data. If observable market prices are not available or insufficient to determine fair value due to principally illiquidity in the marketplace then fair value is based upon internally developed models that are primarily based on observable market-based inputs but also include unobservable market data inputs (including prepayment speeds, delinquency levels, and credit losses). The Company classified 99.6% and 0.4% of available for sale securities reported at fair value as Level 2 and Level 3, respectively, at December 31, 2009. Available for sale securities account for 99.9% of all assets reported at fair value at December 31, 2009.

Derivative instruments — The Company may enter into a variety of derivative financial instruments as part of its hedging strategies. The Company principally executes over-the-counter (“OTC”) derivative contracts, such as interest rate swaps, forward contracts, and listed derivatives that are not actively quoted. The Company uses internally developed models that are widely accepted in the market to value these over-the-counter derivative contracts. The specific terms of the contract are entered into the model, as well as market observable inputs such as interest rate forward curves and interpolated volatility assumptions. As all significant inputs into these models are market observable, the Company classified 100% of the derivative assets reported at fair value as Level 2 at December 31, 2009.

The Company’s Risk Management Committee governs trading activity relating to derivative instruments. The Company’s policy is to minimize credit exposure related to financial derivatives used for hedging, by limiting the hedge counterparties to major banks, financial institutions, exchanges, and private investors who meet established capital and credit guidelines, as well as by limiting the amount of exposure to any individual counterparty.

The Company has netting arrangements in place with all derivative counterparties pursuant to standard documentation developed by the International Swap and Derivatives Association, or ISDA. Additionally, both the Company and the counterparty are required to post cash collateral based upon the net underlying market value of the Company’s open positions with the counterparty. Posting of cash collateral typically occurs daily, subject to certain dollar thresholds. Due to the existence of netting arrangements, as well as frequent cash collateral posting at low posting thresholds, credit exposure to the Company and/or to the counterparty is considered materially mitigated and based on the Company’s assessment, there is no requirement for any additional adjustment to derivative valuations specifically for credit.

Recurring Fair Value

The following table displays the assets and liabilities measured at fair value on a recurring basis. The Company often economically hedges the fair value change of its assets or liabilities with derivatives and other financial instruments. The table below displays the hedges separately from the hedged items, and therefore does not directly display the impact of the Company’s risk management activities.

	Recurring Fair Value Measurements At December 31, 2009
	Level 1	Level 2	Level 3	Total
Assets
Available-for-sale securities	$—	$492,339,360	$2,125,507	$494,464,867
Derivative assets	—	363,666	—	363,666
Total assets	$—	$492,703,026	$2,125,507	$494,828,533

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Fair Value  – (continued)

The Company did not have any assets or liabilities recorded at fair value as of December 31, 2008.

The valuation of Level 3 instruments requires significant judgment by the third party pricing providers and/or management. The third party pricing providers and/or management rely on inputs such as market price quotations from market makers (either market or indicative levels), original transaction price, recent transactions in the same or similar instruments and changes in financial ratios or cash flows to determine fair value. Level 3 instruments may also be discounted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated by the third party pricing provider in the absence of market information. Assumptions used by the third party pricing provider due to lack of observable inputs may significantly impact the resulting fair value and therefore the Company’s financial statements. The Company’s valuation committee reviews all pricing information received from a third party pricing provider. As part of this review, prices are compared against other pricing or input data points in the marketplace, along with internal valuation expertise, to ensure the pricing is reasonable. In addition, the Company performs back-testing of pricing information to validate price information and identify any pricing trends of a third party price provider.

In determining fair value, third party pricing providers use various valuation approaches, including market and income approaches. Inputs that are used in determining fair value of an instrument may include pricing information, credit data, volatility statistics, and other factors. In addition, inputs can be either observable or unobservable.

The availability of observable inputs can vary by instrument and is affected by a wide variety of factors, including, the type of instrument, whether the instrument is new and not yet established in the marketplace and other characteristics particular to the instrument. The third party pricing provider uses prices and inputs that are current as of the measurement date, including during periods of market dislocations. In periods of market dislocation, the availability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified to or from various levels within the fair value hierarchy.

Securities for which market quotations are readily available are valued at the bid price (in the case of long positions) or the ask price (in the case of short positions) at the close of trading on the date as of which value is determined. Exchange traded securities for which no bid or ask price is available are valued at the last traded price.

OTC derivative contracts, including interest rate swaps, are valued by the Company using observable inputs, such as quotations received from the counterparty, dealers or brokers, whenever available and considered reliable. In instances where models are used, the value of an OTC derivative depends upon the contractual terms of, and specific risks inherent in, the instrument as well as the availability and reliability of observable inputs. Such inputs include market prices for reference securities, yield curves, credit curves, volatility measures, prepayment rates and correlation of such inputs. Certain OTC derivatives, such as swaps, have inputs which can generally be corroborated by market data and are therefore classified within Level 2.

Those OTC derivatives that have less liquidity or for which inputs are unobservable are classified within Level 3. While the valuations of these less liquid OTC derivatives may utilize some Level 1 and/or Level 2 inputs, they also include other unobservable inputs which are considered significant to the fair value determination.

The table below presents the reconciliation for all of the Company’s Level 3 assets and liabilities measured at fair value on a recurring basis. The Level 3 items presented below may be hedged by derivatives and other financial instruments that are classified as Level 1 or Level 2. Thus, the tables below do not fully reflect the impact of the Company’s risk management activities.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Fair Value  – (continued)

	Level 3 Recurring Fair Value Measurements
	Year Ended December 31, 2009
	January 1, 2009 Level 3 Fair Value	Total Net Gains/(Losses) Included in Net Income		Other Comprehensive Income		Purchases, Sales and Settlements, Net	Net Transfers Into/(Out of) Level 3	End of Period Level 3 Fair Value
		Realized Gains (Losses)	Unrealized Gains (Losses)
Assets
Available-for-sale securities	$—	$(9,716)	$—	$(19,594	)(a)	$2,154,817	$—	$2,125,507
Total assets	$—	$(9,716)	$—	$(19,594)		$2,154,817	$—	$2,125,507

(a)	Change in unrealized gains (losses) on available-for-sale securities recorded in equity as accumulated other comprehensive (loss) income.

Nonrecurring Fair Value

The Company may be required to measure certain assets or liabilities at fair value from time to time. These periodic fair value measures typically result from application of certain impairment measures under GAAP. These items would constitute nonrecurring fair value measures under ASC 820. As of December 31, 2009 and 2008, the Company did not have any assets or liabilities measured at fair value on a nonrecurring basis.

Fair Value of Financial Instruments

In accordance with ASC 820, the Company is required to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheet, for which fair value can be estimated.

The following describes the Company’s methods for estimating the fair value for financial instruments. Descriptions are not provided for those items that have zero balances as of the current balance sheet date.

•	Available-for-sale securities, derivative assets and liabilities are recurring fair value measurements; carrying value equals fair value. See discussion of valuation methods and assumptions within the Fair Value Measurements section of this footnote.
•	Cash and cash equivalents and restricted cash’s carrying value approximates fair value because of the short maturities of these instruments.
•	The carrying value of repurchase agreements approximates fair value due to the maturities of less than one year of these financial instruments. The Company’s repurchase agreements have floating rates based on an index plus a spread. These borrowings have been recently entered into and the credit spread is typically consistent with those demanded in the market. Accordingly, the interest rates on these borrowings would be at market and thus carrying value would approximate fair value.

Note 8. Repurchase Agreements

The Company had outstanding $411.9 million of repurchase agreements with a weighted average borrowing rate of 0.4% excluding the effect of the Company’s interest rate swap, and weighted average remaining maturities of 90 days as of December 31, 2009. As of December 31, 2008, the Company did not have debt outstanding.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Repurchase Agreements  – (continued)

At December 31, 2009, the repurchase agreements had the following remaining maturities:

	December 31, 2009	December 31, 2008
Within 30 days	$207,050,239	$—
30 to 59 days	—	—
60 to 89 days	—	—
90 to 119 days	—	—
Over 120 days	204,842,271	—
Total	$411,892,510	$—

The following table summarizes assets at carrying value that are pledged or restricted as collateral for the future payment obligations of repurchase agreements:

	December 31, 2009	December 31, 2008
Available-for-Sale Securities	$444,833,063	$—
Restricted Cash	913,048	—
Due from counterparties	1,736,952	—
Total	$447,483,063	$—

The Company did not have any repurchase agreements or assets pledged as of December 31, 2008.

Under the repurchase agreements, the respective lender retains the right to mark the underlying collateral to fair value. A reduction in the value of pledged assets would require the Company to provide additional collateral or fund margin calls.

The following table summarizes certain characteristics of the Company’s repurchase agreements and counter-party concentration at December 31, 2009:

	Amount Outstanding	Net Counter-Party Exposure(1)	Percent of Equity
Barclay’s Capital Inc.	$233,480,499	$17,282,986	14%
Banc of America Securities LLC	16,251,000	10,865,507	9%
Cantor Fitzgerald & Co.	15,269,000	992,694	1%
Goldman, Sachs & Co.	55,459,011	4,863,867	4%
J.P. Morgan Securities Inc.	45,229,000	1,781,233	1%
RBS Securities Inc.	46,204,000	1,970,579	2%
Total	$411,892,510	$37,756,866

(1)	Represents the net carrying value of the securities sold under repurchase agreements to repurchase, including accrued interest plus any cash or assets on deposit to secure the repurchase obligation, over the amount of the repurchase liability, including accrued interest

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Commitments and Contingencies

The following represent the material commitments and contingencies of the Company as of December 31, 2009:

Management agreement — The Company pays PRCM Advisers LLC a management fee equal to 1.5% per annum, calculated and payable quarterly in arrears, of the Company’s stockholders’ equity. For purposes of calculating the management fee, the Company’s stockholders’ equity means the sum of the net proceeds from all issuances of the Company’s equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus the Company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that the Company pays for repurchases of the Company’s common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP, and certain non-cash items after discussions between PRCM Advisers LLC and the Company’s independent directors and approval by a majority of the Company’s independent directors. To the extent asset impairment reduces the Company’s retained earnings at the end of any completed calendar quarter; it will reduce the management fee for such quarter. The Company’s stockholders’ equity for the purposes of calculating the management fee could be greater than the amount of stockholders’ equity shown on the consolidated financial statements. The initial term of the management agreement expires on October 28, 2012, with automatic, one-year renewals at the end of the initial term and each year thereafter.

The Company reimburses PRCM Advisers LLC for (i) the Company’s allocable share of the compensation paid by PRCM Advisers LLC to its personnel serving as the Company’s principal financial officer and general counsel and personnel employed by PRCM Advisers LLC as in-house legal, tax, accounting, consulting, auditing, administrative, information technology, valuation, computer programming and development and back-office resources to the Company, and (ii) any amounts for personnel of PRCM Advisers LLC’s affiliates arising under a shared facilities and services agreement.

Upon termination of the management agreement by the Company without cause or by PRCM Advisers LLC due to the Company’s material breach of the management agreement, the Company is required to pay a termination fee equal to three times the sum of the average annual base management fee earned by PRCM Advisers LLC during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

Contingent liabilities — Certain fees payable pursuant to underwriting, legal and financial advisory arrangements entered into by the Company were deferred in lieu of certain rights to participate in future securities offerings by the Company. These fees remain contingent on a future securities offering and are not recognized as a liability in the financial statements.

Operating leases and employment contracts — The Company does not currently maintain an office or directly employ personnel. Instead the Company relies on the facilities and resources of PRCM Advisers LLC to conduct the Company’s operations. Expense reimbursements to PRCM Advisers LLC are made in cash on a quarterly basis following the end of each quarter.

Legal and regulatory — From time to time, the Company is subject to potential liability under laws and government regulations and various claims and legal actions arising in the ordinary course of business. Liabilities are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts established for those claims. Based on information currently available, management is not aware of any legal or regulatory claims that would have a material effect on the Company’s consolidated financial statements and therefore no accrual is required as of December 31, 2009.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Stockholders’ Equity

Common stock

On October 26, 2009, a majority of Capitol’s stockholders approved the proposed merger transaction with the Company, and the transaction closed on October 28, 2009. Capitol stockholders, who approved the merger and elected to remain shareholders, and all Capitol warrant holders, exchanged their Capitol shares and warrants for Company shares and warrants on a one-for-one basis. The Capitol shares and warrants were retired upon the merger completion.

A reconciliation of the common shares outstanding is as follows:

Number of common shares
Common shares as a component of stockholders’ equity	24,936,558
Capitol’s common shares subject to possible conversion	7,874,699
Common shares outstanding as of January 1, 2009	32,811,257
Cancellation of Capitol Founders’ Shares	(6,562,257)
Common shares converted to cash by Capitol stockholders	(6,875,130)
Common shares acquired by Capitol as part of forward sale agreements	(5,994,661)
Common shares outstanding as of December 31, 2009	13,379,209

After consummation of the transaction, the Company has 13,379,209 shares of common stock outstanding and 33,249,000 warrants outstanding.

As of December 31, 2009, the outstanding warrants, which can be converted into a share of common stock on a one-for-one basis, had an exercise price of $11.00 per share and expire on November 7, 2013. The warrant agreement limits a holder’s ability to exercise warrants to ensure that such holder’s beneficial ownership or constructive ownership (as defined in our charter) does not exceed the restrictions contained in the charter limiting the ownership of shares of our common stock for purposes of maintaining our REIT qualification.

Net income per share

For the year ended December 31, 2009, there were 22,159 shares of restricted stock issued that were considered anti-dilutive due to the net loss for the period and excluded from the diluted earnings per share calculation.

For the years ended December 31, 2009 and 2008 and for the period from June 26, 2007 (inception) through December 31, 2007, the Company has assumed that no warrants would be exercised as the book value per share of the Company’s common stock was below the strike price of the warrants and the warrants would be anti-dilutive.

Distributions to shareholders

During the year ended December 31, 2009, the Company declared dividends representing ordinary income to common shareholders totaling $3,484,356 or $0.26 per share, of which $3,478,595 was paid to shareholders on January 26, 2010. Approximately, $5,761 was not paid and remained payable to holders of restricted stock in accordance with the vesting terms of the 2009 equity incentive plan. See Note 11 — Equity Incentive Plan.

Note 11. Equity Incentive Plan

The Company has adopted an equity incentive plan in 2009 which provides incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including PRCM Advisers LLC and affiliates and personnel of PRCM Advisers LLC and its affiliates, and any joint venture affiliates of the Company.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Equity Incentive Plan  – (continued)

The 2009 equity incentive plan is administered by the compensation committee. The compensation committee of the Company’s board of directors, has the full authority to administer and interpret the 2009 equity incentive plan, to authorize the granting of awards, to determine the eligibility of directors, officers, advisors, consultants and other personnel, including PRCM Advisers LLC and affiliates and personnel of PRCM Advisers LLC and its affiliates, and any joint venture affiliates of the Company, to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2009 equity incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2009 equity incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2009 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse.

The Company’s 2009 equity incentive plan provides for grants of restricted common stock, phantom shares, dividend equivalent rights and other equity-based awards, subject to a ceiling of 200,000 shares available for issuance under the plan. The plan allows for the Company’s board of directors to expand the types of awards available under the plan to include long-term incentive plan (“LTIP”) units in the future. The maximum number of shares that may underlie awards in any one year to any eligible person may not exceed 100,000. If an award granted under the 2009 equity incentive plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by the Company’s board of directors, no new award may be granted under the 2009 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by the Company’s board of directors. No award may be granted under the Company’s 2009 equity incentive plan to any person who, assuming payment of all awards held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of the Company’s common stock.

On October 28, 2009, the Company granted 22,159 shares of restricted common stock to its independent directors pursuant to the 2009 equity incentive plan. The estimated fair value of these awards was $9.59 per share, based on the closing price of Capitol’s common stock on the NYSE Amex on such date. The grants will vest in three annual installments commencing on the date of the grant, as long as such director is serving as a board member on the vesting date.

	2009
	Shares	Weighted Average Grant Date Fair Market Value
Outstanding at beginning of period	—	$—
Granted	22,159	9.59
Vested	—	—
Forfeited	—	—
Outstanding at End of Period	22,159	$9.59

For the year ended December 31, 2009, the Company recognized compensation costs related to restricted stock of $21,644.

Note 12. Operating Expenses

Components of the Company’s operating expenses for the years ended December 31, 2009 and 2008 and for the period from June 26, 2007 (inception) through December 31, 2007, are presented in the following table.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Operating Expenses  – (continued)

	2009	2008	For the period from June 26, 2007 (inception) through December 31, 2007
Costs associated with business combination	$(9,572,218)	$—	$—
Costs associated with Capitol as a development stage company	(1,346,747)	(1,059,606)	(140,999)
Other operating expenses:
Compensation and benefits	(414,646)	—	—
Professional services	(625,345)	—	—
Data processing and other IT related	(146,887)	—	—
Other – other operating expenses	(65,500)	—	—
Total operating expenses	$(12,171,343)	$(1,059,606)	$(140,999)

GAAP requires the direct costs of a business combination, such as transaction fees, due diligence, and consulting services to no longer be included in the measurement of the business acquired. Instead, these direct costs were recognized as expenses for the period in which they were incurred and the services received.

Note 13. Income Taxes

The Company intends to elect and qualify to be taxed as a real estate investment trust (“REIT”) under the Code for U.S. federal income tax purposes, commencing with the Company’s taxable period ended December 31, 2009. So long as the Company qualifies as a REIT, the Company generally will not be subject to U.S. federal income taxes on its taxable income to the extent it annually distributes its net taxable income to stockholders and maintains its intended qualification as a REIT. The majority of states also recognize the Company’s REIT status.

For the year ended December 31, 2009, the Company has decided to distribute the majority of its income and retain only a portion of the permanent difference between book and taxable income arising from Section 263(a) of the Code pertaining to costs associated with a business combination.

The following table summarizes the tax (benefit) provision for the years ended December 31, 2009 and 2008 and for the period from June 26, 2007 (inception) through December 31, 2007:

	2009	2008	For the period from June 26, 2007 (inception) through December 31, 2007
Current tax (benefit) provision:
Federal	$(441,937)	$1,088,083	$618,648
State	—	—	—
Total current tax (benefit) provision	(441,937)	1,088,083	618,648
Deferred tax provision (benefit):
Taxable subsidiaries	123,646	—	—
Total deferred tax provision (benefit)	123,646	—	—
Total (Benefit from) Provision for Income Taxes	$(318,291)	$1,088,083	$618,648

The Company’s taxable income before dividend distributions differed from our GAAP net (loss) income primarily due to the accounting for projected credit losses in our GAAP recognition of secondary market discount accretion income not recognized for tax, a portion of the proceeds acquired in the merger transaction with Capitol which were treated as dividends of earnings and the non-deductible expenses associated with the merger transaction that were treated as an adjustment to capital for tax purposes. These differences resulted in

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Income Taxes  – (continued)

net losses for GAAP during 2009, while taxable income remained positive. In 2008 and 2007, the Company paid federal taxes associated with its interest income as a development stage company.

The following is a reconciliation of the statutory federal and state rates to the effective rates, for the periods ended December 31, 2009, 2008, and 2007.

	2009		2008		For the period from June 26, 2007 (inception) through December 31, 2007
	Amount	Percent	Amount	Percent	Amount	Percent
Computed income tax expense at federal rate	$(3,081,359)	(34)%	$1,150,089	34%	$453,295	34%
State taxes, net of federal benefit, if applicable	—	—	—	—	—	—
Differences in taxable income from GAAP (loss) income	4,011,847	44%	(62,006)	(2)%	165,353	12%
Dividends paid deduction	(1,248,779)	(14)%	—	—	—	—
Effective Tax Rate	$(318,291)	(4)%	$1,088,083	32%	$618,648	46%

The Company’s consolidated balance sheet, as of December 31, 2009 and 2008, contains the following current and deferred tax assets and liabilities:

	2009	2008
Current tax
Federal prepaid income tax	$490,206	$48,269
State and local income tax payable	—	—
Deferred tax liabilities	(123,646)	—
	$366,560	$48,269

As of December 31, 2009, the Company had recognized a federal income tax receivable associated with the federal tax benefits of $441,937 resulting from the available carry-back of net losses of $1.0 million.

As of December 31, 2009 and 2008, our taxable subsidiaries had net deferred tax liabilities as presented in the table below.

Deferred Tax Liabilities

	December 31,
	2009	2008
Unrealized gain on derivative asset	$123,646	$—
Other	—	—
Total net deferred tax liabilities	$123,646	$—

Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company classifies interest and penalties on material uncertain tax positions as interest expense and operating expense, respectively, in its consolidated statements of income (loss). There were no amounts accrued for penalties or interest as of or during the periods presented in these consolidated financial statements. The Company does not expect its unrecognized tax benefit position to change during the next twelve months. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Income Taxes  – (continued)

As of December 31, 2009, the available-for-sale securities, at fair value, had a U.S. federal tax basis of approximately $496.6 million.

Note 14. Related Party Transactions

The following summary provides disclosure of the material transactions with affiliates of the Company.

In accordance with the management agreement with PRCM Advisers LLC, the Company accrued $325,654 as a management fee to PRCM Advisers LLC as of December 31, 2009, which represents approximately 1.5% of stockholder’s equity as defined by the management agreement. In addition, the Company reimbursed PRCM Advisers LLC for direct and allocated costs incurred by PRCM Advisers LLC on behalf of the Company. These direct and allocated costs, totaling $4,886,904, are included accordingly in Note 12 — Operating Expenses.

On October 28, 2009, the Company granted 22,159 shares of restricted common stock to its independent directors pursuant to the 2009 equity incentive plan. The estimated fair value of these awards was $9.59 per share, based on the closing price of Capitol’s common stock on the NYSE Amex on such date. The grants will vest in three annual installments commencing on the date of the grant, as long as such director is serving as a board member on the vesting date. The Company recognized $21,644 of compensation expense associated with the amortization of these shares over their respective vesting periods.

In addition to the 33,249,000 publicly registered warrants, 9,906,918 non-registered warrants are beneficially owned by the Capitol founders and Nisswa Acquisition Master Fund, Ltd, which is an investment fund managed by Pine River. The Company will not receive any reimbursement for future costs associated with the future registration and sale of these warrants and associated common stock.

Note 15. Subsequent Events

Events subsequent to December 31, 2009 were evaluated through the date these financial statements were issued.

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Quarterly Financial Data — Unaudited

	2009 Quarter Ended
	March 31	June 30	September 30	December 31
Interest Income
Available-for-sale securities	$—	$—	$—	$2,796,113
Cash and cash equivalents	48,247	7,185	890	13,618
Total interest income	48,247	7,185	890	2,809,731
Interest Expense	—	—	—	131,510
Net Interest Income	48,247	7,185	890	2,678,221
Other Income
Gain on sale of investment securities, net	—	—	—	335,966
Unrealized gain on interest rate swap agreements	—	—	—	363,666
Total Other Income	—	—	—	699,632
Expenses
Management fees	—	—	—	325,654
Operating expenses	320,402	1,385,707	1,040,300	9,424,934
Total Expenses	320,402	1,385,707	1,040,300	9,750,588
Net (loss) income before provision for income taxes	(272,155)	(1,378,522)	(1,039,410)	(6,372,735)
Benefit from (provision for) income taxes	91,987	154,798	119,483	(47,977)
Net Loss	$(180,168)	$(1,223,724)	$(919,927)	$(6,420,712)
Accretion of Trust Account income relating to common stock subject to possible conversion	(30,837)	(37,312)	(24,723)	—
Net loss attributable to other common stockholders	$(211,005)	$(1,261,036)	$(944,650)	$(6,420,712)
Weighted average number of common shares outstanding, excluding shares subject to possible conversion – basic and diluted	24,936,558	24,936,558	24,936,558	16,935,316
Basic and diluted loss per share:	$(0.01)	$(0.05)	$(0.04)	$(0.38)

TWO HARBORS INVESTMENT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Quarterly Financial Data — Unaudited  – (continued)

	2008 Quarter Ended
	March 31	June 30	September 30	December 31
Interest Income
Cash and cash equivalents	$2,234,809	$869,053	$956,751	$381,609
Total interest income	2,234,809	869,053	956,751	381,609
Expenses
Operating expenses	284,012	266,757	225,564	283,273
Total Expenses	284,012	266,757	225,564	283,273
Net (loss) income before provision for income taxes	1,950,797	602,296	731,187	98,336
Benefit from (provision for) income taxes	(663,271)	(207,027)	(182,556)	(35,229)
Net Income	$1,287,526	$395,269	$548,631	$63,107
Accretion of Trust Account income relating to common stock subject to possible conversion	—	—	(143,217)	(92,489)
Net income (loss) attributable to other common stockholders	$1,287,526	$395,269	$405,414	$(29,382)
Weighted average number of common shares outstanding, excluding shares subject to possible conversion – basic and diluted	24,936,558	24,936,558	24,936,558	24,936,558
Basic and diluted earnings (loss) per share:	$0.05	$0.02	$0.02	$(0.00)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC filing fee and the FINRA filing fee are estimated.

Securities and Exchange Commission registration fee	$10,695
Financial Industry Regulatory Authority, Inc. filing fee	$15,500
Legal fees and expenses (including Blue Sky fees)	$220,000
Accounting fees and expenses	$60,000
Printing and engraving expenses	$50,000
Transfer agent fees and expenses	$3,500
Amex listing fees	$45,000
Miscellaneous	$65,305
Total	$470,000

Item 32. Sales to Special Parties.

In connection with the merger with Capitol Acquisition Corp. (“Capitol”) described in the prospectus forming a part of this registration statement, all of the outstanding common stock of Capitol held by public stockholders and all of the outstanding warrants of Capitol held by public and private warrantholders were converted on a one-for-one basis into our securities. In addition, see the response to Item 33 below.

Item 33. Recent Sales of Unregistered Securities.

On June 11, 2009, Pine River purchased 1,000 shares of our common stock for a purchase price of $1,000 in a private offering. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

On October 28, 2009, Two Harbors granted 22,159 shares of restricted common stock to our independent directors pursuant to our 2009 equity incentive plan. The estimated fair value of these awards was $9.59 per share, based on the closing price of Capitol’s common stock on the NYSE Amex on such date. The grants will vest in three annual installments commencing on the date of the grant, as long as such director is serving as a board member on the vesting date. Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may by made or threatened to be made a party by reason of their services in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, the operating agreement of the Subsidiary LLC provides that we, as managing member, and our officers and directors are indemnified to the fullest extent permitted by law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a)	Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.
(b)	Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement between Two Harbors Investment Corp. and Credit Suisse Securities (USA) LLC.***
2.1	Agreement and Plan of Merger, dated as of June 11, 2009, by and among Capitol Acquisition Corp., Two Harbors Investment Corp., Two Harbors Merger Corp. and Pine River Capital Management L.P. (incorporated by reference to Annex A filed with Pre-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form S-4 (File No. 333-160199), which was filed with the Securities and Exchange Commission on October 8, 2009 (“Amendment No. 4”)).
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 17, 2009, by and among Capitol Acquisition Corp., Two Harbors Investment Corp., Two Harbors Merger Corp. and Pine River Capital Management L.P. (incorporated by reference to Annex A-2 filed with Amendment No. 4).
2.3	Amendment No. 2 to Agreement and Plan of Merger, dated as of September 20, 2009, by and among Capitol Acquisition Corp., Two Harbors Investment Corp., Two Harbors Merger Corp. and Pine River Capital Management L.P. (incorporated by reference to Annex A-3 filed with Amendment No. 4).
3.1	Articles of Amendment and Restatement of Two Harbors Investment Corp. (incorporated by reference to Annex B filed with Amendment No. 4).
3.2	Bylaws of Two Harbors Investment Corp. (incorporated by reference to Annex C filed with Amendment No. 4).
4.1	Warrant Agreement between Continental Stock Transfer & Trust Company and Capitol Acquisition Corp. (incorporated by reference to Exhibit 4.1 filed with the Registrant’s Form 10-K filed on March 4, 2010).
4.2	Specimen Common Stock Certificate of Two Harbors Investment Corp. (incorporated by reference to Exhibit 4.2 filed with Amendment No. 4).
4.3	Specimen Warrant Certificate of Two Harbors Investment Corp. (incorporated by reference to Exhibit 4.3 filed with Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-160199), which was filed with the Securities and Exchange Commission on August 5, 2009).
4.4	Supplement and Amendment to Warrant Agreement between Continental Stock Transfer & Trust Company, Capitol Acquisition Corp. and Two Harbors Investment Corp. (incorporated by reference to Annex G filed with Amendment No. 4).
5.1	Opinion of Venable LLP (including consent of such firm).***
8.1	Tax opinion of Venable LLP (including consent of such firm).***
10.1	Management Agreement (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Form 10-K filed on March 4, 2010).
10.2	Voting and Support Agreement (incorporated by reference to Exhibit 10.2 filed with the Registrant’s Form 10-K filed on March 4, 2010).(1)
10.3	Sub-Management Agreement (incorporated by reference to Exhibit 10.3 filed with the Registrant’s Form 10-K filed on March 4, 2010).

Exhibit Number	Exhibit Description
10.4	Shared Facilities and Services Agreement (incorporated by reference to Exhibit 10.4 filed with the Registrant’s Form 10-K filed on March 4, 2010).
10.5	2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 filed with Amendment No. 4).**
10.6	Form of Restricted Common Stock Award (incorporated by reference to Exhibit 10.10.1 filed with Amendment No. 4).**
10.7	Form of Phantom Share Award (incorporated by reference to Exhibit 10.10.2 filed with Amendment No. 4).**
10.8	Letter agreement, dated June 10, 2009, between Capitol Acquisition Corp. and Citigroup Global Markets Inc. (incorporated by reference to Exhibit 10.4 filed with Capitol Acquisition Corp.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on August 21, 2009).
10.9	Registration Rights Agreement, dated as of October 28, 2009, by and among Two Harbors Investment Corp., Capitol Acquisition Corp. and certain persons listed on Schedule 1 thereto (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2009 (the “Merger Closing 8-K”)).
10.10	Letter Agreement, dated as of October 28, 2009, by and between Two Harbors Investment Corp. and Integrated Holding Group LP (incorporated by reference to Exhibit 10.2 filed with the Merger Closing 8-K).
10.11	Letter Agreement, dated as of October 27, 2009, by and among Two Harbors Investment Corp., Federated Kaufmann Fund, Federated Kaufmann Fund II and Federated Kaufmann Growth Fund (incorporated by reference to Exhibit 10.3 filed with the Merger Closing 8-K).
10.12	Letter Agreement, dated as of October 28, 2009, by and between Two Harbors Investment Corp. and Whitebox Special Opportunities Fund, LP Series A (incorporated by reference to Exhibit 10.4 filed with the Merger Closing 8-K).
10.13	Letter Agreement, dated as of October 28, 2009, by and between Capitol Acquisition Corp., Two Harbors Investment Corp. and Ladenburg Thalmann & Co. Inc. (incorporated by reference to Exhibit 10.5 filed with the Merger Closing 8-K).
10.14	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 filed the Form 8-K dated November 19, 2009)
10.15	Letter from Marcum LLP to the Securities and Exchange Commission, dated November 4, 2009 (incorporated by reference to Exhibit 16 filed with the Registrant’s Form 8-K/A filed on November 4, 2009).
21.1	Subsidiaries of Two Harbors Investment Corp. (incorporated by reference to Exhibit 21.1 filed with Registrant’s Form 10-K filed on March 4, 2010).
23.1	Consent of Marcum LLP.*
23.2	Consent of Ernst & Young LLP.*
23.3	Consent of Venable LLP (included in Exhibits 5.1 and 8.1).***
24.1	Power of Attorney (contained on signature page)

(1)	The registrant is also a party to Sponsor’s Voting and Support Agreements (“Agreements”) with each of the following Sponsors: Arno Penzias, Brooke Coburn, Capitol Acquisition Management LLC, Hugh Panero, Jeong Kim, Lawrence Calcano, Mark Ein, Miles Gilburne, Piyush Sodha, Richard Donaldson, Raul Fernandez, Thomas Wheeler, Ted Leonsis, and ZG Ventures LLC. In each case, the Agreements differ from Exhibit 10.2 with respect to the identity and notice address of the Sponsor. In some cases, the Sponsor has not provided a notice address. The Agreements with Capitol Acquisition Management LLC and ZG Ventures LLC contain an additional representation in Section 3.1(a), which is not found in Exhibit 10.2, regarding the good standing of the Sponsor and due authorization to enter into the Agreement. In all other material respects, the Agreements are substantially identical to Exhibit 10.2.
*	Filed herewith.
**	Management contract or compensatory agreement.
***	Previously filed with Amendment No. 1.

Item 37. Undertakings.

(a)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(b)	The undersigned registrant hereby further undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, as of April 12, 2010.

TWO HARBORS INVESTMENT CORP.
By: /s/ Thomas Siering Name: Thomas Siering Title: Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Siering and Jeffrey Stolt, acting singly, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this proxy statement/prospectus and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

Signatures	Title	Date
By: /s/ Thomas Siering Thomas Siering	Chief Executive Officer, President and Director (principal executive officer)	April 12, 2010
By: /s/ Jeffrey Stolt Jeffrey Stolt	Chief Financial Officer and Treasurer (principal accounting and financial officer)	April 12, 2010
By: /s/ Brian C. Taylor Brian C. Taylor	Chairman and Director	April 12, 2010
By: * Mark D. Ein	Non-Executive Vice Chairman and Director	April 12, 2010
By: * Stephen G. Kasnet	Independent Director	April 12, 2010
By: * William W. Johnson	Independent Director	April 12, 2010
By: * W. Reid Sanders	Independent Director	April 12, 2010
By: * Peter Niculescu	Independent Director	April 12, 2010
* By /s/ Thomas Siering Thomas Siering Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement between Two Harbors Investment Corp. and Credit Suisse Securities (USA) LLC.***
2.1	Agreement and Plan of Merger, dated as of June 11, 2009, by and among Capitol Acquisition Corp., Two Harbors Investment Corp., Two Harbors Merger Corp. and Pine River Capital Management L.P. (incorporated by reference to Annex A filed with Pre-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form S-4 (File No. 333-160199), which was filed with the Securities and Exchange Commission on October 8, 2009 (“Amendment No. 4”)).
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 17, 2009, by and among Capitol Acquisition Corp., Two Harbors Investment Corp., Two Harbors Merger Corp. and Pine River Capital Management L.P. (incorporated by reference to Annex A-2 filed with Amendment No. 4).
2.3	Amendment No. 2 to Agreement and Plan of Merger, dated as of September 20, 2009, by and among Capitol Acquisition Corp., Two Harbors Investment Corp., Two Harbors Merger Corp. and Pine River Capital Management L.P. (incorporated by reference to Annex A-3 filed with Amendment No. 4).
3.1	Articles of Amendment and Restatement of Two Harbors Investment Corp. (incorporated by reference to Annex B filed with Amendment No. 4).
3.2	Bylaws of Two Harbors Investment Corp. (incorporated by reference to Annex C filed with Amendment No. 4).
4.1	Warrant Agreement between Continental Stock Transfer & Trust Company and Capitol Acquisition Corp. (incorporated by reference to Exhibit 4.1 filed with the Registrant’s Form 10-K filed on March 4, 2010).
4.2	Specimen Common Stock Certificate of Two Harbors Investment Corp. (incorporated by reference to Exhibit 4.2 filed with Amendment No. 4).
4.3	Specimen Warrant Certificate of Two Harbors Investment Corp. (incorporated by reference to Exhibit 4.3 filed with Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-160199), which was filed with the Securities and Exchange Commission on August 5, 2009).
4.4	Supplement and Amendment to Warrant Agreement between Continental Stock Transfer & Trust Company, Capitol Acquisition Corp. and Two Harbors Investment Corp. (incorporated by reference to Annex G filed with Amendment No. 4).
5.1	Opinion of Venable LLP (including consent of such firm).***
8.1	Tax opinion of Venable LLP (including consent of such firm).***
10.1	Management Agreement (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Form 10-K filed on March 4, 2010).
10.2	Voting and Support Agreement (incorporated by reference to Exhibit 10.2 filed with the Registrant’s Form 10-K filed on March 4, 2010).(1)
10.3	Sub-Management Agreement (incorporated by reference to Exhibit 10.3 filed with the Registrant’s Form 10-K filed on March 4, 2010).
10.4	Shared Facilities and Services Agreement (incorporated by reference to Exhibit 10.4 filed with the Registrant’s Form 10-K filed on March 4, 2010).
10.5	2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 filed with Amendment No. 4).**
10.6	Form of Restricted Common Stock Award (incorporated by reference to Exhibit 10.10.1 filed with Amendment No. 4).**

Exhibit Number	Exhibit Description
10.7	Form of Phantom Share Award (incorporated by reference to Exhibit 10.10.2 filed with Amendment No. 4).**
10.8	Letter agreement, dated June 10, 2009, between Capitol Acquisition Corp. and Citigroup Global Markets Inc. (incorporated by reference to Exhibit 10.4 filed with Capitol Acquisition Corp.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on August 21, 2009).
10.9	Registration Rights Agreement, dated as of October 28, 2009, by and among Two Harbors Investment Corp., Capitol Acquisition Corp. and certain persons listed on Schedule 1 thereto (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2009 (the “Merger Closing 8-K”)).
10.10	Letter Agreement, dated as of October 28, 2009, by and between Two Harbors Investment Corp. and Integrated Holding Group LP (incorporated by reference to Exhibit 10.2 filed with the Merger Closing 8-K).
10.11	Letter Agreement, dated as of October 27, 2009, by and among Two Harbors Investment Corp., Federated Kaufmann Fund, Federated Kaufmann Fund II and Federated Kaufmann Growth Fund (incorporated by reference to Exhibit 10.3 filed with the Merger Closing 8-K).
10.12	Letter Agreement, dated as of October 28, 2009, by and between Two Harbors Investment Corp. and Whitebox Special Opportunities Fund, LP Series A (incorporated by reference to Exhibit 10.4 filed with the Merger Closing 8-K).
10.13	Letter Agreement, dated as of October 28, 2009, by and between Capitol Acquisition Corp., Two Harbors Investment Corp. and Ladenburg Thalmann & Co. Inc. (incorporated by reference to Exhibit 10.5 filed with the Merger Closing 8-K).
10.14	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 filed the Form 8-K dated November 19, 2009)
10.15	Letter from Marcum LLP to the Securities and Exchange Commission, dated November 4, 2009 (incorporated by reference to Exhibit 16 filed with the Registrant’s Form 8-K/A filed on November 4, 2009).
21.1	Subsidiaries of Two Harbors Investment Corp. (incorporated by reference to Exhibit 21.1 filed with Registrant’s Form 10-K filed on March 4, 2010).
23.1	Consent of Marcum LLP.*
23.2	Consent of Ernst & Young LLP.*
23.3	Consent of Venable LLP (included in Exhibits 5.1 and 8.1).***
24.1	Power of Attorney (contained on signature page)

(1)	The registrant is also a party to Sponsor’s Voting and Support Agreements (“Agreements”) with each of the following Sponsors: Arno Penzias, Brooke Coburn, Capitol Acquisition Management LLC, Hugh Panero, Jeong Kim, Lawrence Calcano, Mark Ein, Miles Gilburne, Piyush Sodha, Richard Donaldson, Raul Fernandez, Thomas Wheeler, Ted Leonsis, and ZG Ventures LLC. In each case, the Agreements differ from Exhibit 10.2 with respect to the identity and notice address of the Sponsor. In some cases, the Sponsor has not provided a notice address. The Agreements with Capitol Acquisition Management LLC and ZG Ventures LLC contain an additional representation in Section 3.1(a), which is not found in Exhibit 10.2, regarding the good standing of the Sponsor and due authorization to enter into the Agreement. In all other material respects, the Agreements are substantially identical to Exhibit 10.2.
*	Filed herewith.
**	Form of management contract or compensatory agreement.
***	Previously filed with Amendment No. 1.